Exhibit 10.1

EXECUTION VERSION

Published CUSIP Number: 037933108

U.S. $250,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of August 8, 2011

among

SKY ACQUISITION LLC,

APRIA HEALTHCARE GROUP INC.,

as Lead Borrower

THE OTHER BORROWERS FROM TIME TO TIME PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC,

as Joint Lead Arrangers and Joint Bookrunners

and

BARCLAYS BANK PLC,

as Documentation Agent

Table of Contents (cont.)

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Table of Contents (cont.)

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Table of Contents (cont.)

Schedules:

Schedule 1.01A	—	Guarantors
Schedule 1.01B	—	Certain Security Interests and Guarantees
Schedule 1.01C	—	Unrestricted Subsidiaries
Schedule 1.01D	—	Excluded Subsidiaries
Schedule 2.01	—	Lenders; Revolving Credit Commitments; Applicable Percentage
Schedule 5.01	—	Compliance with Laws
Schedule 5.05(a)	—	Material Dispositions Not Reflected in Financial Statements
Schedule 5.06	—	Litigation
Schedule 5.11(a)	—	ERISA Compliance
Schedule 5.12	—	Subsidiaries and Other Equity Investments
Schedule 5.19	—	Fraud and Abuse
Schedule 6.02(vi)	—	Financial and Collateral Reports
Schedule 6.13(c)	—	Post-Closing Matters
Schedule 7.01(c)	—	Existing Liens
Schedule 7.02(g)	—	Existing Investments
Schedule 7.03(c)	—	Existing Indebtedness
Schedule 7.08	—	Transactions with Affiliates
Schedule 7.09	—	Existing Restrictions
Schedule 10.02	—	Administrative Agent’s Office

Exhibits:

Exhibit A-1	—	Form of Committed Loan Notice
Exhibit A-2	—	Form of Swing Line Loan Notice
Exhibit B-1	—	Form of Revolving Credit Note
Exhibit B-2	—	Form of Swing Line Note
Exhibit C-1	—	Form of Assignment and Assumption

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Table of Contents (cont.)

Page

Exhibit C-2	—	Form of Administrative Questionnaire
Exhibit D	—	Form of Compliance Certificate
Exhibit E	—	Form of Opinion of Counsel to Loan Parties
Exhibit F	—	Form of Guaranty
Exhibit G-1	—	Form of Security Agreement
Exhibit G-2	—	Form of Perfection Certificate
Exhibit H	—	Form of Solvency Certificate
Exhibit I	—	Form of Borrowing Base Certificate
Exhibit J	—	Form of Affirmation Agreement

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AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of August 8, 2011 among SKY ACQUISITION LLC, a Delaware limited liability company (“Holdings”), APRIA HEALTHCARE GROUP INC., a Delaware corporation (the “Lead Borrower”), the other Borrowers from time to time party hereto, BANK OF AMERICA, N.A. (with its successors, “Bank of America”), as Administrative Agent and Collateral Agent, the other agents listed herein and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

The parties hereto have heretofore entered into that certain Credit Agreement dated as of October 28, 2008 (as amended, restated, amended and restated, supplemented or otherwise modified through the date hereof and in effect immediately prior to the effectiveness of this Amended and Restated Credit Agreement, the “Existing Credit Agreement”).

The Borrowers have requested from the Lenders certain modifications to the Existing Credit Agreement, including an extension of the maturity date thereof.

To effect such modifications, subject to the satisfaction of the conditions set forth in Sections 4.01 and 4.02 hereof, the Existing Credit Agreement shall be amended and restated in its entirety as set forth herein (the “Amendment and Restatement”).

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account(s)” means collectively (i) any right to payment of a monetary obligation arising from the provision of merchandise, goods or services by any Loan Party or any of its Subsidiaries in the course of their respective operations, (ii) without duplication, any “account” (as that term is defined in the UCC), any accounts receivable, any “health-care-insurance receivables” (as that term is defined in the UCC), any “payment intangibles” (as that term is defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, of any Loan Party or any of its Subsidiaries in each case arising in the course of their respective operations, (iii) all accounts, contract rights, general intangibles, rights, remedies, guarantees, supporting obligations, letter of credit rights and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under any of the Loan Documents in respect of the foregoing, (iv) all information and data compiled or derived by any Secured Party or to which any Secured Party is entitled in respect of or related to the foregoing (other than any such information and data subject to legal restrictions of patient confidentiality), (v) all collateral security of any kind, given by any Account Debtor or any other Person to any Secured Party, with respect to any of the foregoing and (vi) all proceeds of the foregoing.

“Account Debtor” means a Person who is obligated under an Account, Chattel Paper or General Intangible.

“ACH” means automated clearing house transfers.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any Test Period, the amount for such Test Period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary.

“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA”.

“Additional Issuing Banks” means up to two Lenders, in addition to the Bank of America, which have been approved by the Administrative Agent (such approval not to be unreasonably withheld) and the Lead Borrower and that have agreed (each in its sole discretion) to act as an “L/C Issuer” hereunder.

“Additional Loans” has the meaning specified in Section 2.14(a).

“Additional Senior Secured Notes” means the senior secured notes (other than the Initial Senior Secured Notes) of the Lead Borrower issued and sold pursuant to the Senior Secured Notes Documents and any exchange notes issued in exchange therefor, in each case pursuant to the Senior Secured Notes Indenture and to the extent permitted to be incurred by Section 7.03(b)(ii) or 7.03(b)(iii), and permitted to be secured by Section 7.01(b)(A)(ii).

“Additional Senior Secured Term Debt” means the Additional Senior Secured Notes and the Senior Secured Term Loans.

“Adjusted Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the quotient obtained (expressed as a decimal, carried out five decimal places) by dividing (i) the applicable Eurodollar Rate for such Interest Period by (ii) 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Agent” means Bank of America, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 or such other address or account as the Administrative Agent may from time to time notify the Lead Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire substantially in the form of Exhibit C-2 or in any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Affirmation Agreement” means an Affirmation Agreement dated as of the Closing Date and executed by the Loan Parties, in substantially the form of Exhibit J.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Revolving Credit Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Amendment and Restatement” has the meaning specified in the Preliminary Statements hereto.

“Anti-Terrorism Laws” has the meaning specified in Section 5.21(a).

“Applicable Fee Rate” means, for each fiscal quarter ending after the Closing Date, (i) 0.375% per annum, if the Average Revolving Credit Facility Balance during the immediately preceding fiscal quarter is equal to or greater than 50.00% of the Aggregate Commitments outstanding during such period, or (ii) 0.50% per annum, if the Average Revolving Credit Facility Balance during the immediately preceding fiscal quarter is less than 50.00% of the Aggregate Commitments outstanding during such period. For purposes of this definition, in the case of the fiscal quarter ending immediately after the Closing Date, the Average Revolving Credit Facility Balance and the Aggregate Commitments for the period from the beginning of such quarter to the Closing Date shall be calculated in accordance with the Existing Credit Agreement.

“Applicable Percentage” means, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans, the commitment of the Swing Line Lender to make Swing Line Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility is set forth opposite the name of such Revolving Credit Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Credit Lender becomes a party hereto, as applicable.

“Applicable Rate” means:

(a) from the Closing Date through the end of the first three months following the Closing Date, 1.25% per annum for Base Rate Loans and 2.25% per annum for Eurodollar Rate Loans and Letter of Credit Fees and

(b) thereafter, the applicable percentage per annum set forth below determined by reference to Average Excess Availability for the immediately preceding fiscal quarter:

Applicable Rate
Pricing Level	Average Excess Availability	Eurodollar Rate and Letter of Credit Fees	Base Rate
1	> $125,000,000	2.00%	1.00%
2	> $50,000,000 but ≤ $125,000,000	2.25%	1.25%

3	≤ $50,000,000	2.50%	1.50	%;

provided that the Applicable Rate for any fiscal quarter shall be reduced (such reduction, the “Rate Reduction”) by 0.25% if the Consolidated Fixed Charge Coverage Ratio for the most recently ended twelve-month period for which financial information is available prior to the first calendar day of such fiscal quarter is greater than 1.75 to 1.00; provided, further, that no Rate Reduction shall apply if the Borrowers fail to deliver the consolidated financial statements required to be delivered pursuant to Section 6.01(i) or 6.01(ii), in each case within the time periods specified herein for such delivery. Any increase or decrease in the Applicable Rate resulting from a change in the Average Excess Availability or the Consolidated Fixed Charge Coverage Ratio shall become effective as of the first calendar day of each fiscal quarter. Average Excess Availability shall be calculated by the Administrative Agent based on the Administrative Agent’s records. If the Borrowing Base Certificates (including any required financial information in support thereof) of the Borrowers are not received by the Administrative Agent by the date required pursuant to Section 6.01(v) of this Agreement, then, upon the request of the Required Lenders, the Applicable Rate shall be determined as if the Average Excess Availability for the immediately preceding fiscal quarter is at Level 3 until such time as such Borrowing Base Certificates and supporting information are received.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (i) such Lender, (ii) an Affiliate of such Lender or (iii) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“A/R Availability Aged ≤ 180 Days” means the sum of (i) 85% of the value of Eligible Accounts and (ii) the Self-Pay Account Availability.

“A/R Availability Aged 180–360 Days” means 85% of the value of the Eligible 180-360 Days Accounts.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital, the investment banking division of Barclays Bank PLC, in their respective capacities as joint lead arrangers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit C-1.

“Attributable Indebtedness” means, on any date in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited financial statements delivered to the Administrative Agent pursuant to Section 6.01(i) of the Existing Credit Agreement for the fiscal year ended December 31, 2010.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Revolving Credit Commitments of each Revolving Credit Lender pursuant to Section 2.06 and (iii) the date of termination of the Revolving Credit Commitments of each Revolving Credit Lender to make Revolving Credit Loans, the termination of the commitment of the Swing Line Lender to make Swing Line Loans and of the obligations of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Availability Reserve” means, on any date of determination and with respect to the Borrowing Base, the sum (without duplication) of: (i) reserves for deterioration in the salability of inventory; (ii) the Rent and Charges Reserve; (iii) the Bank Product Reserve; (iv) all accrued Royalties, whether or not then due and payable by a Loan Party; (v) the aggregate amount of liabilities secured by Liens upon Eligible Collateral that are senior to the Administrative Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (vi) Contractual Allowance Reserves; (vii) reserves representing purchase price variance, physical inventories variance, slow-moving inventory and shrinkage accrual inventory; and (viii) such additional reserves, in such amounts and with respect to such matters, as the Administrative Agent in its Credit Judgment may elect to impose from time to time; provided that, after the Closing Date, such Availability Reserve shall not be established or changed except upon not less than five Business Days’ notice to the Lead Borrower (unless an Event of Default exists, in which event no notice shall be required). The Administrative Agent will be available during such period to discuss any such proposed Availability Reserve or change with the Borrowers and, without limiting the right of the Administrative Agent to establish or change such Availability Reserves in the Administrative Agent’s Credit Judgment, the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent. The amount of any Availability Reserve established by the Administrative Agent shall have a reasonable relationship as determined by the Administrative Agent in its Credit Judgment to the event, condition or other matter that is the basis for the Availability Reserve. Notwithstanding anything herein to the contrary, an Availability Reserve shall not be established to the extent that it would be duplicative of any specific item excluded as ineligible in the definitions of Eligible Collateral, but the Administrative Agent shall retain the right, subject to the requirements of this paragraph, to establish an Availability Reserve with respect to prospective changes in Eligible Collateral that may reasonably be anticipated.

“Average Excess Availability” means, on any date of determination, the amount of Excess Availability during a stipulated consecutive Business Day period, calendar day period or fiscal quarter period divided by the number of Business Days or calendar days, as the case may be, in such period.

“Average Revolving Credit Facility Balance” means, for any period, the amount obtained by adding the Outstanding Amount of Revolving Credit Loans and L/C Obligations at the end of each day for the period in question and by dividing such sum by the number of days in such period.

“Bank of America” has the meaning specified in the introductory paragraph hereto.

“Bank Product” means any of the following products, services or facilities extended to any Loan Party: (i) cash management services provided by Cash Management Banks under Cash Management Agreements and (ii) products provided by Hedge Banks under Secured Hedge Agreements; provided, however, that for any of the foregoing to be included as a “Finance Obligation” for purposes of a distribution under Section 8.04, the applicable Secured Party must have previously provided written notice to the Administrative Agent of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder to be included as a Bank Product Reserve (the “Bank Product Amount”) and (iii) the methodology to be used by such parties in determining the Bank Product Debt owing from time to time (other than, in the case of Secured Hedge Agreements, on a mark-to-market basis). The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Secured Party and Loan Party. No Bank Product Amount may be established or increased (other than as the result of mark-to-market fluctuations) at any time that a Default or Event of Default exists and is continuing, or if a reserve in such amount would cause an Overadvance.

“Bank Product Amount” has the meaning specified in the definition of “Bank Product”.

“Bank Product Debt” means Indebtedness and other obligations of a Loan Party relating to Bank Products.

“Bank Product Reserve” means, with respect to the Borrowing Base, the aggregate amount of reserves established by the Administrative Agent from time to time in its Credit Judgment in respect of Bank Product Debt of Loan Parties, which shall be at least equal to the Bank Product Amount.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (i) the Federal Funds Rate in effect on such date plus 1/2 of 1.00% and (ii) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Base Rate Loan Floor Rate” means a rate per annum equal to the sum of the Adjusted Eurodollar Rate with an Interest Period of three months plus the Applicable Rate for a Eurodollar Loan.

“BBA LIBOR” has the meaning specified in the definition of “Eurodollar Rate”.

“Bookrunners” means, collectively, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital, the investment banking division of Barclays Bank PLC, in their respective capacities as joint lead arrangers and joint bookrunners.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowers” means, collectively, the Lead Borrower, the Borrowers identified on the signature pages hereto and each other Person that owns assets of the type subject to the Borrowing Base and becomes a Borrower hereunder in accordance with the terms of this Agreement.

“Borrowing” means (i) a borrowing consisting of Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01 or (ii) a Swing Line Loan.

“Borrowing Base” means, on any date of determination, an amount (calculated based on the most recent Borrowing Base Certificate delivered to the Administrative Agent in accordance with this Agreement) equal to:

(a) the sum of

(i) 85.00% of the value of the Eligible Accounts of the Loan Parties,

(ii) the Self-Pay Account Availability;

(iii) the lesser of (A) the A/R Availability Aged 180–360 Days and (B) 10.00% of the A/R Availability Aged ≤ 180 Days; and

(iv) the lesser of (A) 85.00% of the NOLV Percentage of the value of the Eligible Inventory of the Loan Parties and (B) $35,000,000,

minus

(b) the Availability Reserve in the Administrative Agent’s Credit Judgment on such date.

“Borrowing Base Certificate” has the meaning specified in Section 6.01(v).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located, except that (i) when used in Section 2.03 with respect to any action taken by or with respect to any L/C Issuer, the term “Business Day” shall not include any day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where such L/C Issuer’s Lending Office is located, and (ii) if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, “Business Day” shall mean any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Asset” means, with respect to any Person, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a consolidated balance sheet of such Person, including, without limitation, all assets represented by Capitalized Software Expenditures.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate cost of all Capital Assets acquired by such Person and its Subsidiaries during such period, as determined in accordance with GAAP, including, without limitation, all Capitalized Software Expenditures.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Holdings, the Lead Borrower and the Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Holdings, the Borrowers and the Restricted Subsidiaries.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, one or more L/C Issuers or the Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (i) the Administrative Agent and (ii) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” has a meaning correlative to the foregoing, and shall include the proceeds of such cash collateral and other credit support.

“Cash Dominion Event” means any of the following: (i) the occurrence and continuance of an Event of Default under clause (a), (f) or (g) of Section 8.01; (ii) the occurrence and continuance of an Event of Default under clause (b) or (e) of Section 8.01; or (iii) the failure of the Loan Parties to maintain for five consecutive Business Days Excess Availability of at least the greater of (A) 12.50% of the lesser of (x) the Aggregate Commitments and (y) the Borrowing Base and (B) $25,000,000. For purposes of this Agreement, the occurrence of any particular Cash Dominion Event shall be deemed continuing (a) if such Cash Dominion Event arises under clause (i) above, from the date of the occurrence of such Event of Default and for so long as such Event of Default is continuing and has not been cured or waived, (b) if such Cash Dominion Event arises under clause (ii) above, from the date of the delivery by the Administrative Agent of a notice to the Lead Borrower of its intent to initiate a Cash Dominion Event based on such Event of Default and for so long as such Event of Default is continuing and has not been cured or waived and/or (c) if such Cash Dominion Event arises under clause (iii) above, until Excess Availability is equal to or exceeds the greater of (A) 12.50% of the lesser of (x) the Aggregate Commitments and (y) the Borrowing Base and (B) $25,000,000, for 30 consecutive calendar days, in which case such Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Lead Borrower or any Restricted Subsidiary:

(i) Dollars;

(ii) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(iii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 (or the Dollar equivalent as of the date of determination);

(iv) repurchase obligations for underlying securities of the types described in clauses (ii), (iii) and (vii) entered into with any financial institution meeting the qualifications specified in clause (iii) above;

(v) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof and Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(vi) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Lead Borrower) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(vii) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(viii) Investments with average maturities of twelve months or less from the date of acquisition in money market funds rated within the top three ratings category by S&P or Moody’s; and

(ix) investment funds investing 90.00% of their assets in securities of the types described in clauses (i) through (viii) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (i) through (ix) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (viii) and (ix) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than Dollars, provided that such amounts are converted into Dollars as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Agreement” means any agreement to provide Cash Management Services.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement, in each case in respect of services provided under such Cash Management Agreement to a Loan Party.

“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person under or in respect of a Cash Management Agreement.

“Cash Management Services” means any one or more of the following types of services or facilities provided to any Loan Party by any Lender or any Affiliate of a Lender: (i) ACH transactions, (ii) treasury and/or cash management services, including, without limitation, controlled disbursement services, (iii) foreign exchange facilities, (iv) credit or debit cards, (v) deposit and other accounts and (vi) merchant services (other than those constituting a line of credit).

“Casualty Event” means any event that gives rise to the receipt by the Lead Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon) to replace or repair such equipment, fixed assets or Real Property.

“CHAMPVA” means, collectively, the Civilian Health and Medical Program of the Department of Veteran Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veteran Affairs, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including, without limitation, (i) all federal statutes (whether set forth in 38 U.S.C. 1713 or elsewhere) affecting such program to the extent applicable to CHAMPVA and (ii) all rules, regulations (including 38 C.F.R. 17.54), manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“CHAMPVA Account” means an Account payable pursuant to CHAMPVA.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty; (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (iii) the compliance by any Lender or L/C Issuer with any written request, guideline or directive (whether or not having the force of law, but if not having force of law, then being one with which the relevant party would customarily comply) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued; and, provided, further, that the increased costs associated with a Change in Law based on the foregoing clauses (x) and (y) may only be imposed to extent the applicable Lender imposes the same charges on other similarly situated borrowers under comparable credit facilities.

“Change of Control” means the earliest to occur of:

(i) the Permitted Holders ceasing to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Holdings or, if an Intermediate Holding Company is formed, the Intermediate Holding Company; provided that the occurrence of the foregoing event shall not be deemed a Change of Control if:

(A) any time prior to the consummation of a Qualifying IPO, and for any reason whatsoever, (1) the Permitted Holders otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors of Holdings or, if an Intermediate Holding Company is formed, the Intermediate Holding

Company at such time and (2) the Permitted Holders own a majority of the outstanding voting Equity Interests of Holdings or, if an Intermediate Holding Company is formed, the Intermediate Holding Company, at such time; or

(B) at any time upon or after the consummation of a Qualifying IPO, and for any reason whatsoever, (1) no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Permitted Holders, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than the greater of (x) 35.00% of the then outstanding voting stock of Holdings or, if an Intermediate Holding Company is formed, the Intermediate Holding Company, and (y) the percentage of the then outstanding voting stock of Holdings or, if an Intermediate Holding Company is formed, the Intermediate Holding Company, owned, directly or indirectly, beneficially by the Permitted Holders, and (2) during each period of twelve consecutive months, the board of directors of Holdings or, if an Intermediate Holding Company is formed, the Intermediate Holding Company, shall consist of a majority of the Continuing Directors; or

(ii) the Lead Borrower ceases to be a direct wholly owned (without regard to the parenthetical in the definition thereof) Subsidiary of (A) Holdings or (B) if any Intermediate Holding Company is formed, the Intermediate Holding Company that is a direct parent of the Lead Borrower; or

(iii) any “Change of Control” (or any comparable term) in any document pertaining to the Term Debt Obligations or to any Junior Financing with an aggregate outstanding principal amount in excess of the Threshold Amount.

“Chattel Paper” has the meaning assigned to such term in the Security Agreement.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and rules and regulations related thereto.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Collateral Agent executed by (i) a bailee or other Person in possession of Collateral, including, without limitation, any warehouseman, and (ii) a landlord of Real Property leased by any Loan Party (including, without limitation, any warehouse or distribution center), pursuant to which such Person (A) acknowledges the Collateral Agent’s Lien on the Collateral, (B) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Property, (C) agrees to furnish the Collateral Agent with access to the Collateral in such Person’s possession or on Real Property for the purposes of conducting a Liquidation and (D) makes such other agreements with the Collateral Agent as the Collateral Agent may reasonably require.

“Collateral Agent” means Bank of America in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(i) the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iii) or pursuant to Section 6.11, 6.13 or 6.18 at such time, duly executed by each Loan Party thereto;

(ii) all Finance Obligations shall have been unconditionally guaranteed by Holdings, any Intermediate Holding Company and each Restricted Subsidiary of Holdings (other than each Borrower (solely to the extent of its own Borrowings) and any Excluded Subsidiary) that is a wholly owned Material Domestic Subsidiary, including those that are listed on Schedule 1.01A hereto (together with Holdings and any Intermediate Holding Company, each, a “Guarantor”);

(iii) except to the extent otherwise provided hereunder or under any Collateral Document or the Intercreditor Agreement, the Finance Obligations shall have been secured by a perfected security interest (to the extent such security interest may be perfected by delivering certificated securities or filing UCC financing statements) in (A) all the Equity Interests of the Borrowers and (B) all Equity Interests (other than Equity Interests of Unrestricted Subsidiaries and any Equity Interest of any Restricted Subsidiary pledged to secure Indebtedness permitted under Section 7.03(h) or (i)) of each Material Domestic Subsidiary of Holdings, the Borrowers or any Guarantor (other than Holdings); provided that Equity Interests of non-wholly owned Subsidiaries shall be pledged only to the extent such pledge is permitted by applicable law, the Organization Documents thereof and any equityholders’ agreement relating thereto and (C) 65.00% of the issued and outstanding voting Equity Interests (and 100.00% of the issued and outstanding non-voting Equity Interests, if any) of each wholly owned Material Foreign Subsidiary that is directly owned by Holdings or any Domestic Subsidiary of Holdings that is a Guarantor;

(iv) except to the extent otherwise provided hereunder or under any Collateral Document or the Intercreditor Agreement, the Finance Obligations shall have been secured by a perfected security interest (other than in the case of Mortgages, to the extent such security interest may be perfected by delivering certificated securities, filing UCC financing statements or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office) in, and Mortgages on, substantially all tangible and intangible assets of Holdings, the Borrowers and each Guarantor (including accounts receivable, inventory, cash, deposit accounts, equipment, investment property, intercompany notes, Intellectual Property, other general intangibles, owned (but not leased) Real Property and proceeds of the foregoing); provided that security interests in Real Property shall be limited to the Mortgaged Properties;

(v) none of the Collateral shall be subject to any Liens other than Permitted Liens; and

(vi) except to the extent otherwise provided hereunder or under any Collateral Document or the Intercreditor Agreement, the Collateral Agent shall have received (A) counterparts of a Mortgage with respect to each Material Real Property required to be delivered pursuant to Sections 4.01(a), 6.11 and 6.13 (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property, (B) fully paid American Land

Title Association Lender’s Extended Coverage title policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) insuring the Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens except Permitted Liens, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request and (C) such new or existing surveys, new or existing abstracts, new or existing appraisals, legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgaged Property.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as, in the reasonable judgment of the Administrative Agent and the Lead Borrower, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Lead Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) with respect to leases of Real Property entered into by any Loan Party, such Loan Party shall not be required to take any action with respect to creation or perfection of security interests with respect to such leases, (b) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and the Lead Borrower, (c) the Collateral and Guarantee Requirement shall not apply to any of the following assets: (i) any fee-owned Real Property that is not a Material Real Property and any leasehold interests in Real Property, (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights and commercial tort claims in amounts less than $20,000,000, (iii) assets of which a pledge thereof or a security interest therein is prohibited by law or by agreements containing anti-assignment clauses not overridden by the UCC or other applicable law, (iv) any assets as to which the Administrative Agent and the Lead Borrower agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the value to the Lenders of the security to be afforded thereby, (v) assets specifically requiring perfection through control agreements (including, without limitation, deposit accounts and securities accounts) other than as required pursuant to the cash management requirements herein, (vi) stock and assets of Unrestricted Subsidiaries and (vii) assets to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by the Lead Borrower (it being understood that the Lenders shall not require the Lead Borrower or any of its Subsidiaries to enter into any security agreements or pledge agreements governed under foreign law) and (d) the Lead Borrower and its Subsidiaries shall not be required to obtain any landlord waivers, estoppels or collateral access letters.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, any Collateral Access Agreement, any Deposit Account Control Agreement, the Mortgages, the Affirmation Agreement, each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent and the Lenders pursuant to Section 4.01(a)(iii), 6.11, 6.13 or 6.18, the

Guaranty and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of any Agent for the benefit of the Secured Parties.

“Committed Loan Notice” means a notice of (i) a Borrowing, (ii) a conversion of Revolving Credit Loans from one Type to the other or (iii) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Concentration Account” means Account No. 12579-55100, ABA No. 026009593, at Bank of America.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(i) increased (without duplication) by:

(A) provision for taxes based on income or profits or capital gains, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income; plus

(B) the sum of (x) Consolidated Interest Expense of such Person for such period (including (1) net losses on Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (2) costs of surety bonds in connection with financing activities, in each case, to the extent included in Consolidated Interest Expense), (y) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Restricted Subsidiary during such period and (z) all dividends or other distributions accrued (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests during such period, in each case, to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(C) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(D) the amount of any integration costs or other business optimization expenses or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Closing Date and costs related to the closure and/or consolidation of facilities; plus

(E) any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(F) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(G) the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Sponsor to the extent otherwise permitted under Section 7.08; plus

(H) the amount of net cost savings and synergies projected by the Lead Borrower in good faith to be realized as a result of specified actions taken or with respect to which substantial steps have been taken (in the good faith determination of the Lead Borrower) in connection with Permitted Acquisitions and cost saving, restructuring and other similar initiatives (which cost savings shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings are reasonably identifiable and factually supportable (which adjustments may be incremental to pro forma adjustments made pursuant to the definition of “Pro Forma Adjustments”); plus

(I) any costs or expense incurred by the Lead Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Lead Borrower or net cash proceeds of an issuance of Equity Interests of the Lead Borrower (other than Disqualified Equity Interests); and

(ii) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period; and

(iii) increased or decreased by (without duplication):

(A) any net gain or loss resulting in such period from Swap Obligations and the application of Statement of Financial Accounting Standards No. 133; plus or minus, as applicable, and

(B) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by Holdings, any Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by Holdings, such Borrower or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), including the commencement of activities constituting such business, and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) for the purposes of the definition of the term “Permitted Acquisition,” an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent. For purposes of determining the Consolidated Fixed Charge Coverage Ratio, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by any Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

“Consolidated Fixed Charge Coverage Ratio” means, with respect to Holdings, the Borrowers and their respective Restricted Subsidiaries for the most recently ended twelve-month period for which financial information is available prior to the date of calculation, the ratio of:

(i) (A) Consolidated EBITDA of Holdings, the Borrowers and their respective Restricted Subsidiaries for such period plus (B) only for purposes of the calculation of the Consolidated Fixed Charge Coverage Ratio under, and as provided in, Section 6.17 hereof, Specified Equity Contributions minus (C) taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes (such as the Delaware franchise tax, the Pennsylvania capital tax, the Texas margin tax and provincial income taxes paid in Canada) and foreign withholding taxes and penalties and interest relating to taxes, net of cash refunds received, of Holdings, the Borrowers and their respective Restricted Subsidiaries paid in cash during such period minus (D) Unfinanced Capital Expenditures made by Holdings, the Borrowers and their respective Restricted Subsidiaries during such period minus (E) Restricted Payments made pursuant to Section 7.06(h), (i) and (k), to

(ii) Debt Service Charges payable by Holdings, the Borrowers and their respective Restricted Subsidiaries in cash during such period.

In calculating the Consolidated Fixed Charge Coverage Ratio for purposes of Sections 6.17 and 6.02(i), no Restricted Subsidiaries that are Foreign Subsidiaries shall be included in such calculations; provided that the amount of any dividends or other distributions from any Restricted Subsidiary that is a Foreign Subsidiary actually received by a Loan Party in cash during such period shall be included in the computation of Consolidated EBITDA for such purposes. In calculating the Consolidated Fixed Charge Coverage Ratio for the purposes of Section 7.02(j), 7.02(o)(ii), 7.03(o), 7.06(k), or 7.12(a)(v), the Lead Borrower may elect to include in or exclude from the calculation thereof any Restricted Subsidiary that is a Foreign Subsidiary; provided that, notwithstanding the exclusion of any Restricted Subsidiary that is a Foreign Subsidiary from such calculation, the amount of any dividends or other distributions from any Restricted Subsidiary that is a Foreign Subsidiary actually received by a Loan Party in cash during such period shall be included in the computation of Consolidated EBITDA for such purposes. Any such inclusion or exclusion, as the case may be, shall be for the entire twelve-month calculation period (or the entire period during which any such Person was a Restricted Subsidiary if such Person was a Restricted Subsidiary for less than twelve months).

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(i) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (C) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Swap Obligations or other derivative instruments pursuant to GAAP), (D) the interest component of Capitalized Lease Obligations and (E) net payments, if any, pursuant to interest rate Swap Obligations with respect to Indebtedness and excluding (1) accretion or accrual of discounted liabilities not constituting Indebtedness, (2) any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (3) any “Additional Interest” provided for, and as defined in, a registration rights agreement with respect to the Term Debt Obligations, (4) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (5) any expensing of bridge, commitment and other financing fees); plus

(ii) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(iii) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(i) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transaction), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans and other restructuring costs shall be excluded,

(ii) the cumulative effect of a change in accounting principles during such period shall be excluded,

(iii) any after-tax effect of income (loss) from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(iv) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Lead Borrower, shall be excluded,

(v) the Net Income for such period of any Person that is not a Subsidiary or is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Lead Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(vi) effects of adjustments (including the effects of such adjustments pushed down to the Lead Borrower and its Restricted Subsidiaries) in the property and equipment, inventory and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(vii) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Swap Obligations or other derivative instruments shall be excluded,

(viii) any impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(ix) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded, and

(x) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Disposition, recapitalization, Investment, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(i) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(ii) to advance or supply funds

(A) for the purchase or payment of any such primary obligation, or

(B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation.

“Continuing Directors” means the directors of Holdings or, if an Intermediate Holding Company is formed, the Intermediate Holding Company, or the Lead Borrower, as the case may be, on the Closing Date, as elected or appointed after giving effect to the transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings or, if an Intermediate Holding Company is formed, the Intermediate Holding Company, or the Lead Borrower, as the case may be (or the direct or indirect parent of the Lead Borrower after a Qualifying IPO of such direct or indirect parent) is recommended by a majority of the then Continuing Directors or such other director receives the vote of the Permitted Holders in his or her election by the stockholders of Holdings or, if an Intermediate Holding Company is formed, the Intermediate Holding Company, or the Lead Borrower, as the case may be (or the direct or indirect parent of the Lead Borrower after a Qualifying IPO of such direct or indirect parent).

“Contract Provider” means any Person or any employee, agent or subcontractor of such Person who provides professional health care services under or pursuant to any contract with any Loan Party or its Restricted Subsidiaries.

“Contractual Allowance” means, with respect to an Account of a Third Party Payor owed to a Loan Party, an amount equal to the difference between the amount invoiced by such Loan Party for a service that gave rise to the creation of such Account and the amount allowed to be paid for such service by such Third Party Payor.

“Contractual Allowance Reserves” means, with respect to the Borrowing Base, the aggregate amount of reserves established by the Administrative Agent from time to time in its Credit Judgment in respect of the Accounts owed to the Loan Parties by Third Party Payors, which shall be at least equal to the aggregate amount of all Contractual Allowances.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate”.

“Converted Restricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA”.

“Converted Unrestricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA”.

“Credit Extension” means each of the following: (i) a Borrowing, and (ii) an L/C Credit Extension.

“Credit Judgment” means the Administrative Agent’s commercially reasonable judgment exercised in good faith, based upon its consideration of any factor that it reasonably believes (i) could materially adversely affect the quantity, quality, mix or value of Collateral (including any applicable Laws that may inhibit collection of an Account), the enforceability or priority of the Administrative Agent’s Liens, or the amount that the Administrative Agent and the Lenders could receive in liquidation of any Collateral; (ii) that any collateral report or financial information delivered by any Loan Party is incomplete, inaccurate or misleading in any material respect; (iii) materially increases the likelihood of any Insolvency Proceeding involving a Loan Party; or (iv) creates or could result in an Event of Default. In exercising such judgment, the Administrative Agent may consider any factors that could materially increase the credit risk of lending to the Borrowers on the security of the Collateral.

“DDAs” means any checking or other demand deposit account maintained by the Loan Parties. All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral, and the Agents or the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs.

“Debt Service Charges” means, for any period, the sum of (i) Consolidated Interest Expense paid in cash for such period, plus (ii) scheduled principal payments of Indebtedness for borrowed money, including the full amount of any non-recourse Indebtedness (excluding the Senior Credit Obligations, but including, without limitation, Capitalized Lease Obligations) for such period, plus (iii) scheduled mandatory payments on account of Disqualified Equity Interests (whether in the nature of dividends, redemption, repurchase or otherwise) required to be made during such period, in each case determined in accordance with GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the greater of (A) the Base Rate plus the Applicable Rate applicable to Base Rate Loans and (B) the Base Rate Loan Floor Rate plus (ii) 2.00% per annum; provided that with respect to a Eurodollar Rate Loan, the Default Rate with respect to payments of principal thereon shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that, as determined by the Administrative Agent in consultation with the Lead Borrower, (i) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within two Business Days of the date required to be funded by it hereunder, (ii) has notified the Lead Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (iii) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations or (iv) has, or has a direct or indirect parent company that has, (A) become the subject of a proceeding under any Debtor Relief Law, (B) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (C) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Deposit Account Control Agreements” means deposit account control agreements in form and substance reasonably satisfactory to the Collateral Agent.

“Depositary Bank Notification and Acknowledgments” means, with respect to each DDA, notifications of entering into this Agreement made by the applicable Loan Parties to the applicable depositary banks and acknowledged by the applicable depositary banks.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by Holdings, a Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(i) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer, abandonment or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Senior Credit Obligations that are accrued and payable and the termination of the Revolving Credit Commitments and all outstanding Letters of Credit), (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Dominion Account” means any DDA (other than an Excluded Account or a Specified Government Receivables Deposit Account) of a Loan Party at Bank of America or its Affiliates or branches or another bank reasonably acceptable to the Administrative Agent, in each case which is subject to a Deposit Account Control Agreement.

“Eligible 180-360 Days Accounts” means Accounts of the Loan Parties that would otherwise qualify as Eligible Accounts except that such Accounts are invoiced but unpaid for more than 180 days but less than 360 days past the original invoice date.

“Eligible Accounts” means Accounts of the Loan Parties subject to a Lien under the Collateral Documents, the value of which shall be determined by taking into consideration, among other factors, their book value determined in accordance with GAAP, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person; provided, however, that, subject to the ability of the Administrative Agent to establish other criteria of ineligibility in its Credit Judgment or modify the criteria established below, unless otherwise approved by the Administrative Agent in its Credit Judgment, (a) no Government Account shall constitute an Eligible Account unless such Government Account complies with Section 6.18(c) and (b) none of the following classes of Accounts shall be deemed to be Eligible Accounts:

(i) Accounts that do not arise out of sales of goods or rendering of services in the ordinary course of the Borrowers’ or the relevant Subsidiaries’ business;

(ii) Accounts payable other than in Dollars or that are otherwise on terms other than those normal or customary in the Borrowers’ or the relevant Subsidiaries’ business;

(iii) Accounts arising out of a sale made or services rendered by any Borrower to a Subsidiary of any Borrower or an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower (including any employees of such Borrower) other than, in each case, solely by reason of being an Affiliate of The Blackstone Group L.P.;

(iv) Accounts (A) that are invoiced but unpaid for more than 180 days past the original invoice date or (B) that are not invoiced for more than 60 days past the original service date;

(v) Accounts owing from any Person from which an aggregate amount of more than 50.00% of the Accounts owing therefrom are not, solely based on the most recent field audit report, Eligible Accounts pursuant to the foregoing clause (iv);

(vi) except for Government Accounts that are otherwise Eligible Accounts, Accounts owing from any Person and its Affiliates that, solely based on the most recent field audit report, exceed 20.00% of the net amount of all Eligible Accounts, but only to the extent of such excess;

(vii) Self-Pay Accounts;

(viii) Accounts owing from any Person that (A) has disputed liability for any Account owing from such Person or has been placed on credit hold due to past due balances or (B) has otherwise asserted any claim, demand or liability against a Borrower or any of its Subsidiaries, whether by action, suit, counterclaim or otherwise;

(ix) Accounts owing from any Person that shall take or be the subject of any action or proceeding of a type described in Section 8.01(f);

(x) Accounts (A) owing from any Person that is also a supplier to or creditor of a Borrower or any of its Subsidiaries unless such Person has waived any right of setoff in a manner reasonably acceptable to the Administrative Agent, (B) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling a Borrower or any of its Subsidiaries to discounts on future purchase therefrom, (C) in respect of which the related invoice(s) has been reversed; provided that subclauses (A) and (B) shall not affect the eligibility of Accounts owing from a Third Party Payor and arising out of the provision of health care services insured and/or administered by such Third Party Payor;

(xi) Accounts arising out of sales to Account Debtors outside the United States and Canada unless such Accounts are fully backed by an irrevocable letter of credit on terms, and issued by a financial institution, reasonably acceptable to the Administrative Agent and such irrevocable letter of credit is in the possession of the Administrative Agent;

(xii) Accounts arising out of sales on a bill-and-hold, cash in advance or cash on delivery payment terms, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return, setoff or charge back or Accounts representing any unapplied cash;

(xiii) except for Government Accounts that are otherwise Eligible Accounts, Accounts owing from an Account Debtor that is an agency, department or instrumentality of the United States or any state thereof or Canada or any province or territory thereof unless such Accounts are not subject to the Assignment of Claims Act of 1940 or the Financial Administration Act (Canada) and any similar state, provincial or territorial legislation or the applicable Borrower or its relevant Subsidiary shall have satisfied the requirements of the Assignment of Claims Act of 1940 or the Financial Administration Act (Canada) and any similar state, provincial or territorial legislation and, in each case, the Administrative Agent is reasonably satisfied as to the absence of setoffs, counterclaims and other defenses on the part of such account debtor;

(xiv) Accounts of a Loan Party owed by a Third Party Payor to the extent that such Loan Party is or has been audited by such Third Party Payor and either (A) any of such audits provides for adjustments in reimbursable costs or asserts claims for reimbursement or repayment by such Loan Party of costs and/or payments theretofore made by such Third Party Payor that, if adversely determined, in the aggregate could reasonably be expected to have a Material Adverse Effect or (B) such Loan Party has had requests or assertions of claims for reimbursement or repayment by it of costs and/or payments theretofore made by such Third Party Payor that, if adversely determined, in the aggregate could reasonably be expected to have a Material Adverse Effect;

(xv) Accounts with respect to which the representations and warranties set forth in the Security Agreement applicable to Accounts are not correct in any material respect;

(xvi) Accounts in respect of which the Security Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority lien or security interest in favor of the Collateral Agent, on behalf of the Secured Parties, securing the Finance Obligations; or

(xvii) Accounts representing deferred revenue on rental equipment for rentals that extend over a month-end period.

If the Administrative Agent deems Accounts ineligible in its Credit Judgment (and not based upon the criteria set forth above), then the Administrative Agent shall give the Lead Borrower five Business Days’

prior notice thereof (unless an Event of Default exists, in which event no notice shall be required); provided that any modification of the eligibility criteria set forth above shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such eligibility criteria, as determined by the Administrative Agent in its Credit Judgment.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible Collateral” means, collectively, Eligible Inventory, Eligible Accounts, Eligible Self-Pay Accounts and Eligible 180-360 Days Accounts.

“Eligible Inventory” means Inventory (other than the Rental Inventory) of the Loan Parties subject to the Lien of the Collateral Documents, the value of which shall be determined by taking into consideration, among other factors, the lower of its cost and its book value determined in accordance with GAAP and excluding any portion of cost attributable to intercompany profit among the Loan Parties and their Affiliates; provided, however, that, subject to the ability of the Administrative Agent to establish other criteria of ineligibility in its Credit Judgment or modify the criteria established below, unless otherwise approved by the Administrative Agent in its Credit Judgment, none of the following classes of Inventory shall be deemed to be Eligible Inventory:

(i) Inventory that is obsolete, unusable or otherwise unavailable for sale;

(ii) Inventory consisting of promotional, marketing, packaging or shipping materials and supplies;

(iii) Inventory that fails to meet all applicable material standards imposed by any Governmental Authority having regulatory authority over such Inventory or its use or sale;

(iv) Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which the Borrowers or any of their Subsidiaries have received notice of a dispute in respect of any such agreement;

(v) Inventory located outside the United States;

(vi) Inventory that is located on premises owned, leased or rented by a customer of any Borrower, or is placed on consignment;

(vii) Inventory that is not reflected in the details of a current inventory report;

(viii) Inventory with respect to which the representations and warranties set forth in Section 3.02 of the Security Agreement applicable to Inventory are not correct in any material respect;

(ix) Inventory in respect of which the Security Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority Lien or security interest in favor of the Collateral Agent, on behalf of the applicable Secured Parties, securing the applicable Finance Obligations;

(x) Inventory at locations with less than $50,000 of Inventory on-hand; or

(xi) Inventory in transit between the Loan Parties’ warehouse locations.

If the Administrative Agent deems Inventory ineligible in its Credit Judgment (and not based upon the criteria set forth above), then the Administrative Agent shall give the Lead Borrower five Business Days’ prior notice thereof (unless an Event of Default exists, in which event no notice shall be required); provided that any modification of the eligibility criteria set forth above shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such eligibility criteria, as determined by the Administrative Agent in its Credit Judgment.

“Eligible Self-Pay Accounts” means Accounts of the Loan Parties that would otherwise qualify as Eligible Accounts except that such Accounts are Self-Pay Accounts.

“Environmental Laws” means any and all Laws relating to pollution, the protection of the environment, natural resources or to the release of any Hazardous Materials into the environment, or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) exposure to any Hazardous Materials, (iv) the release or threatened release of any Hazardous Materials into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (i) a Reportable Event with respect to a Pension Plan; (ii) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (iii) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, notification of any Loan Party or ERISA Affiliate concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA (or, after the effectiveness of the Pension Act, is in endangered or critical status, within the meaning of Section 305 of ERISA); (iv) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (v) an event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (vi) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (vii) on and after the effectiveness of the Pension Act, a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); (viii) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA; or (xi) the failure to make by its due date a required contribution under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Act).

“Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Rate Loan, the rate per annum equal to British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time), at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Revolving Credit Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Reserve Percentage” means for any day during any Interest Period the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any other entity succeeding to the functions currently performed thereby) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Adjusted Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Availability” means, at any time, the difference between (i) the lesser of (A) the Revolving Credit Facility and (B) the Borrowing Base at such time, as determined from the most recent Borrowing Base Certificate delivered by the Lead Borrower to the Administrative Agent pursuant to Section 6.01(v) hereof minus (ii) the Total Revolving Credit Outstandings.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Accounts” has the meaning specified in the Security Agreement.

“Excluded Subsidiary” means (i) any Subsidiary that is not a wholly owned Subsidiary (other than a Subsidiary that is a Subsidiary Guarantor and is not permitted to become an Unrestricted

Subsidiary pursuant to Section 7.15), (ii) each Subsidiary listed on Schedule 1.01D hereto, (iii) any Subsidiary that is prohibited by applicable Law from guaranteeing the Finance Obligations, (iv) any Foreign Subsidiary and any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (v) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 7.03(h) and each Restricted Subsidiary thereof that guarantees such Indebtedness (provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (v) if such secured Indebtedness is repaid or becomes unsecured or if such Restricted Subsidiary ceases to guarantee such secured Indebtedness, as applicable), (vi) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent the cost or other consequences (including any adverse tax consequences in the reasonable judgment of the Lead Borrower confirmed in writing by notice to the Administrative Agent) of providing a Guarantee shall be excessive, (vii) each Unrestricted Subsidiary, (viii) any “not-for-profit” Subsidiary and (ix) any special purpose entity.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder or under any Loan Document, (i) taxes imposed on or measured by its overall net income (however denominated), and franchise (and similar) taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized, in which its principal office is located or with which it has a present or former connection (other than any such connection arising from the recipient’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) or, in the case of any Lender, in which its Lending Office is located, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which a Borrower is located, (iii) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (iv) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Lead Borrower under Section 10.13), any United States withholding tax that (A) is required to be imposed on amounts payable to such Foreign Lender pursuant to Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a) or (B) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii) and (v) any tax that is imposed pursuant to FATCA.

“Executive Order” has the meaning specified in Section 5.21(a).

“Existing Credit Agreement” has the meaning specified in the Preliminary Statements hereto.

“Existing Letters of Credit” means all “Letters of Credit” under the Existing Credit Agreement issued and outstanding immediately prior to the effectiveness of this Agreement.

“Existing Loan Documents” has the meaning specified in Section 10.21(a).

“Facility Increase” has the meaning specified in Section 2.14(a).

“FATCA” means Sections 1471 through 1474 of the Code (or any amended or successor provisions that are substantively similar), and any regulations thereunder or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1.00%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America, on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Fee Letter (together with any side letters in connection therewith) dated August 2, 2011, as amended, among the Lead Borrower, the Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC.

“Finance Document” means (i) each Loan Document, (ii) each Secured Hedge Agreement and (iii) each Secured Cash Management Agreement, and “Finance Documents” means all of them, collectively.

“Finance Obligations” means, at any date, (i) all Senior Credit Obligations, (ii) all Swap Obligations of a Loan Party permitted hereunder owed or owing under any Secured Hedge Agreement to any Hedge Bank and (iii) all Cash Management Obligations owing under any Secured Cash Management Agreement to a Cash Management Bank.

“Financial Covenant Trigger Event” has the meaning specified in Section 6.17.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which a Borrower is resident for tax purposes (including such a Lender when acting in the capacity of an L/C Issuer). For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, any Loan Party or any Subsidiary with respect to employees employed outside the United States.

“Foreign Subsidiary” means any direct or indirect Subsidiary of Holdings which is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (i) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations arising in respect of Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (ii) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“General Intangibles” has the meaning assigned to such term in the Security Agreement.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Government Accounts” means, collectively, any and all Accounts which are (i) Medicare Accounts, (ii) Medicaid Accounts, (iii) TRICARE Accounts, (iv) CHAMPVA Accounts or (v) any other Account payable by a Governmental Authority acceptable to the Administrative Agent in its Credit Judgment.

“Government Healthcare Programs” means the CHAMPVA, Medicare, Medicaid and TRICARE programs and any other healthcare program operated by or financed in whole or in part by any federal, state or local government.

“Granting Lender” has the meaning specified in Section 10.06(g).

“Group Company” means any of Holdings, the Borrowers or their respective Subsidiaries (regardless of whether or not consolidated with Holdings or the Borrowers for purposes of GAAP), and “Group Companies” means all of them, collectively.

“Guarantee” means, as to any Person, without duplication, (i) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (A) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (B) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (C) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (D) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (ii) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” has the meaning specified in the definition of “Collateral and Guarantee Requirement”.

“Guaranty” means (i) the guaranty made by Holdings and the Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit F, and (ii) each other guaranty and guaranty supplement delivered pursuant to Section 6.11 and “Guaranties” means any two or more of them, collectively.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any applicable Environmental Law.

“Hedge Bank” means any Person that is a Lender, a Bookrunner or an Affiliate of the foregoing at the time it enters into a Secured Hedge Agreement, or is a party to such an agreement as of the Closing Date, in its capacity as a party thereto.

“HHS” has the meaning specified in the definition of “Medicare Regulations”.

“Holdings” has the meaning set forth in the introductory paragraph of this Agreement.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(ii) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(iii) net obligations of such Person under any Swap Contract;

(iv) all obligations of such Person to pay the deferred purchase price of property or services (other than (A) trade accounts payable in the ordinary course of business and (B) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable);

(v) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(vi) all Attributable Indebtedness;

(vii) all obligations of such Person in respect of Disqualified Equity Interests; and

(viii) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall, in the case of Holdings and its Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (v) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means Taxes other than Excluded Taxes or Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Senior Secured Notes” means (A) $700,000,000 aggregate principal amount of 11.25% senior secured notes due 2014 (Series A-1) and (B) $317,500,000 aggregate principal amount of 12.375% senior secured notes due 2014 (Series A-2), each issued under the Senior Secured Notes Indenture.

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (i) the entry of an order for relief under Debtor Relief Laws, or the initiation by any Person of any proceeding or filing under any other insolvency, debtor relief or debt adjustment law; (ii) the appointment of a receiver, interim receiver, trustee, liquidator, administrator, monitor, conservator or other custodian for such Person or any part of its property; or (iii) an assignment or trust mortgage for the benefit of creditors.

“Intellectual Property” has the meaning assigned to such term in the Security Agreement.

“Intellectual Property Security Agreements” means the Grant of Security Interest in Trademarks, the Grant of Security Interest in Patents and the Grant of Security Interest in Copyrights, substantially in the form attached as Exhibits C, D and E to the Security Agreement respectively.

“Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement dated as of October 28, 2008, as affirmed by the Affirmation Agreement, among the Administrative Agent, on behalf of the Secured Parties, and the Term Debt Collateral Agent (as defined therein) on behalf of the Term Debt Secured Parties (as defined therein), and the Loan Parties.

“Interest Payment Date” means (i) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (ii) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months or, to the extent available (as determined by each Lender of such Eurodollar Rate Loan) to all Lenders making such Eurodollar Rate Loan, one week or nine or twelve months thereafter, as selected by the Borrower in its Committed Loan Notice or such other period that is twelve months or less requested by the Borrower and consented to by all Lenders making such Eurodollar Rate Loan; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall, subject to clause (iii) below, be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Intermediate Holding Company” means any Subsidiary of Holdings (of which Holdings, directly or indirectly, owns 100.00% of the issued and outstanding Equity Interests) that, directly or indirectly, owns 100.00% of the issued and outstanding Equity Interests of the Lead Borrower.

“Inventory” has the meaning specified in the UCC and shall include all goods intended for sale or lease by a Loan Party, or for display or demonstration, all work in process, all raw materials, and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing such goods or otherwise used or consumed in such Loan Party’s business.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (i) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (ii) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Lead Borrower and its Subsidiaries, intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice) or (iii) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Lead Borrower.

“IP Rights” means the right to use all trademarks, service marks, trade names, domain names and other source indicators and all goodwill associated with the foregoing, copyrights, patents, patent rights, technology, software, know-how, database rights, design rights, trade secrets and other intellectual property rights, including any applications or registrations relating thereto, and the right to register and obtain renewals of any of the foregoing and the right to sue for past, present and future infringement, misappropriation or other violation thereof, including the right to all damages and proceeds therefrom.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and a Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Junior Financing” means any Indebtedness that is or is required to be subordinated to the Senior Credit Obligations pursuant to the terms of the Loan Documents.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Revolving Credit Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means, collectively, (i) Bank of America, in its capacity as issuer of Letters of Credit under Section 2.03(b) and its successor or successors in such capacity, (ii) each Additional Issuing Bank and (iii) each Lender listed in Schedule 1.01E hereto as the issuer of an Existing Letter of Credit.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Lease” means any agreement pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lender” means each bank or other lending institution listed on Schedule 2.01, each Eligible Assignee that becomes a Lender pursuant to Section 10.06(b), and their respective permitted successors and shall include, as the context may require, each L/C Issuer and/or the Swing Line Lender in such capacity.

“Lending Office” means (i) with respect to any Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan in such Lender’s Administrative Questionnaire or in any applicable Assignment and Assumption pursuant to which such Lender became a Lender hereunder or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Lead Borrower as the office by which its Loans of such Type are to be made and maintained and (ii) with respect to any L/C Issuer and for each Letter of Credit, the “Lending Office” of such L/C Issuer (or of an Affiliate of such L/C Issuer) designated on the signature pages hereto or such other office of such L/C Issuer (or of an Affiliate of such L/C Issuer) as such L/C Issuer may from time to time specify to the Administrative Agent and the Lead Borrower as the office by which its Letters of Credit are to be issued and maintained.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an L/C Issuer.

“Letter of Credit Expiration Date” means the day that is three days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $75,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“License” means any license or agreement under which a Loan Party is authorized to use IP Rights in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of property or any other conduct of its business.

“Licensor” means any Person from whom a Loan Party obtains the right to use any Intellectual Property.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Lien Waiver” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent, by which: (i) for any Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit the Administrative Agent to enter upon the premises and remove the Collateral or to use the premises for an agreed upon period of time to store or dispose of the Collateral; (ii) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any documents in its possession relating to the Collateral as agent for the Administrative Agent, and agrees to deliver the Collateral to the Administrative Agent upon request; (iii) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges the Administrative Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to the Administrative Agent upon request; and (iv) for any Collateral subject to a Licensor’s IP Rights, the Licensor grants to the Administrative Agent the right, vis-à-vis such Licensor, to enforce the Administrative Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the IP Rights, whether or not a default exists under any applicable License.

“Liquidation” means the exercise by the Administrative Agent of those rights and remedies accorded to the Administrative Agent under the Loan Documents and applicable Law as a creditor of the Loan Parties, including (after the occurrence and during the continuation of an Event of Default) the conduct by any or all of the Loan Parties, acting with the consent of the Administrative Agent, of any public, private or “Going-Out-Of-Business Sale” or other Disposition of Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Credit Loan or a Swing Line Loan (including any extensions of credit under any Facility Increases).

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranties, (iv) the Intercreditor Agreement, (v) the Collateral Documents and (vi) each Issuer Document.

“Loan Parties” means, collectively, (i) the Borrowers, (ii) Holdings and (iii) each other Guarantor that satisfies the Collateral and Guarantee Requirement.

“Management Stockholders” means the members of management of Holdings or any direct or indirect parent thereof or any of its Subsidiaries as of the Closing Date, including the Lead Borrower, who are investors in Holdings or any direct or indirect parent thereof as of the Closing Date.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (i) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of Holdings and its Subsidiaries, taken as a whole, (ii) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (iii) a material adverse effect on the rights and remedies of the Lenders or the Agents under any Loan Document.

“Material Domestic Subsidiary” means, at any date of determination, each of Holdings’ Domestic Subsidiaries (other than the Borrowers) (i) whose total assets at the last day of the most recent Test Period were equal to or greater than 5.00% of Total Assets at such date or (ii) whose Consolidated EBITDA for such Test Period were equal to or greater than 5.00% of the Consolidated EBITDA of Holdings, the Borrowers and the Restricted Subsidiaries for such period; provided that “Material Domestic Subsidiary” shall also include any of Holding’s Subsidiaries selected by the Lead Borrower which is required to ensure that all Material Domestic Subsidiaries have in the aggregate (A) total assets at the last day of the most recent Test Period that were equal to or greater than 95.00% of the total assets of Holdings, the Borrowers and the Restricted Subsidiaries that are Domestic Subsidiaries at such date and (B) Consolidated EBITDA for such Test Period that were equal to or greater than 95.00% of the Consolidated EBITDA of Holdings, the Borrowers and the Restricted Subsidiaries that are Domestic Subsidiaries for such period.

“Material Foreign Subsidiary” means, at any date of determination, each of Holdings’ Foreign Subsidiaries (i) whose total assets at the last day of the most recent Test Period were equal to or greater than 5.00% of Total Assets at such date or (ii) whose Consolidated EBITDA for such Test Period were equal to or greater than 5.00% of the Consolidated EBITDA of Holdings, the Borrowers and the Restricted Subsidiaries for such period; provided that “Material Foreign Subsidiary” shall also include any of Holding’s Subsidiaries selected by the Lead Borrower which is required to ensure that all Material Foreign Subsidiaries have in the aggregate (A) total assets at the last day of the most recent Test Period that were equal to or greater than 95.00% of the total assets of Holdings, the Borrowers and the Restricted Subsidiaries that are Foreign Subsidiaries at such date and (B) Consolidated EBITDA for such Test Period that were equal to or greater than 95.00% of the Consolidated EBITDA of Holdings, the Borrowers and the Restricted Subsidiaries that are Foreign Subsidiaries for such period.

“Material Real Property” means any Real Property owned by any Loan Party where the greater of its cost and book value exceeds $5,000,000.

“Material Subsidiary” means any Material Domestic Subsidiary or any Material Foreign Subsidiary.

“Maturity Date” means the earlier of (A) the fifth anniversary of the Closing Date and (B) 90 days prior to the earliest maturity of any series of the then outstanding Senior Secured Notes (or any Permitted Refinancing thereof) unless such series of Senior Secured Notes are redeemed, discharged or defeased in full 90 days prior to their maturity (to the extent permitted hereunder); provided that if such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Medicaid” means that means-tested entitlement program under Title XIX of the Social Security Act that provides federal grants to states for medical assistance based on specific eligibility criteria. (Social Security Act of 1965, Title XIX, P.L. 89-87, as amended; 42 U.S.C. 1396 et seq.)

“Medicaid Account” means an Account payable pursuant to Medicaid.

“Medicaid Regulations” means, collectively: (i) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto; (ii) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (i) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (i) above; (iii) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (i) and (ii) above; and (iv) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (iii) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (ii) above, in each case as may be amended, supplemented or otherwise modified from time to time.

“Medicare” means that government-sponsored entitlement program under Title XVIII of the Social Security Act that provides for a health insurance system for eligible elderly and disabled individuals. (Social Security Act of 1965, Title XVIII, P.L. 89-87 as amended; 42 U.S.C. 1395 et seq.)

“Medicare Account” means an Account payable pursuant to Medicare.

“Medicare Part C” means the government-sponsored entitlement program under Title XVIII, Part C of the Social Security Act.

“Medicare Part C Account” means an Account payable pursuant to Medicare Part C (Title XVIII, Part C of the Social Security Act).

“Medicare Part D” means the government-sponsored entitlement program under Title XVIII, Part D of the Social Security Act.

“Medicare Part D Account” means an Account payable pursuant to Medicare Part D (Title XVIII, Part D of the Social Security Act).

“Medicare Regulations” means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including, without limitation, the Department of Health and Human Services (“HHS”), the Centers for Medicare and Medicaid Services, the Office of the Inspector General for HHS, or any person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, trust deeds, hypothecs and mortgages creating and evidencing a Lien on a Mortgaged Property made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Collateral Agent, and any other mortgages executed and delivered pursuant to Sections 4.01(a)(iii), 6.11 and 6.13.

“Mortgage Policies” has the meaning specified in clause (vi) of the definition of “Collateral and Guarantee Requirement”.

“Mortgaged Properties” has the meaning specified in clause (vi) of the definition of “Collateral and Guarantee Requirement”.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or in the past six years has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(i) with respect to the Disposition of any asset by Holdings, the Lead Borrower or any Restricted Subsidiary or any Casualty Event, the excess, if any, of (A) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of Holdings, the Lead Borrower or any Restricted Subsidiary) over (B) the sum of (1) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (2) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by Holdings, the Lead Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (3) taxes paid or reasonably estimated to be actually payable in connection therewith, and (4) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by Holdings, the Lead Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and it being understood that “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration by Holdings, the Lead Borrower or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (4) above or if such liabilities have not been satisfied in cash and such reserve is not reversed within 365 days after such Disposition or Casualty Event, the amount of such reserve; and

(ii) (A) with respect to the incurrence or issuance of any Equity Interest or Indebtedness by Holdings, the Lead Borrower or any Restricted Subsidiary, the excess, if any, of (x) the sum of the cash received in connection with such incurrence or issuance over (y) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by Holdings, the Borrowers or such Restricted Subsidiary in connection with such incurrence or issuance and (B) with respect to any Permitted Equity Issuance by any direct or indirect parent of Holdings or the Lead Borrower, the amount of cash from such Permitted Equity Issuance contributed to the capital of (without duplication) Holdings or the Lead Borrower.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“NOLV Percentage” means the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of the Loan Parties’ Inventory performed by an appraiser and on terms reasonably satisfactory to the Administrative Agent.

“Non-Defaulting Lender” means, at any date, a Lender which is not a Defaulting Lender.

“Non-Loan Party” means any Subsidiary of the Lead Borrower that is not a Loan Party.

“Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any transaction or event that is proposed to be applied to a particular use or transaction, that such amount has not previously been (and is not simultaneously being) applied to anything other than that particular use or transaction.

“Notes” means, collectively, (i) Revolving Credit Notes and (ii) the Swing Line Notes.

“OFAC” has the meaning specified in Section 5.21(b)(v).

“Organization Documents” means: (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Liabilities” means outstanding liabilities with respect to or arising from (i) any Cash Management Services furnished to any of the Loan Parties or any of their Subsidiaries and/or (ii) any transaction which arises out of any Bank Product entered into with any Loan Party, as each may be amended from time to time.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise, property intangible, mortgage recording or similar taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document; provided that such term shall not include any of the foregoing taxes that result from an Assignment and Assumption, grant of a participation pursuant to Section 10.06(d) or transfer or assignment to or designation of a new Lending Office or other office for receiving payments under any Loan Document, except to the extent that any such action described in this proviso is requested or required by the Lead Borrower.

“Outstanding Amount” means (i) with respect to Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by a Borrower of Unreimbursed Amounts.

“Overadvance” has the meaning specified in Section 2.01(b).

“Overadvance Loan” means a Revolving Credit Loan made when an Overadvance exists or is caused by the funding thereof.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006, as amended.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time in the past six years.

“Perfection Certificate” means the certificate in the form of Exhibit G-2 or any other form approved by the Administrative Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” means a perfection certificate supplement in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Acquisition” has the meaning specified in Section 7.02(j).

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of Holdings or any direct or indirect parent of Holdings (and, after a Qualifying IPO, of any Intermediate Holding Company), in each case to the extent permitted hereunder.

“Permitted Holders” means each of (i) the Sponsor and (ii) the Management Stockholders.

“Permitted Investment” has the meaning specified in Section 7.02.

“Permitted Lien” has the meaning specified in Section 7.01.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (ii) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(f), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (iii) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(f), at the time thereof, no Event of Default shall have occurred and be continuing, (iv) any Permitted Refinancing of the Term Debt Obligations shall be subject to the Intercreditor Agreement to the extent such Indebtedness is secured, and (v) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 7.03(c), 7.03(h) or 7.03(l) or is Junior Financing, (A) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Senior Credit Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Senior Credit Obligations on terms at least as favorable to the

Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (B) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Lead Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (C) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established, maintained or contributed to by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.

“Preferred Stock” means any Equity Interest with preferential rights (in relation to common equity of the same issuer) of payment of dividends or upon liquidation, dissolution or winding up.

“primary obligation” has the meaning specified in the definition of “Contingent Obligations”.

“primary obligor” has the meaning specified in the definition of “Contingent Obligations” or “Guarantee”, as applicable.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary, or the Consolidated EBITDA of Holdings, the Borrowers and the Restricted Subsidiaries, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, set forth in a certificate by a Responsible Officer in form and substance reasonably satisfactory to the Administrative Agent, as the case may be, projected by Holdings or the Lead Borrower in good faith as a result of (i) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable synergies and cost savings or (ii) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business or Converted

Restricted Subsidiary with the operations of Holdings, the Borrowers and the Restricted Subsidiaries; provided that (A) at the election of Holdings or the Lead Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $20,000,000, and (B) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Balance Sheet” has the meaning specified in Section 5.05(b).

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder, that (i) to the extent applicable, the Pro Forma Adjustment shall have been made and (ii) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test: (A) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (1) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of Holdings or any division, product line, or facility used for operations of Holdings or any of its Subsidiaries, shall be excluded, and (2) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (B) any retirement of Indebtedness, and (C) any Indebtedness incurred or assumed by Holdings, any Borrower or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (i) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including, for the avoidance of doubt and without duplication, cost savings, synergies and operating expense reductions resulting from such Specified Transaction) that are (as determined by Holdings in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Holdings, the Borrowers and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of “Pro Forma Adjustment”.

“Pro Forma Excess Availability” means, for any date of calculation, the Average Excess Availability for 90 days prior to, and including, such date, after giving effect to the transactions occurring on such date, based on assumptions and calculations reasonably acceptable to the Administrative Agent; it being agreed that, for purposes of calculating Pro Forma Excess Availability, unless the Administrative Agent shall otherwise agree in its reasonable discretion, no Inventory or Accounts to be acquired in an Investment otherwise permitted hereunder shall be included in the Borrowing Base until the Administrative Agent shall have completed a preliminary field audit and inventory appraisal in scope and with results reasonably satisfactory to it and until the Administrative Agent shall have received duly executed Deposit Account Control Agreements with respect to the DDAs to be acquired in such Investment.

“Pro Forma Excess Availability Condition” means, for any date of calculation with respect to any Specified Payment, the condition that (i) the Pro Forma Excess Availability following, and after giving Pro Forma Effect to, such Specified Payment, will equal or exceed 20.00% of the lesser of the

Aggregate Commitments and the Borrowing Base; provided that such threshold amount shall be (A) 15.00% of the lesser of the Aggregate Commitments and the Borrowing Base with respect to any Specified Payment permitted under Sections 7.02(o)(ii) (other than in respect of the proviso therefor), 7.06(k) (other than in respect of the proviso therefor) and 7.12(a)(v), (B) 17.50% of the lesser of the Aggregate Commitments and the Borrowing Base with respect to any Specified Payment permitted under Section 7.02(j)(v) and 7.03(h) and (C) 25.00% of the lesser of the Aggregate Commitments and the Borrowing Base with respect to any Specified Payment permitted under Section 7.06(f) and (ii) only with respect to Specified Payments permitted under Sections 7.03(f) and 7.06(f) or with respect to the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, the Consolidated Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) will for the most recently completed Test Period ending on or prior to such date of calculation be at least 1.00 to 1.0.

“Pro Forma Financial Statements” has the meaning specified in Section 5.05(b).

“Projections” has the meaning specified in Section 6.01(iii).

“Protective Advances” has the meaning specified in Section 2.01(c).

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying IPO” means the issuance by Holdings, any direct or indirect parent of Holdings or the Lead Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Rate Reduction” has the meaning specified in the definition of Applicable Rate.

“Real Property” means all Leases and all land, tenements, hereditaments and any estate or interest therein, together with the buildings, structures, parking areas and other improvements thereon (including all fixtures), now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies and occupancies thereof.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the environment.

“Rent and Charges Reserve” means, with respect to the Borrowing Base, the aggregate of (i) all past due rent and other amounts owing by a Loan Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Eligible Inventory or could assert a Lien on any Eligible Inventory and (ii) a reserve equal to two months rent that could be payable to any such Person unless it has executed a Lien Waiver.

“Rental Inventory” means Inventory that is reflected on the ledger of the applicable Loan Party as being on rent to a patient.

“Reportable Event” means, with respect to any Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” means (i) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Committed Loan Notice, (ii) with respect to an L/C Credit Extension, a Letter of Credit Application and (iii) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50.00% of the sum of the (i) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (ii) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders. A Revolving Credit Lender that is an Affiliate of Lead Borrower or any of its Subsidiaries and any Revolving Credit Loans or Revolving Credit Commitments held by any such Lender shall not be included in the calculation of “Required Lenders” for any purpose (including without limitation in any proceeding under any Debtor Relief Law).

“Requirement of Law” means, as to any Person, the Organization Documents of such Person, and any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Cash” means when referring to cash or Cash Equivalents of the Lead Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents (i) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Lead Borrower or of any such Restricted Subsidiary prepared in accordance with GAAP (unless such appearance is related to the Loan Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Parties or (iii) are not otherwise generally available for use by the Lead Borrower or such Restricted Subsidiary.

“Restricted Debt” has the meaning specified in Section 7.12(a).

“Restricted Debt Payments” in respect of any Restricted Debt, means any prepayments, redemptions, purchases and defeasances prior to the maturity thereof in respect of such Restricted Debt, including pursuant to any sinking fund or similar deposit.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings, the Lead Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Holdings or the Borrowers’ stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of Holdings, or the Borrowers other than an Unrestricted Subsidiary.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(a) and shall be deemed to include any Overadvance Loan and Protective Advance made hereunder.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (i) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01(a), (ii) purchase participations in L/C Obligations and (iii) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of all Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Increase Effective Date” has the meaning specified in Section 2.14(d).

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or that holds Revolving Credit Loans at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(a) and shall be deemed to include any Overadvance Loan and Protective Advance made hereunder.

“Revolving Credit Notes” means the promissory notes of the Borrowers payable to any Lender or its registered assigns, substantially in the form of Exhibit B-1 hereto, evidencing the aggregate Indebtedness of the Borrowers to such Lender resulting from Revolving Credit Loans made by such Lender to the Borrowers.

“Royalties” means all royalties, fees, expense reimbursement and other amounts payable by a Loan Party under a License.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between a Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(g) that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank.

“Secured Parties” means (i) each Senior Credit Party, (ii) each Cash Management Bank, (iii) each Hedge Bank, (iv) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (v) the successors and, subject to any limitations contained in this Agreement, assigns of each of the foregoing.

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means, collectively, the Security Agreement executed by the Loan Parties substantially in the form of Exhibit G-1, together with each other security agreement supplement executed and delivered pursuant to Section 6.11.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Credit Obligations” means, with respect to each Loan Party, without duplication:

(i) in the case of the Borrowers, all principal of and interest (including, without limitation, any interest which accrues after the commencement of any proceeding under any Debtor Relief Law with respect to any Borrower, whether or not allowed or allowable as a claim in any such proceeding) on any Loan or L/C Obligation under, or any Note issued pursuant to, this Agreement or any other Loan Document;

(ii) all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by such Loan Party (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to such Loan Party, whether or not allowed or allowable as a claim in any such proceeding) pursuant to this Agreement or any other Loan Document;

(iii) all expenses of the Agents as to which one or more of the Agents have a right to reimbursement by such Loan Party under Section 10.04(a) of this Agreement or under any other similar provision of any other Loan Document, including, without limitation, any and all sums advanced by the Collateral Agent to preserve the Collateral or preserve its security interests in the Collateral to the extent permitted under any Loan Document or applicable Law;

(iv) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement by such Loan Party under Section 10.04(b) of this Agreement or under any other similar provision of any other Loan Document; and

(v) in the case of Holdings, any Intermediate Holding Company, the Lead Borrower and each Subsidiary Guarantor, all amounts now or hereafter payable by Holdings, any Intermediate Holding Company, the Lead Borrower or such Subsidiary Guarantor and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to Holdings, any Intermediate Holding Company, the Lead Borrower or such Subsidiary Guarantor, whether or not allowed or allowable as a claim in any such proceeding) on the part of Holdings, any Intermediate Holding Company, the Lead Borrower or such Subsidiary Guarantor pursuant to this Agreement, the Guaranty or any other Loan Document;

together in each case with all renewals, modifications, consolidations or extensions thereof.

“Senior Credit Party” means each Lender, each L/C Issuer, the Administrative Agent, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, the Collateral Agent and each Indemnitee and their respective successors and assigns, and “Senior Credit Parties” means any two or more of them, collectively.

“Self-Pay Account” means any Account, or a portion thereof, for which a Third Party Payor is not the Account Debtor other than Accounts, or portions thereof, for which the Account Debtor is a credit card or debit card processor.

“Self-Pay Account Availability” means the least of (A) 85.00% of the value of the Eligible Self-Pay Accounts, (B) 10.0% of the Borrowing Base, (C) $25,000,000 and (D) the aggregate amount of Self-Pay Accounts collected within the previous three months.

“Senior Secured Notes” means the Initial Senior Secured Notes and the Additional Senior Secured Notes.

“Senior Secured Notes Documents” means the Senior Secured Notes Indenture, the purchase agreement among the Lead Borrower, the guarantors party thereto, and the initial purchasers thereunder with respect to the Initial Senior Secured Notes, all purchase agreements with respect to the Additional Senior Secured Notes, if any, and all other agreements, instruments and other documents (including collateral documents with respect thereto) pursuant to which the Senior Secured Notes have been or will be issued or otherwise setting forth the terms of the Senior Secured Notes.

“Senior Secured Notes Indenture” means the Indenture with respect to the Initial Senior Secured Notes, dated as of May 27, 2009, among the Lead Borrower, as issuer thereunder, the guarantors party thereto and U.S. Bank National Association, as trustee thereunder.

“Senior Secured Term Loan Agreement” means a term credit agreement with respect to the Senior Secured Term Loans among the Lead Borrower, as borrower thereunder, Holdings, the guarantors party thereto, and the other agents and lenders from time to time party thereto.

“Senior Secured Term Loan Documents” means the Senior Secured Term Loan Agreement and all other agreements, instruments and other documents (including collateral documents with respect thereto) pursuant to which the Senior Secured Term Loans have been or will be made or otherwise setting forth the terms of the Senior Secured Term Loans.

“Senior Secured Term Loans” means the term loans of the Lead Borrower made pursuant to the Senior Secured Term Loan Documents and any refinancings thereof, to the extent permitted to be incurred by Section 7.03(b)(ii) or 7.03(b)(iii), and permitted to be secured by Section 7.01(b)(A)(ii).

“Social Security Act” means the Social Security Act as set forth in Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Social Security Act shall be construed also to refer to any successor sections.

“Sold Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA”.

“Solvency Certificate” means the certificate substantially in the form of Exhibit H or any other form approved by the Administrative Agent and the Lead Borrower.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property (for the avoidance of doubt, calculated to include goodwill and other intangibles) of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.06(g).

“Specified Conditions” means, with respect to any Investment contemplated in the proviso at the end of Section 7.02 or any Disposition contemplated in clause (B) of the second proviso to Section 7.05(d), that (i) no Event of Default then exists or would arise as a result of the entering into such Investment or Disposition and (ii) the Pro Forma Excess Availability Condition shall have been satisfied after giving Pro Forma Effect to such Investment or Disposition. Prior to undertaking any Investment or Disposition which is subject to the Specified Conditions, the Loan Parties shall deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the conditions contained in clause (ii) of this definition have been satisfied.

“Specified Equity Contribution” means cash equity contributions (which if in the form of preferred equity shall be on terms and conditions reasonably acceptable to the Administrative Agent) made directly or indirectly to the Lead Borrower as cash equity after the Closing Date and on or prior to the day on which any Borrowing hereunder is requested when Excess Availability is less than the greater of (A) 12.50% of the lesser of the Aggregate Commitments and the Borrowing Base and (B) $25,000,000, which equity contribution is added to Consolidated EBITDA for the purposes of calculating compliance with Section 6.17.

“Specified Government Accounts” means, collectively, any and all Government Accounts other than (i) Medicare Part C Accounts, (ii) Medicare Part D Accounts and (iii) any Account payable pursuant to a managed care plan, program or product funded by a Governmental Authority.

“Specified Government Receivables Deposit Account” has the meaning specified in Section 6.18.

“Specified Payments” means, with respect to any period, any Investment permitted under Section 7.02(d), (j) or (o)(ii), any Indebtedness permitted under Section 7.03(f), (h), (i) or (o), the making of any Restricted Payment under Section 7.06(f) or 7.06(k) or payments under Section 7.12(a)(v) or the designation of a Restricted Subsidiary as an Unrestricted Subsidiary which Subsidiary has assets included in the calculation of the Borrowing Base immediately prior to such Subsidiaries being designated as an Unrestricted Subsidiary.

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation or Facility Increase that by the terms of this Agreement requires such test to be calculated on a Pro Forma Basis or after giving Pro Forma Effect.

“Sponsor” means Blackstone Capital Partners V L.P. and its Affiliates and funds or partnerships managed by them or any of their Affiliates, but not including any of their portfolio companies.

“Sponsor Management Agreements” means the management, transaction or advisory agreements between certain of the management companies associated with the Sponsor or its advisors and the Lead Borrower or any of its Subsidiaries.

“Sponsor Termination Fees” means the one time payment under any of the Sponsor Management Agreements of a termination fee to the Sponsor and its Affiliates in the event of either a Change of Control or the completion of a Qualifying IPO.

“Spot Rate” has the meaning specified in Section 1.07.

“Stark Law” means Section 1877 of the Social Security Act as set forth at Section 1395nn of Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrowers.

“Subsidiary Guarantor” means, collectively, the Borrowers (other than the Lead Borrower) and the Subsidiaries of the Borrowers that are Guarantors.

“Successor Loan Party” has the meaning specified in Section 7.04(d).

“Supermajority Lenders” means, as of any date of determination, Lenders holding more than 66- 2/3% of the sum of the (i) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (ii) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.

“Swap Contract” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under any proceeding under any Debtor Relief Law) of such Person in respect of any Swap Contract, excluding any amounts which such Person is entitled to set-off against its obligations under applicable Law.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (i) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Hedge Bank in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the Hedge Bank.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America, in its capacity as lender of Swing Line Loans hereunder to the Borrowers hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04.

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b) which, if in writing, shall be substantially in the form of Exhibit A-2.

“Swing Line Loan Sublimit” means an amount equal to the lesser of (i) $15,000,000 and (ii) the Revolving Credit Facility. The Swing Line Loan Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Swing Line Note” means the promissory notes of the Borrowers payable to any Lender or its registered assigns, substantially in the form of Exhibit B-2 hereto, evidencing the aggregate Indebtedness of the Borrowers to such Swing Line Lender resulting from Swing Line Loans made by such Swing Line Lender to the Borrowers.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, remittances, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Debt Documents” means the Senior Secured Term Loan Documents and the Senior Secured Notes Documents.

“Term Debt Obligations” means, collectively, the Senior Secured Term Loans and the Senior Secured Notes.

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters or twelve consecutive fiscal months of Holdings, as applicable, ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each fiscal year, quarter or month in such period have been or are required to be delivered pursuant to Section 6.01(i), (ii) or (vi), respectively. A Test Period may be designated by reference to the last day thereof (i.e., “the March 31, 2011 Test Period” refers to the period of four consecutive fiscal quarters of Holdings ended March 31, 2011), and a Test Period shall be deemed to end on the last day thereof.

“Third Party Payor” means any governmental entity, insurance company, health maintenance organization, professional provider organization or similar entity that is obligated to make payments on any Account.

“Threshold Amount” means $30,000,000.

“Total Assets” means the total assets of Holdings, the Lead Borrower and the Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of Holdings delivered pursuant to Section 6.01(i) or (ii) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(i) or (ii), the Pro Forma Balance Sheet.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Transaction Expenses” means any fees or expenses incurred or paid by the Sponsor, Holdings, the Lead Borrower or any Restricted Subsidiary in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (i) the Amendment and Restatement, (ii) the funding, if any, of the Revolving Credit Loans, and (iii) the payment of the fees and expenses incurred in connection with any of the foregoing.

“TRICARE” means the United States Department of Defense health care program for service families, including but not limited to, TRICARE PRIME, TRICARE EXTRA, and TRICARE STANDARD and any successor and predecessor thereof.

“TRICARE Account” means an Account payable pursuant to TRICARE.

“Type” means, with respect to any Loan or Borrowing, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unaudited Financial Statements” has the meaning specified in Section 4.01(d).

“Uncontrolled Cash” means an amount equal to the lesser of (a) the sum of $5,000,000 plus all Restricted Cash then held by the Loan Parties which was received in the ordinary course of business, and (b) $15,000,000.

“Unfinanced Capital Expenditures” means, with respect to any Person and for any period, Capital Expenditures made by such Person during such period and not financed from the proceeds of Indebtedness (other than with the proceeds of Credit Extensions), Permitted Equity Issuances, Casualty Events or Dispositions (other than Dispositions of Inventory in the ordinary course of business).

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiaries” means (i) each Subsidiary of Holdings listed on Schedule 1.01C and (ii) any Subsidiary of Holdings (other than the Borrowers) designated by the board of directors of Holdings as an Unrestricted Subsidiary pursuant to Section 7.15 subsequent to the Closing Date and any Subsidiary of an Unrestricted Subsidiary.

“USA PATRIOT Act” has the meaning specified in Section 10.19.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability of a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03 Accounting Terms and Determinations.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP or in the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, (A) no such amendment may be requested by the Required Lenders in connection with the adoption or issuance of any accounting standards after the Closing Date that may result in the reclassification, in whole or in part, of leases that were treated as operating leases on the Closing Date into Capitalized Leases and (B) until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Administrative Agent and the Lenders financial statements and any other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Computation of Certain Financial Covenants. Unless otherwise specified herein, all defined financial terms (and all other definitions used to determine such terms) shall be to those determined and computed in respect of Holdings and its Subsidiaries.

Section 1.04 Rounding. Any financial ratios required to be maintained or satisfied by Holdings or any of its respective Subsidiaries pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.07 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01 The Loans.

(a) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment; provided, however: (i) that in no event shall Excess Availability on the Closing Date (and after giving effect to all Credit Extensions to be made on the Closing Date) be less than $150,000,000; and (ii) that after giving effect to any Revolving Credit Borrowing, (A) the Total Revolving Credit Outstandings shall not exceed the lesser of (x) the Revolving Credit Facility, and (y) the Borrowing Base at such time and (B) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Lead Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) Overadvances. If the aggregate Outstanding Amount of the Revolving Credit Loans exceeds the Borrowing Base (“Overadvance”) at any time, the excess amount shall be payable by the Borrowers on demand by the Administrative Agent, but all such excess Revolving Credit Loans shall nevertheless constitute Senior Credit Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Unless its authority has been revoked in writing by Required Lenders, the

Administrative Agent may require the Revolving Credit Lenders to honor (pro rata in accordance with their Applicable Percentages) requests for Overadvance Loans and forbear from requiring the Borrowers to cure an Overadvance, when no other Event of Default is known to the Administrative Agent, as long as (i) the Overadvance does not continue for more than 45 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by the Administrative Agent to exceed, when taken together with all Protective Advances, the lesser of (x) $15,000,000 and (y) an amount equal to 10.00% of the Borrowing Base. In no event shall Overadvance Loans be required that would cause the (A) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans to exceed such Revolving Credit Lender’s Revolving Credit Commitment or (B) the Total Revolving Credit Outstandings to exceed (x) the Revolving Credit Facility minus (y) the Availability Reserve in the Administrative Agent’s Credit Judgment at such time. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by the Administrative Agent or the Revolving Credit Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Loan Party be deemed a beneficiary of this Section 2.01(b) or authorized to enforce any of its terms. At the Administrative Agent’s discretion, Overadvance Loans made under this Section 2.01(b) may be made in the form of Swing Line Loans in accordance with Section 2.04.

(c) Protective Advances. The Administrative Agent shall be authorized, in its discretion, at any time that any conditions in Section 4.02 are not satisfied, to make Revolving Credit Loans (any such Revolving Credit Loans made pursuant to this Section 2.01(c), “Protective Advances”) (a) up to an aggregate amount not to exceed, when taken together with all Overadvances, the lesser of (x) $15,000,000 and (y) 10.00% of the Borrowing Base outstanding at any time, if the Administrative Agent reasonably deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Senior Credit Obligations; or (b) to pay any other amounts chargeable to Loan Parties under any Loan Documents, including costs, fees and expenses. Protective Advances shall constitute Senior Credit Obligations secured by the Collateral and shall be entitled to all of the benefits of the Loan Documents. Immediately upon the making of a Protective Advance, each applicable Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Administrative Agent a risk participation in such Protective Advance in an amount equal to the product of such applicable Revolving Credit Lender’s Applicable Percentage times the amount of such Protective Advance. The Supermajority Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. In no event shall Protective Advances cause the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans to exceed such Revolving Credit Lender’s Revolving Credit Commitment.

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Lead Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 2:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans (but with respect to the initial Credit Extension, one business day prior to the requested date of any Borrowing of Base Rate Loans); provided, however, that if the Lead Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 2:00 p.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Revolving Credit Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Lead Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Revolving Credit Lenders. Each telephonic notice by the Lead Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Lead Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Lead Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Lead Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Lead Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Revolving Credit Lender of the amount of its Applicable Percentage under the Revolving Credit Facility of the applicable Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Lead Borrower, the Administrative Agent shall notify each Revolving Credit Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Revolving Credit Borrowing, each Revolving Credit Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m., in the case of the Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, or 4:00 p.m., in the case of the Borrowing of Base Rate Loans, in each case, on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Lead Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Lead Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Lead Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Lead Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Lead Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Lead Borrower and the Revolving Credit Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Lead Borrower and the Revolving Credit Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than seven Interest Periods in effect in respect of the Revolving Credit Facility.

(f) Anything in this Section 2.02 to the contrary notwithstanding, the Lead Borrower may not select (i) Eurodollar Rate Loans for the initial Credit Extension or (ii) Interest Periods for Eurodollar Rate Loans that have a duration of more than one month prior to the 91st day after the Closing Date (or such earlier date as may be specified by the Administrative Agent in a notice to the Lead Borrower and the Lenders).

Section 2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Lead Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Lead Borrower or its Subsidiaries and any drawings thereunder (pro rata in accordance with the Applicable Percentage); provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the lesser of (I) the Revolving Credit Facility, and (II) the Borrowing Base at such time, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Lead Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Lead Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Lead Borrower’s ability to obtain Letters of

Credit shall be fully revolving, and accordingly the Lead Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) No L/C Issuer shall issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders (excluding Defaulting Lenders) and such L/C Issuer have approved such expiry date.

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law, but if not having the force of law, then being one with which the L/C Issuer would customarily comply) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the applicable L/C Issuer, such Letter of Credit is in an initial stated amount less than $25,000, in the case of a commercial Letter of Credit, or $250,000, in the case of a standby Letter of Credit;

(D) such Letter of Credit is to be denominated in a currency other than Dollars; or

(E) any Lender is at that time a Defaulting Lender, unless each L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Lead Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) The applicable L/C Issuer shall not amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The applicable L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Lead Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Such Letter of Credit Application must be received by such L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the applicable L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the applicable L/C Issuer may reasonably require. Additionally, the Lead Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Lead Borrower and, if not, the applicable L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Revolving

Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Lead Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Lead Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree that a Letter of Credit shall automatically be extended for one or more additional successive periods not to exceed twelve months each, unless the applicable L/C Issuer, in its sole and absolute discretion, elects not to extend for any such additional periods (each, an “Auto-Extension Letter of Credit”). Unless otherwise directed by the applicable L/C Issuer, the Lead Borrower shall not be required to make a specific request to the applicable L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that no L/C Issuer shall permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Lead Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the applicable L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Lead Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Lead Borrower and the Administrative Agent thereof. Not later than the later of (A) 11:00 a.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”) or (B) 11:00 a.m. on the Business Day immediately following the date that notice is given pursuant to the immediately preceding sentence, the Lead Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Lead Borrower fails to so reimburse the applicable L/C Issuer by such time, such L/C Issuer shall notify the Administrative Agent who shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Percentage thereof. In such event, the Lead Borrower shall be deemed to have requested a

Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Lead Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Lead Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Credit Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the applicable L/C Issuer, the Lead Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Lead Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Lead Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the applicable L/C Issuer shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Lead Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Credit Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Credit Lenders under this clause (ii) shall survive the payment in full of the Senior Credit Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Lead Borrower to reimburse each L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Lead Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Lead Borrower or any of its Subsidiaries; provided that the Lead Borrower shall not be obligated to reimburse the applicable L/C Issuer for any wrongful payment made by such L/C Issuer as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such L/C Issuer.

The Lead Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Lead Borrower’s instructions or other irregularity, the Lead Borrower will immediately notify the applicable L/C Issuer.

(f) Role of L/C Issuers. Each Revolving Credit Lender and the Lead Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Revolving Credit Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Lead Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Lead Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Lead Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, any L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) [Reserved].

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Lead Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. The Lead Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit; provided, however, that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.03(g), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges to L/C Issuers. The Lead Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum equal to 0.125%, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Lead Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.

Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Lead Borrower shall be obligated to reimburse each L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Lead Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Lead Borrower, and that the Lead Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(m) Reporting. Each L/C Issuer will report in writing to the Administrative Agent (i) on the first Business Day of each week, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding week, (ii) on or prior to each Business Day on which such L/C Issuer expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance or amendment, and the aggregate face amount of Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and such L/C Issuer shall advise the Administrative Agent on such Business Day whether such issuance, amendment, renewal or extension occurred and whether the amount thereof changed), (iii) on each Business Day on which such L/C Issuer makes any L/C Advance, the date and amount of such L/C Advance and (iv) on any Business Day on which the Borrower fails to reimburse an L/C Advance required to be reimbursed to such L/C Issuer on such day, the date and amount of such failure.

Section 2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may, in its sole and absolute discretion and in reliance upon the agreements of the other Lenders set forth in this Section 2.04, make loans (each such loan, a “Swing Line Loan”) to the Lead Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Loan Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan (other than Overadvance Loans and Protective Advances), (i) the Total Revolving Credit Outstandings shall not exceed the lesser of (x) the Revolving Credit Facility and (y) the Borrowing Base at such time and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment; provided that the Lead Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Lead Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Lead Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. If the Swing Line Lender determines, acting in its sole and absolute discretion, that it shall make such requested Swing Line Loan to the Lead Borrower in accordance with the Swing Line Loan Notice, and unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Lead Borrower at its office by crediting the account of the Lead Borrower on the books of the Swing Line Lender in immediately available funds; provided that failure by the Swing Line Lender to make the amount of the Swing Line Loan available to the Lead Borrower in accordance with this Section 2.04 shall be deemed to be confirmation that the Swing Line Lender determined, acting in its sole and absolute discretion, not to make such Swing Line Loan.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time (but no less frequently than once a week) in its sole and absolute discretion may request, on behalf of the Lead Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Revolving Credit Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Lead Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Lead Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate

Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Swing Line Lender, the Lead Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Senior Credit Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Lead Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Lead Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender. At any time a Swing Line Loan is outstanding and the Lead Borrower requests a Revolving Credit Borrowing, the Administrative Agent may require the Lead Borrower to (i) utilize a portion of the requested Revolving Credit Borrowing in an amount of such outstanding Swing Line Loan to repay such Swing Line Loan or (ii) at the Lead Borrower’s option, but subject to compliance with Section 2.01, to increase the amount of the requested Revolving Credit Borrowing by up to an amount of such outstanding Swing Line Loan and utilize such increase to repay such Swing Line Loan. The Administrative Agent shall apply the relevant portion of the requested Revolving Credit Borrowing to repayment of such Swing Line Loan as specified above.

Section 2.05 Prepayments.

(a) Optional.

(i) Subject to the last sentence of this Section 2.05(a)(i), the Borrowers may, upon notice by the Lead Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part without premium or penalty; provided that: (A) such notice must be received by the Administrative Agent not later than 2:00 p.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Revolving Credit Lender of its receipt of each such notice and of the amount of such Revolving Credit Lender’s ratable portion of such prepayment (based on such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility). Each such notice shall be revocable subject to Section 3.05. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(ii) The Borrowers may, upon notice by the Lead Borrower to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. Each such notice shall be revocable subject to Section 3.05.

(b) Mandatory.

(i) Excess Outstandings. If for any reason the Total Revolving Credit Outstandings at any time exceed the lesser of (x) the Borrowing Base at such time (except as a result of Overadvance Loans or Protective Advances permitted under Sections 2.01(b) and (c)) and (y) the Revolving Credit Facility at such time, the Borrowers shall promptly prepay their respective Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize their respective L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(ii) Application to Revolving Credit Facility. Subject to Section 2.12(b), prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to pay accrued and unpaid interest in respect of the outstanding L/C Borrowings and the outstanding Swing Line Loans, Overadvance Loans and Protective Advances then being prepaid, second, shall be applied ratably to prepay the principal of any outstanding L/C Borrowing and any outstanding Swing Line Loans, Overadvance Loans and Protective Advances, if any, third, shall be applied ratably to the outstanding Revolving Credit Loans (other than Overadvance Loans and Protective Advances), and, fourth, shall be used to Cash Collateralize the remaining L/C Obligations; and the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Lead Borrower for use in the ordinary course of its business; provided that, upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from any Borrower or any other Loan Party) to reimburse the applicable L/C Issuer or the applicable Revolving Credit Lenders, as applicable.

Section 2.06 Termination or Reduction of Commitments.

(a) Optional. The Lead Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Loan Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Loan Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Lead Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Loan Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Loan Sublimit.

(b) Mandatory. If, after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Loan Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Loan Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Loan Sublimit or the Revolving Credit Commitment under this Section 2.06. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Revolving Credit Lender’s Applicable Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

Section 2.07 Repayment of Loans.

(a) Revolving Credit Loans. The Borrowers shall repay to the Revolving Credit Lenders on the Maturity Date the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(b) Swing Line Loans. The Borrowers shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date. At any time there is a Defaulting Lender, immediately upon the request of the Swing Line Lender, the Borrower shall repay Swing Line Loans in an amount sufficient to eliminate any Fronting Exposure (after giving effect to Section 2.17(a)(iv)) in respect of the Swing Line Loans.

Section 2.08 Interest.

(a) Stated Interest. Subject to the provisions of Section 2.08(b): (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Adjusted Eurodollar Rate for such Interest Period plus the Applicable Rate for such Eurodollar Rate Loans; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing or conversion date at a rate per annum equal to the greater of (A) the Base Rate plus the Applicable Rate for such Base Rate Loans and (B) the Base Rate Loan Floor Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the greater of (A) the Base Rate plus the Applicable Rate for Base Rate Loans and (B) the Base Rate Loan Floor Rate.

(b) Default Interest.

(i) If any amount of principal of any Loan (other than Loans of a Defaulting Lender) is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods) (other than to Defaulting Lenders), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Payments of Interest. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09 Fees. In addition to certain fees described in Sections 2.03(i) and (j):

(a) Commitment Fee. The Lead Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender (other than to any Defaulting Lender for any period during which it is a Defaulting Lender) in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Fee Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day of each April, July, October and January, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter that such Applicable Fee Rate was in effect.

(b) Other Fees.

(i) The Lead Borrower shall pay to the Bookrunners and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Lead Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate and Applicable Fee Rate.

(a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of any Loan Party or for any other reason, the Lead Borrower, Holdings, the Administrative Agent or the Required Lenders determine that (i) the Average Excess Availability or the Consolidated Fixed Charge Coverage Ratio (as the case may be) as calculated by the Lead Borrower or Holdings as of any applicable date was inaccurate and (ii) a proper calculation of the Average Excess Availability or the Consolidated Fixed Charge Coverage Ratio (as the case may be) would have resulted in higher pricing for such period, the Lead Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuers, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Lead Borrower under the Debtor Relief Laws, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII. The Lead Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Senior Credit Obligations hereunder.

Section 2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained in good faith by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Senior Credit Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Lead Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided for herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender, subject to clause (b) below, its Applicable Percentage in respect of the Revolving Credit Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Funding and Payments; Presumptions.

(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Lead Borrower the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Lead Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder (other than in respect of Bank Product Debt), ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, toward payment of principal amount of any L/C Borrowings, Swing Line Loans, Overadvance Loans and any Protective Advances ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties and (iii) third, toward payment of principal and Bank Product Debt then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

Section 2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (i) Senior Credit Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Senior Credit Obligations due and payable to such Lender at such time to (y) the aggregate amount of the Senior Credit Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Senior Credit Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (ii) Senior Credit Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Senior Credit Obligations owing (but not due and payable) to such Lender at such time to (y) the aggregate amount of the Senior Credit Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Senior Credit Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Senior Credit Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.13 shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement, (B) any payment obtained pursuant to Section 2.12(b), (C) the application of Cash Collateral provided for in Section 2.16, or (D) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Lead Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.14 Increase in Revolving Credit Facility.

(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Lead Borrower may from time to time, request an increase (each a “Facility Increase”) in the Revolving Credit Facility by an amount (for all such requests) not exceeding $100,000,000; provided that (i) any such request for a Facility Increase shall be in a minimum amount of $5,000,000 and (ii) the Lead Borrower may make a maximum of three such requests. At the time of sending such notice, the Lead Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). All Revolving Credit Loans made pursuant to any such Facility Increase (i) are herein referred to herein as “Additional Loans” and (ii) shall be priced on a basis identical to the existing Loans.

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of the requested Facility Increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Lead Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to any necessary approval of the Administrative Agent, each L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld or delayed), the Lead Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Revolving Credit Facility is increased in accordance with this Section, the Administrative Agent and the Lead Borrower shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Lead Borrower and the Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to any Facility Increase: (i) the conditions precedent set forth in Section 4.02 shall have been satisfied both before and after giving effect to such Facility Increase and the Additional Loans provided thereby (it being understood that all references to “the obligation of any Lender to make a Loan on the occasion of any Borrowing” shall be deemed to refer to the effectiveness of the Facility Increase on the date of the initial funding of the Facility Increase); (ii) the Maturity Date of any Facility Increase shall be coincident with the existing Maturity Date; and (iii) all fees and expenses owing in respect of such increase to the Administrative Agent or the Lenders shall have been paid. The Additional Loans shall be made by the Lenders participating therein pursuant to the procedures set forth in Section 2.02.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.15 Designation of Lead Borrower as Borrowers’ Agent.

(a) Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain Loans and Letters of Credit, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to the Administrative Agent and each Lender on account of Loans so made and Letters of Credit so issued as if made directly by the Lenders to such Borrower, notwithstanding the manner by which such Loans and Letters of Credit are recorded on the books and records of the Lead Borrower and of any other Borrower.

(b) Each Borrower represents to the Senior Credit Parties that it is an integral part of a consolidated enterprise, and that each Loan Party will receive direct and indirect benefits from the availability of the joint credit facility provided for herein, and from the ability to access the collective credit resources of the consolidated enterprise which the Loan Parties comprise. Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Senior Credit Obligations of each of the other Borrowers as if the Borrower which is so assuming and agreeing were each of the other Borrowers.

(c) The Lead Borrower shall act as a conduit for each Borrower (including itself, as a Borrower) on whose behalf the Lead Borrower has requested a Loan. None of the Agents nor any other Senior Credit Party shall have any obligation to see to the application of such proceeds.

(d) The authority of the Lead Borrower to request Loans and Letters of Credit on behalf of, and to bind, the Borrowers, shall continue unless and until the Administrative Agent actually receives written notice of: (i) the termination of such authority, (ii) the subsequent appointment of a successor Lead Borrower, which notice is signed by the respective Responsible Officers of each Borrower and (iii) written notice from such successive Lead Borrower accepting such appointment and acknowledging that from and after the date of such appointment, the newly appointed Lead Borrower shall be bound by the terms hereof, and that as used herein, the term “Lead Borrower” shall mean and include the newly appointed Lead Borrower.

Section 2.16 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or an L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, promptly upon the request of the Administrative Agent, the L/C

Issuer or the Swing Line Lender, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent. Each Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to subsection (c) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.04, 2.17 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.04); provided that, promptly following the cure or waiver of such Event of Default and, to the extent no other event requiring the Borrowers to post Cash Collateral shall then exist, Cash Collateral not applied as provided herein shall be released to the Lead Borrower, and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro-rata basis of any amounts owing by that Defaulting Lender to the L/C Issuers or the Swing Line Lender hereunder; third, as the Lead Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Lead Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, an L/C Issuer or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro-rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive or accrue any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(i).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each Non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that Non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Committed Loans of that Lender.

(b) Defaulting Lender Cure. If the Lead Borrower, the Administrative Agent, the Swing Line Lender and one or more applicable L/C Issuers agree in writing in their sole discretion that a

Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro-rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Lead Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are reasonably determined by the Administrative Agent to be required by applicable Law and based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or applicable L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Tax Indemnifications.

(i) Without limiting the provisions of subsection (a) or (b) above, the Borrowers shall, and do hereby, jointly and severally, indemnify the Administrative Agent,

each Lender and each L/C Issuer, and shall make payment in respect thereof within 15 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by any Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Administrative Agent, such Lender or such L/C Issuer, as the case may be, provides the Lead Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. A certificate as to the amount of any such payment or liability delivered to the Lead Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error. If the Lead Borrower reasonably believes that such Indemnified Taxes or Other Taxes were not correctly or legally asserted, the Administrative Agent and each Lender and L/C Issuer will use reasonable efforts to cooperate with the Lead Borrower for the Lead Borrower to file for and obtain a refund of such Indemnified Taxes or Other Taxes so long as such efforts would not, in the sole determination of the Administrative Agent, such Lender or such L/C Issuer, result in any additional costs, expenses or risks or be otherwise disadvantageous to it.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and each L/C Issuer shall, and does hereby, indemnify the Borrowers and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Lead Borrower or the Administrative Agent) incurred by or asserted against any Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or such L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or such L/C Issuer, as the case may be, to the Lead Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Finance Obligations.

(iii) The Borrowers shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or the Administrative Agent, as the case may be, to the extent that such Lender or Administrative Agent becomes subject to Taxes subsequent to the Closing Date (or, if later, the date such Lender or Administrative Agent becomes a party to this Agreement) as a result of a change in the place of organization or place of doing business of such Lender or Administrative Agent or a change in the Lending Office of such Lender, except to the extent that any such change is requested or required by the Borrowers (and provided that nothing in this clause (iii) shall be construed as relieving the Borrowers from any obligation to make such payments or indemnification in the event of a change in Lending Office or place of organization or place of doing business that precedes a change in Law to the extent such Taxes result from a change in Law).

(d) Evidence of Payments. Upon request by the Lead Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by any Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Lead Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Lead Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Lead Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to the Lead Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Lead Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if any Borrower is resident for tax purposes in the United States:

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Lead Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Lead Borrower or the Administrative Agent as will enable the Lead Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Such documentation and information shall be delivered by any such Lender (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete, (iii) after the occurrence of a change in the Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Lead Borrower and the Administrative Agent and (iv) from time to time thereafter if reasonably requested by the Lead Borrower or the Administrative Agent. For the avoidance of doubt, if such Lender fails to deliver such forms, then the Administrative Agent may withhold from any payment to such Lender an amount equivalent to the applicable backup withholding tax imposed by the Code unless and until such forms are provided; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Lead

Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(1) executed originals of Internal Revenue Service Form W-8BEN (or any successor form thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(2) executed originals of Internal Revenue Service Form W-8ECI (or any successor form thereto);

(3) executed originals of Internal Revenue Service Form W-8IMY (or any successor form thereto) and all required supporting documentation;

(4) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN; or

(5) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Lead Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) If a payment made to any Lender hereunder or under any other Loan Document would be subject to United States federal withholding tax imposed pursuant to FATCA if such Lender fails to comply with applicable reporting and other requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall use commercially reasonable efforts to deliver to the Lead Borrower and the Administrative Agent, at the time or times prescribed by applicable law or as reasonably requested by the Lead Borrower or the Administrative Agent, (A) two accurate, complete and signed certifications prescribed by applicable law and/or reasonably satisfactory to the Lead Borrower and the Administrative Agent that establish that such payment is exempt from United States federal withholding tax imposed pursuant to FATCA and (B) any other documentation reasonably requested by the Lead Borrower or the Administrative Agent sufficient for the Lead Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that a Lender has complied with such applicable reporting and other requirements of FATCA.

(iv) Each Lender shall promptly (A) notify the Lead Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that any Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender and (C) submit to the

Lead Borrower and the Administrative Agent such additional executed copies of one or more such forms or certificates as may then be available under the current United States Laws and regulations to avoid, or reduce, United States federal withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrowers or other Loan Party pursuant to this Agreement.

(f) Treatment of Certain Refunds. Subject to the last sentence in Section 3.01(c)(i) and unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or any L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or any L/C Issuer, as the case may be. If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Lead Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Lead Borrower, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to the Lead Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. In such event, the Administrative Agent, such Lender or such L/C Issuer, as the case may be, shall, at the Lead Borrower’s request, provide the Lead Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent, such Lender or such L/C Issuer may delete any information therein that they deem confidential). This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

Section 3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon Eurodollar Rate, then, on notice thereof by such Lender to the Lead Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Lead Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the

London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (iii) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Lead Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Lead Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits with or for the account of, or credit extended or participated in by, any Lender (or its Lending Office) (except any reserve requirement which is contemplated by Section 3.04(e) hereof) or any L/C Issuer;

(ii) subject any Lender (or its Lending Office) or L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Participation Interest in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or L/C Issuer);

(iii) impose on any Lender (or its Lending Office) or L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender (or its Lending Office) of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or any L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or L/C Issuer by delivery of a certificate pursuant to subsection (c) of this Section 3.04, the Borrowers will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in

Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time, upon request by delivery of a certificate pursuant to subsection (c) of this Section 3.04, the Borrowers will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or L/C Issuer prepared in good faith setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Lead Borrower shall be conclusive absent manifest error. The Borrowers shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof by the Lead Borrower.

(d) Delays in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or an L/C Issuer, as the case may be, notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or an L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof); provided, further, that the Borrowers shall not be required to compensate a Lender or an L/C Issuer for increased costs or reductions suffered more than nine months after such Change in Law, except that in the case of any such change having retroactive effect such period shall be extended until nine months after the Lender becomes aware of such change.

Section 3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(i) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(ii) any failure by a Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Lead Borrower.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Section 3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender, any L/C Issuer or any Governmental Authority for the account of any Lender or L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or L/C Issuer, as the case may be. The Lead Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If a Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Lead Borrower may replace such Lender in accordance with Section 10.13.

Section 3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Senior Credit Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01 Conditions to Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent except as otherwise agreed between the Borrowers and the Administrative Agent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement and the Affirmation Agreement;

(ii) a Note executed by the Borrowers in favor of each Lender that has requested a Note at least two Business Days in advance of the Closing Date;

(iii) evidence that the elements of the Collateral and Guarantee Requirement required to be satisfied on the Closing Date have been satisfied and that all other actions, searches, recordings and filings that the Administrative Agent or Collateral Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent:

(iv) (A) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date, and (B) a good standing certificate from the applicable governmental authority of each Loan Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date;

(v) an opinion from Simpson Thacher & Bartlett LLP, New York counsel to the Loan Parties, substantially in the form of Exhibit E;

(vi) a Solvency Certificate attesting to the Solvency of the Lead Borrower and its Restricted Subsidiaries (taken as a whole) on the Closing Date after giving effect to the Transactions, from the chief financial officer of the Lead Borrower;

(vii) copies of a recent Lien and judgment, tax, patent and trademark searches in each jurisdiction reasonably requested by the Collateral Agent with respect to the Loan Parties;

(viii) the Borrowing Base Certificate; and

(ix) Depositary Bank Notification and Acknowledgments executed by the applicable Loan Party.

(b) All fees and expenses required to be paid hereunder, under the Fee Letter and invoiced at least three business days prior to the Closing Date shall have been paid in full in cash or will be paid on the Closing Date out of the initial Credit Extension.

(c) The Borrowers shall have paid all accrued and unpaid interest, fees and expenses that may be due and owing under the Existing Credit Agreement (including any amounts under Section 3.05 thereof) through and including the Closing Date.

(d) The Administrative Agent shall have received (i) unaudited consolidated balance sheets and related statements of income and cash flows of the Lead Borrower and its Subsidiaries for each fiscal quarter subsequent to the fiscal quarter for which financial statements have been delivered under the Existing Credit Agreement and ending more than 45 days prior to the Closing Date (the “Unaudited Financial Statements”) and (ii) the Pro Forma Financial Statements. The Administrative Agent acknowledges that the condition set forth in the foregoing clause (d)(ii) has been satisfied.

(e) The Administrative Agent shall have received, not later than three business days prior to the Closing Date the results of the field examinations and third-party audit and inventory appraisals from FTI Consulting and Great American Group in form and substance reasonably satisfactory to the Administrative Agent.

(f) The Administrative Agent shall have received a Borrowing Base Certificate dated as of the Closing Date, relating to the month ended on June 30, 2011, and executed by the Treasurer of the Lead Borrower, and such Borrowing Base Certificate shall reflect an Excess Availability (after giving effect to (without duplication) the Transactions and the Credit Extensions made on the Closing Date) of at least $150,000,000 and a Borrowing Base of at least $175,000,000.

Section 4.02 Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (excluding a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) and of each L/C Issuer to issue each Letter of Credit is subject to the following conditions precedent:

(a) The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension (; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) No Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension (or with respect to Letters of Credit, such other notice required hereunder) in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Lead Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension and that after giving effect to such Credit Extension, the lesser of (i) the Borrowing Base and (ii) the Revolving Credit Facility shall be equal to or exceed the Outstanding Amount of the Revolving Credit Loans, Swing Line Loans and L/C Obligations.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Holdings and the Borrowers represent and warrant to the Agents and the Lenders that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Restricted Subsidiaries (i) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (iii) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (iv) except as set forth on Schedule 5.01 is in compliance with all Laws (including Medicare Regulations and Medicaid Regulations), orders, writs, injunctions and orders applicable to it or to its properties, and (v) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted, except in each case referred to in clauses (iii), (iv), or (v) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, each Loan Party and each of its Restricted Subsidiaries represents that (x) its current billing policies, arrangements, protocols and instructions comply with requirements of each Government Healthcare Program and are administered by properly trained personnel except where any such failure to comply could not reasonably be expected to result in either (1) exclusion from a Government Healthcare Program, or (2) loss of 5.00% or more of annual consolidated revenues of each Loan Party and each of its Restricted Subsidiaries and (y) its current compensation arrangements with physicians substantially comply with state and federal anti-kickback, fraud and abuse, Stark Law, and state self-referral law requirements except where any such failure to comply could not reasonably be expected to result in either (1) an exclusion from a Government Healthcare Program, or (2) loss of 5.00% or more of annual consolidated revenues of each Loan Party and each of its Restricted Subsidiaries.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions (to the extent of such Person’s involvement therein), are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (ii)(A), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (iv) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (A) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (B) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (C) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws, by general principles of equity and by a covenant of good faith and fair dealing.

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements and the Unaudited Financial Statements fairly present in all material respects the financial condition of the Lead Borrower and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except for (in the case of interim statements) customary year-end adjustments and the absence of complete footnotes and as otherwise expressly noted therein. During the period from December 31, 2010 to and including the Closing Date, except as set forth on Schedule 5.05(a), there has been (i) no sale, transfer or other disposition by the Lead Borrower or any of its Subsidiaries of any material part of the business or property of the Lead Borrower or any of its Subsidiaries, taken as a whole and (ii) no purchase or other acquisition by the Lead Borrower or any of its Subsidiaries of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Lead Borrower and its Subsidiaries taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Administrative Agent prior to the Closing Date.

(b) The unaudited pro forma consolidated balance sheet of the Lead Borrower and its Restricted Subsidiaries as of the date of Unaudited Financial Statements (the “Pro Forma Balance Sheet”) and the unaudited pro forma statement of income of the Lead Borrower and its Restricted Subsidiaries for the four quarter period ending as of such date (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared giving effect (as if such events had occurred on such date or at the beginning of such periods, as the case may be) to the Transactions, each material acquisition by the Lead Borrower and its Restricted Subsidiaries, consummated after the date of such financial statements and prior to the Closing Date and all other transactions that would be required to be given pro forma effect (including other adjustments consistent with the definition of “Pro Forma Adjustment” or as otherwise agreed between the Lead Borrower and the Administrative Agent). The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by Holdings to be reasonable as of the time of preparation thereof, and, subject to the foregoing, present fairly in all material respects on a pro forma basis the estimated financial position of Holdings and its Restricted Subsidiaries as at the last day for which the financial statements were delivered pursuant to Section 5.05(a) and their estimated results of operations for the periods covered thereby, assuming that the events specified in the preceding sentence had actually occurred at such date or at the beginning of the periods covered thereby.

(c) Since December 31, 2010, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The forecasts of consolidated balance sheets, income statements and cash flow statements of Holdings and its Restricted Subsidiaries, copies of which have been furnished to the Administrative Agent prior to the Closing Date in a form reasonably satisfactory to it, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

Section 5.06 Litigation. Except as set forth in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Holdings or the Borrowers, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Borrowers or any of their respective Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07 No Default. Neither Holdings, any Borrower nor any Subsidiary is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.08 Ownership of Property; Liens; Intellectual Property; Insurance.

(a) General. Each Loan Party and each of its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Intellectual Property. Each Loan Party and each of its Restricted Subsidiaries owns, or has the legal right to use, all of the IP Rights reasonably necessary for each of them to conduct its business as currently conducted except for those the failure to own or have such legal right to use could not reasonably be expected to have a Material Adverse Effect.

(c) Insurance. The properties of each Loan Party and each of its Restricted Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated persons engaged in the same or similar business), with such deductibles and covering such risks as are in accordance with normal industry practice or customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Group Company operates.

Section 5.09 Environmental Compliance.

(a) There are no pending or, to the knowledge of Holdings or the Borrowers, threatened claims, actions, suits, or proceedings alleging potential liability under or violation of any applicable Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by any Loan Party or any of its Restricted Subsidiaries or, to its knowledge, on any property formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries; (ii) there is no asbestos or asbestos-containing material on or at any property or facility currently owned or operated by any Loan Party or any of its Restricted Subsidiaries; and (iii) there has been no Release of Hazardous Materials by any of the Loan Parties and their Restricted Subsidiaries at, on, under or from any location in a manner which could reasonably be expected to give rise to liability under applicable Environmental Laws.

(c) There are no Hazardous Materials at, on, under or migrating from any of the properties currently or formerly owned, leased or operated by Holdings, the Borrowers and the Restricted Subsidiaries in amounts or concentrations which (i) constitute a violation of, (ii) require investigation or remediation under, or (iii) could reasonably be expected to give rise to liability under, applicable Environmental Laws, which violations, investigations or remediations and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d) None of Holdings, the Borrowers nor any of their respective Restricted Subsidiaries are conducting, either individually or together with other potentially responsible parties, any investigation or remediation relating to any actual or threatened Release, discharge or disposal of Hazardous Materials at, on, under or from any site or location, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any applicable Environmental Law except for such investigation or remediation that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials generated, used, treated, handled or stored at or transported by or on behalf of Holdings or any of its Restricted Subsidiaries from any property currently or formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries for off-site treatment or disposal have been treated or disposed of in a manner which would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f) Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties and their Restricted Subsidiaries has contractually assumed any liability or obligation under or relating to any applicable Environmental Law.

(g) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any applicable Environmental Law, except for any requirement the noncompliance with which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) As of the Closing Date, the Lead Borrower has made available to the Agents and the Lenders all material documents, studies, and reports in the possession, custody or control of the Loan Parties concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Loan Parties which could reasonably be expected to have a Material Adverse Effect.

(i) Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, the Loan Parties and each of their Restricted Subsidiaries and their respective businesses, operations and properties are and have been in compliance with all applicable Environmental Laws and have all Environmental Permits which are in full force and effect.

Section 5.10 Taxes. Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Loan Parties and each of their Restricted Subsidiaries have timely filed or caused to be timely filed (taking into account applicable extensions) all federal, state, foreign and other tax returns and reports required to be filed, and have timely paid or caused to be timely paid (taking into account applicable extensions) all federal, state, foreign and other taxes (including in its capacity as a withholding agent), assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

Section 5.11 ERISA Compliance.

(a) Except as set forth in Schedule 5.11(a) or as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in with the applicable provisions of ERISA, the Code and other federal or state Laws.

(b) (i) No ERISA Event has occurred during the period beginning six years from the date on which this representation is made through the date on which this representation is made or deemed made; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither any Loan Party nor any ERISA

Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) Except where noncompliance could not reasonably be expected individually or in the aggregate to result in a Material Adverse Effect, (i) each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, and (ii) neither a Loan Party nor any Restricted Subsidiary have incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. Except as could not reasonably be expected to result in a Material Adverse Effect, the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of a Loan Party or Restricted Subsidiary (based on the actuarial assumptions used for purposes of the applicable jurisdiction’s financial reporting requirements), did not exceed the current value of the assets of such Foreign Plan, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.

Section 5.12 Subsidiaries; Equity Interests. As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in the Borrowers and the Material Subsidiaries have been validly issued, are fully paid and nonassessable and all such Equity Interests owned by any Loan Party are owned free and clear of all Liens except (i) those created under the Collateral Documents, (ii) Liens permitted under Section 7.01(b) and (iii) any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of Holdings, the Borrowers and any of their Subsidiaries in each of their Subsidiaries, including the percentage of such ownership and (c) identifies each Person the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

Section 5.13 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letters of Credit will be used for any purpose that violates Regulation U.

(b) None of Holdings, the Borrowers or any Person Controlling Holdings, the Borrowers or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation, it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.15 Solvency. On the Closing Date after giving effect to the Transactions, the Lead Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

Section 5.16 Subordination of Junior Financing. The Senior Credit Obligations are “Senior Debt”, “Senior Indebtedness”, “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) and “Designated Senior Debt”, “Designated Senior Indenture”, “Designated Guaranteed Secured Debt”, or “Designated Senior Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

Section 5.17 Collateral Documents. The Collateral Documents create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein as security for the Senior Credit Obligations to the extent that a legal, valid, binding and enforceable security interest in such Collateral may be created under any applicable Law of the United States of America and any states thereof, including, without limitation, the applicable UCC, which security interest, upon the filing of financing statements or the obtaining of “control”, in each case, as applicable, with respect to the relevant Collateral as required under the applicable UCC, will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrowers and each Guarantor thereunder in such Collateral, in each case prior and superior (except as otherwise provided for in the relevant Collateral Document or the Intercreditor Agreement) in right to any other Person (other than Permitted Liens), in each case to the extent that a security interest may be perfected by the filing of a financing statement under the applicable UCC or by obtaining “control”.

Section 5.18 Labor Matters. There are no strikes against Holdings or any of its Subsidiaries, other than any strikes that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All material payments due from Holdings or any of its Subsidiaries, or for which any claim may be made against Holdings or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings and its Subsidiaries, as applicable, to the extent required by GAAP, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries (or any predecessor) is bound.

Section 5.19 Fraud and Abuse. Except as set forth on Schedule 5.19, to the knowledge of the officers of the Loan Parties and each of their Restricted Subsidiaries, neither the Loan Parties nor their Restricted Subsidiaries nor any of their officers, directors or Contract Providers have engaged in any material respect in any activities which are prohibited under Medicare Regulations or Medicaid Regulations or which are prohibited by binding rules of professional conduct, including but not limited to the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any applications for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iv) knowingly and willfully soliciting or receiving any unlawful remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or other applicable third party payors, or (B) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by Medicare, Medicaid or other applicable third party payors.

Section 5.20 Licensing and Accreditation. Each of the Loan Parties and each of their Restricted Subsidiaries and, to the knowledge of the officers of each of the Loan Parties and each of their Restricted Subsidiaries, each Contract Provider, has, to the extent applicable: (i) obtained (or been duly assigned) all required certificates of need or determinations of need as required by the relevant state Governmental Authority for the acquisition, construction, expansion of, investment in or operation of its businesses as currently operated; (ii) obtained and maintains in good standing all required licenses; (iii) to the extent prudent and customary in the industry in which it is engaged, obtained and maintains accreditation from all generally recognized accrediting agencies; and (iv) entered into and maintains in good standing its status as a Medicare supplier and as a Medicaid provider. To the knowledge of the officers of each of the Loan Parties and each of their Restricted Subsidiaries, each Contract Provider is duly licensed (where license is required) by each state or state agency or commission, or any other Governmental Authority having jurisdiction over the provisions of such services by such Person in the locations in which each of the Loan Parties and each of their Restricted Subsidiaries conduct business, required to enable such Person to provide the professional services provided by such Person and otherwise as is necessary to enable each of the Loan Parties and each of their Restricted Subsidiaries to operate as currently operated and as presently contemplated to be operated. To the knowledge of the officers of each of the Loan Parties and each of their Restricted Subsidiaries, all such required licenses are in full force and effect on the date hereof and have not been revoked or suspended or otherwise limited.

Section 5.21 Anti-Terrorism Law.

(a) No Loan Party and, to the knowledge of the Borrowers, none of their Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) or the USA PATRIOT Act (as defined below).

(b) No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list or similarly named by any similar foreign Governmental Authority.

(c) No Loan Party and, to the knowledge of the Borrowers, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 5.22 Borrowing Base Certificates. Without limiting the provisions of Section 5.14 or the statements contained in any Borrowing Base Certificate, each Borrower hereby represents and warrants that the statements in each Borrowing Base Certificate are or will be when such Borrowing Base Certificate is delivered true and correct in all material respects. The Administrative Agent may rely, in determining which Accounts are Eligible Accounts, Eligible Self-Pay Accounts or Eligible 180-360 Days Accounts, on all statements and representations made by the Borrowers with respect thereto.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until (i) the Revolving Credit Commitments have expired or been terminated, (ii) the principal of and interest on each Loan and all fees and other Senior Credit Obligations (other than contingent indemnity obligations with respect to then unasserted claims and the Other Liabilities) shall have been paid in full, (iii) all Letters of Credit shall have expired or terminated (or been Cash Collateralized or backstopped in a manner reasonably satisfactory to the applicable L/C Issuer) and (iv) all L/C Obligations have been reduced to zero (or Cash Collateralized or backstopped in a manner reasonably satisfactory to the L/C Issuers), Holdings and the Borrowers (except in the case of the covenant set forth in Section 6.17, which shall apply only to the Borrowers) shall, and Holdings and the Borrowers (except in the case of the covenant set forth in Section 6.17, which shall apply only to the Borrowers) shall cause (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) each Restricted Subsidiary to:

Section 6.01 Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(i) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries and, if different, Holdings and its Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (or, in lieu of such audited financial statements for Holdings and its Restricted Subsidiaries, a reconciliation reflecting such financial information for Holdings and its Restricted Subsidiaries, on the one hand, and Holdings and its Subsidiaries, on the other hand), all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte & Touche, LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(ii) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (commencing with the fiscal quarter ending September 30, 2011), a consolidated balance sheet of Holdings and its Subsidiaries and, if different, Holdings and its Restricted Subsidiaries, in each case as at the end of such fiscal quarter, and the related (A) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (B) a consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (or, in lieu of such unaudited financial statements for Holdings and its Restricted Subsidiaries, a reconciliation reflecting such financial information for Holdings and its Restricted Subsidiaries, on the one hand, and Holdings and its Subsidiaries, on the other hand), all in reasonable detail and certified by a Responsible Officer of Holdings as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries and Holdings and its Restricted Subsidiaries, as applicable, in accordance with GAAP, subject only to normal year end adjustments and the absence of footnotes;

(iii) as soon as available, and in any event no later than 90 days after the end of each fiscal year of Holdings, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of Holdings and its Restricted Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material;

(iv) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(i) and 6.01(ii) above, statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(v) on the 15th Business Day of each fiscal month (or more frequently as the Lead Borrower may elect), a certificate in the form of Exhibit I (a “Borrowing Base Certificate”) showing the Borrowing Base as of the close of business for the immediately preceding fiscal month (or in the case of a voluntary delivery of a Borrowing Base Certificate at the election of the Lead Borrower, a subsequent date), with the first such Borrowing Base Certificate being delivered hereunder for the fiscal month ended on July 31, 2011, each Borrowing Base Certificate to be certified as complete and correct in all material respects on behalf of the Lead Borrower by a Responsible Officer of the Lead Borrower; provided that if a Cash Dominion Event shall have occurred and be continuing, such Borrowing Base Certificate shall be furnished on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Friday; and provided, further that after any Disposition or Casualty Event with respect to Collateral having a fair market value in excess of $5,000,000 and subject to the Borrowing Base (other than sales of inventory in the ordinary course of business), the Lead Borrower shall promptly (and in any event prior to the next Borrowing) deliver a revised Borrowing Base Certificate reflecting such Disposition or Casualty Event; and

(vi) as soon as available, and in any event no later than 25 days after the end of each fiscal month of Holdings for which the Consolidated Fixed Charge Coverage Ratio is required to be tested pursuant to Section 6.17, an unaudited consolidated balance sheet of Holdings and its Subsidiaries and, if different, Holdings and its Restricted Subsidiaries, in each case as at the end of such fiscal month, and the related (A) consolidated statements of income or operations for such fiscal month and for the portion of the fiscal year then ended and (B) a consolidated statement of cash flows for the portion of the fiscal year then ended (or, in lieu of such unaudited financial statements for Holdings and its Restricted Subsidiaries, a reconciliation, reflecting such financial information for Holdings and its Restricted Subsidiaries, on the one hand, and Holdings and its Subsidiaries, on the other hand), all in reasonable detail and certified by a Responsible Officer of Holdings as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries and Holdings and its Restricted Subsidiaries, as applicable, in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes.

Notwithstanding the foregoing, the obligations in clauses (i) and (ii) of this Section 6.01 may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of Holdings that holds all of the Equity Interests of Holdings or (B) Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (1) to the extent such information relates to a parent of the Lead Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings, on the one hand, and the information relating to Holdings and the Restricted Subsidiaries on a standalone basis, on the other hand and (2) to the extent such information is in lieu of information required to be provided under Section 6.01(i), such financial statements are audited and accompanied by a report and opinion of Deloitte & Touche, LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

Section 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(i) no later than five days after the delivery of the financial statements referred to in Sections 6.01(i), (ii) and (vi), a duly completed Compliance Certificate signed by a Responsible Officer of Holdings (substantially in form of Exhibit D and including, without limitation, reasonably detailed calculations with respect to the Average Excess Availability (based on the most recent monthly and/or weekly Borrowing Base Certificates furnished to the Administrative Agent) and the Consolidated Fixed Charge Coverage Ratio), including a reconciliation reflecting any impact from the application of Section 1.03(b);

(ii) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which any Loan Party files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(iii) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) from or material statements or material reports furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries having an aggregate outstanding principal amount greater than the Threshold Amount or pursuant to the terms of any Junior Financing Documentation, in each case, so long as the aggregate outstanding principal amount thereunder is greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(iv) together with the delivery of the financial statements pursuant to Section 6.01(i) and each Compliance Certificate pursuant to Section 6.02(i), (A) a report setting forth the information required by Section 3.03(c) of the Security Agreement or confirming that there has been no change in such information since the Closing Date or the date of the last such report), (B) a description of each Disposition or Casualty Event during the last fiscal quarter covered by such Compliance Certificate and (C) a list of Subsidiaries that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date or the date of the last such list;

(v) promptly following any request by a Lender or the Administrative Agent therefor, on and after the effectiveness of the Pension Act, copies of (A) any documents described in Section 101(k)(1) of ERISA that Holdings and any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (B) any notices described in Section 101(l)(1) of ERISA that Holdings or any of its ERISA Affiliates may request with respect to any Plan or Multiemployer Plan; provided that if Holdings or any of its ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Plan or Multiemployer Plan, Holdings or its ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(vi) the financial and collateral reports described on Schedule 6.02(vi) hereto, at the times set forth in such Schedule 6.02(vi);

(vii) at least five Business Days prior to the making of any Specified Payment, a detailed calculation of the Excess Availability and all components thereof, and, to the extent applicable, a detailed calculation of the Consolidated Fixed Charge Coverage Ratio calculated on a Pro Forma Basis and all components thereof, in each case, with such supporting documentation as the Administrative Agent may reasonably request; and

(viii) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(i) or (ii) or Section 6.02(i), (ii) or (iii) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents, or provides a link thereto on the Lead Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Lead Borrower’s behalf on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the

Administrative Agent, the Lead Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Lead Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Lead Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(i) to the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents and the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Holdings or the Borrowers with any such request for delivery.

Each of Holdings and the Lead Borrower hereby acknowledges that (i) the Administrative Agent and the Bookrunners will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of Holdings and the Lead Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Lead Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each of Holdings and the Lead Borrower hereby agrees that so long as Holdings or the Lead Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that: (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Lead Borrower shall be deemed to have authorized the Administrative Agent, the Bookrunners, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Holdings or the Lead Borrower or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, neither Holdings nor the Lead Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC”.

Section 6.03 Notices. Promptly after obtaining actual knowledge thereof, notify the Administrative Agent of:

(i) the occurrence of any Default;

(ii) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including such matters arising out of or resulting from (A) breach or non-performance of, or any default or event of default under, a Contractual Obligation of any Loan Party or any Subsidiary, (B) to the extent permitted by Law, any dispute, litigation, investigation or proceeding between any Loan Party or any Subsidiary and any Governmental Authority, (C) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable

Environmental Laws or in respect of IP Rights or the assertion or occurrence of any noncompliance by any Loan Party or any of its Subsidiaries with, or liability under, any applicable Environmental Law or Environmental Permit, (D) the occurrence of any ERISA Event or similar event with respect to Foreign Plans, (E) to the extent permitted by Law, any notice of loss or threatened loss of accreditation, loss of participation under any Government Healthcare Program or loss of applicable health care license, in each case that could reasonably be expected to have a Material Adverse Effect or (F) to the extent permitted by Law, the institution of any investigation or proceedings against such Person (or, to the knowledge of the Borrowers’ officers, any Contract Provider) to suspend, revoke or terminate or which may result in the termination of its status as a Medicare supplier or its status as a Medicaid provider or exclusion from any Government Healthcare Program;

(iii) any casualty or other insured damage to any portion of the Collateral subject to the Borrowing Base in excess of $5,000,000, or the commencement of any action or proceeding for the taking of any interest in a portion of the Collateral subject to the Borrowing Base in excess of $5,000,000 or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceedings; and

(iv) the receipt of any notice of default by a Loan Party under, or notice of termination of, any Lease for any of the Loan Parties’ distribution centers or warehouses.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Lead Borrower (x) that such notice is being delivered pursuant to Section 6.03(i), (ii), (iii) or (iv) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto.

Section 6.04 Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect, it being understood that neither Holdings, the Borrowers nor any of their respective Restricted Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

Section 6.05 Preservation of Existence, Etc. (i) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (ii) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in the case of clauses (i) and (ii), (A) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (B) pursuant to a transaction permitted by Section 7.04 or 7.05.

Section 6.06 Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (ii) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

Section 6.07 Maintenance of Insurance. (a) Maintain (i) with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against in accordance with normal industry practice or by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Holdings, the Borrowers and the Restricted Subsidiaries) as are customarily carried under similar circumstances in accordance with normal industry practice or by such other Persons and (ii) without limitation to the foregoing, the insurance arrangements in respect of the Collateral required by the Security Agreement.

(b) Property coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a mortgage clause (regarding improvements to Material Real Property subject to a Mortgage) and a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Agents, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Administrative Agent, (ii) a provision to the effect that none of the Loan Parties, Senior Credit Parties (in their capacity as such) or any other Affiliate of a Loan Party shall be a co-insurer (the foregoing not being deemed to limit the amount of self-insured retention or deductibles under such policies, which self-insured retention or deductibles shall be consistent with business practices in effect on the Closing Date or as otherwise determined by the Responsible Officers of the Loan Parties acting reasonably in their business judgment), and (iii) such other provisions as the Administrative Agent may reasonably require from time to time to protect the interests of the Senior Credit Parties. Commercial general liability policies shall be endorsed to name the Administrative Agent as an additional insured. Each endorsement to such casualty or liability policy referred to in this Section 6.07(b) shall also provide that it shall not be canceled, modified in any manner that would cause this Section 6.07 to be violated, or not renewed (i) by reason of nonpayment of premium except upon not less than ten days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent. The Lead Borrower shall deliver to the Administrative Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent, including an insurance binder) together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

(c) With respect to each Mortgaged Property, obtain flood insurance in such total amounts as the Administrative Agent may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated as a “flood hazard area” in any Flood Insurance Rate Map established by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(d) For the avoidance of doubt, the requirements of this Section 6.07 are subject in all respects to the terms of the Intercreditor Agreement.

Section 6.08 Compliance with Laws. (i) Comply in all respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, other than such orders, writs, injunctions and decrees as to which an appeal has been timely and properly taken in good faith, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; and (ii) shall have in place a compliance program which is reasonably designed to provide internal controls that promote adherence to, and prevent and detect material violations of, any Requirement of Law applicable to it and which includes the implementation of internal audits and monitoring on a regular basis to monitor compliance with the compliance program with the Requirements of Law.

Section 6.09 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings, the Lead Borrower or any Restricted Subsidiary, as the case may be.

Section 6.10 Inspection Rights.

(a) Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (other than the records of the Board of Directors of such Loan Party or such Subsidiary) and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Lead Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10(a) and the Administrative Agent shall not exercise such rights more often than (x) at any time that Excess Availability is or has been less than 40.00% of the lesser of (1) the Borrowing Base and (2) the Aggregate Commitments, three times during any calendar year absent the existence of an Event of Default and only two such times shall be at the Borrowers’ expense and (y) at all other times, two times during any calendar year absent the existence of an Event of Default and only one such time shall be at the Borrowers’ expense; provided, further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Lead Borrower the opportunity to participate in any discussions with the Borrowers’ independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Loan Parties or any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law (including but not limited to patient privacy laws and regulations) or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

(b) In addition to the foregoing, from time to time upon the request of the Administrative Agent, permit the Administrative Agent or professionals (including consultants, accountants, lawyers and appraisers) retained by the Administrative Agent, on reasonable prior notice and during normal business hours, to conduct appraisals and commercial finance examinations, including, without limitation, of (i) the Borrowers’ practices in the computation of the Borrowing Base, and (ii) the assets subject to the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. The Loan Parties shall pay the reasonable out-of-pocket fees and expenses of the Administrative Agent or such professionals with respect to such evaluations and appraisals, provided that (x) the Administrative Agent may conduct no more than one commercial finance examination in any calendar year (provided that the Administrative Agent, in its reasonable discretion, if any Event of Default exists, may cause such additional commercial finance examinations to be taken as the Administrative Agent reasonably determines (each, at the expense of the Loan Parties)) and provided, further, that at any time that Excess Availability is or has been less than 40.00% of the lesser of (1) the

Borrowing Base and (2) the Aggregate Commitments, the Administrative Agent may conduct up to two commercial finance examinations in such calendar year at the Loan Parties’ expense (provided, further, that the Administrative Agent may undertake at its sole expense whether or not an Event of Default exists, one additional commercial finance examination), (y) the Administrative Agent may undertake no more than one appraisal of the Loan Parties’ Inventory in any calendar year (provided that the Administrative Agent, in its reasonable discretion, if any Event of Default exists, may cause such additional appraisals to be taken as the Administrative Agent reasonably determines (each, at the expense of the Loan Parties) and provided, further, that at any time that Excess Availability is or has been less than 40.00% of the lesser of (1) the Borrowing Base and (2) the Aggregate Commitments, the Administrative Agent may conduct up to two appraisals for each category of Inventory of the Loan Parties in such calendar year at the Loan Parties’ expense (provided, further, that the Administrative Agent may undertake at its sole expense whether or not an Event of Default exists, one additional appraisal of Inventory) and (z) the Administrative Agent may undertake no more than one appraisal of the Loan Parties’ Real Property in any calendar year (provided that the Administrative Agent, in its reasonable discretion, if any Event of Default exists, may cause such additional appraisals to be taken as the Administrative Agent reasonably determines (each, at the expense of the Loan Parties)) and provided, further, that at any time that Excess Availability is or has been less than 40.00% of the lesser of (x) the Borrowing Base and (y) the Aggregate Commitments, the Administrative Agent may conduct up to two appraisals of the Loan Parties’ Real Property in such calendar year at the Loan Parties’ expense (provided, further, that the Administrative Agent may undertake at its sole expense whether or not an Event of Default exists, one additional appraisal for Real Property).

Section 6.11 Covenant to Guarantee Obligations and Give Security. At the Borrowers’ expense, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including (except to the extent otherwise provided hereunder or under any Collateral Document or the Intercreditor Agreement):

(a) upon the formation or acquisition of any new direct or indirect Subsidiary (in each case, other than an Unrestricted Subsidiary or an Excluded Subsidiary) by any Loan Party, the designation in accordance with Section 7.15 of any existing direct or indirect Subsidiary as a Restricted Subsidiary or any Subsidiary becoming a Material Subsidiary:

(i) within 45 days after such formation, acquisition or designation or such longer period as the Collateral Agent or Administrative Agent may agree in its discretion:

(A) cause each such Domestic Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to furnish to the Administrative Agent or the Collateral Agent (as appropriate) a description of the Material Real Properties owned by such Restricted Subsidiary in detail reasonably satisfactory to the Administrative Agent;

(B) cause each such Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement, to the extent such Domestic Subsidiary owns assets of the type subject to Borrowing Base, duly execute and deliver to the Administrative Agent a counterpart signature page to this Agreement, whereby such Domestic Subsidiary shall agree to become a Borrower hereunder in accordance with the terms of this Agreement;

(C) cause each such Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) Mortgages, Security Agreement Supplements, Intellectual Property Security Agreements, Guaranties and other security agreements and documents (including, with respect to the Mortgages, the documents listed in Section 6.13(b)) as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent or the Collateral Agent (as appropriate) (consistent with the Mortgages, Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(D) cause each such Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law) and instruments evidencing the intercompany Indebtedness held by such Restricted Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent;

(E) take and cause such Domestic Subsidiary and each direct or indirect parent of such Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of UCC financing statements and delivery of stock and membership interest certificates) may be necessary in the reasonable opinion of the Administrative Agent or the Collateral Agent (as appropriate) to vest in the Administrative Agent or the Collateral Agent (as appropriate) (or in any representative of the Administrative Agent or the Collateral Agent (as appropriate) designated by it) valid Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws, and by general principles of equity (regardless of whether enforcement is sought in equity or at law) and by an implied covenant of good faith and fair dealing;

(ii) within 30 days (or 45 days with respect to any Foreign Subsidiary) after the request therefor by the Administrative Agent or the Collateral Agent (as appropriate) (or such longer period as the Administrative Agent or the Collateral Agent (as appropriate) may agree in its sole discretion), deliver to the Administrative Agent or the Collateral Agent (as appropriate) a signed copy of an opinion, addressed to the Administrative Agent or the Collateral Agent (as appropriate) and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request; and

(iii) as promptly as practicable after the request therefor by the Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property, any existing title reports, surveys or environmental assessment reports;

(b) (i) the Borrowers shall obtain the security interests and Guaranties set forth on Schedule 1.01B on or prior to the dates corresponding to such security interests and Guaranties set forth on Schedule 1.01B; and

(ii) after the Closing Date, promptly after the acquisition of any Material Real Property by any Loan Party, if such Material Real Property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Lead Borrower shall give notice thereof to the Administrative Agent and promptly thereafter shall cause such Real Property to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent or the Collateral Agent to grant and perfect or record such Lien including, as applicable, the actions referred to in Section 6.13(b).

Section 6.12 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) comply, and take all commercially reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; (ii) obtain and renew all Environmental Permits necessary for its operations and properties; and (iii) in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to address all Hazardous Materials at, on, under or emanating from any currently or formerly owned or operated property or facility, in accordance with the requirements of all applicable Environmental Laws.

Section 6.13 Further Assurances and Post Closing Covenants.

(a) Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments including any amendments or assignments thereto as the Administrative Agent or Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents as set forth therein. Without limiting the foregoing, the Loan Parties shall use commercially reasonable efforts to obtain a Collateral Access Agreement from any Person from whom a Loan Party enters into a Lease after the Closing Date for a regional distribution center prior to entering into such Lease.

(b) In the case of any Material Real Property, except to the extent otherwise provided hereunder or under any Collateral Document or the Intercreditor Agreement, provide the Administrative Agent with Mortgages and otherwise satisfy the applicable Collateral and Guarantee Requirements with respect to such owned Real Property within 60 days (or such longer period as the Administrative Agent may agree in its sole discretion) of the acquisition of, or, if requested by the Administrative Agent, entry into, or renewal of, a ground lease in respect of, such Real Property in each case together with:

(i) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the Mortgaged Property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(ii) Mortgage Policies in form and substance, with endorsements and in amount, reasonably acceptable to the Collateral Agent (not to exceed the value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Collateral Agent, insuring the Mortgages to be valid subsisting Liens on the

Mortgaged Property described therein, free and clear of all defects and encumbrances, subject to Liens permitted by Section 7.01, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Collateral Agent may reasonably request;

(iii) opinions of local counsel for the Loan Parties in states in which the Mortgaged Properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Collateral Agent; and

(iv) such other evidence that all other actions that the Collateral Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages has been taken;

provided that, with respect to any obligation set forth in clauses (b)(i) through (iv) above for any ground lease requiring the consent of a third party not controlled by Holdings or its Restricted Subsidiaries, such Loan Party shall only be required to use its commercially reasonable efforts to perform such obligation.

(c) (i) Within 90 days from the Closing Date (or, unless a Cash Dominion Event or an Event of Default has occurred, such later date as may be agreed to by the Administrative Agent), deliver to the Collateral Agent, Depositary Bank Notification and Acknowledgments executed by the applicable depositary bank and/or amendments to the Deposit Account Control Agreements with respect to the newly-opened DDAs, in each case, as may be necessary to ensure continuous compliance with the provisions of Section 6.18 and (ii) perform the obligations set forth on Schedule 6.13(c) in each case within the time limits set forth on Schedule 6.13(c) or such longer period as determined by the Administrative Agent in its sole discretion; provided that, with respect to any obligation set forth in this Section 6.13(c) and on Schedule 6.13(c) requiring the consent, waiver, approval or other participation of a third party not controlled by Holdings or its Restricted Subsidiaries, such Loan Party shall only be required to use its commercially reasonable efforts to perform such obligation, and the Administrative Agent may, in its sole discretion, extend or waive such obligations to the extent such Loan Party’s use of commercially reasonable efforts has not resulted, and in the judgment of the Administrative Agent will not result, in the performance of such obligation.

Section 6.14 Information Regarding Collateral. Furnish to the Agents prompt written notice of any change in: (i) any Loan Party’s name; (ii) the location of any Loan Party’s chief executive office or its principal place of business; (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number and organizational identification number assigned to it by its state of organization. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings, publications and registrations, have been made (or will be made in a timely fashion) under the UCC or other applicable Law that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest to the extent required under the Collateral Documents (subject only to Permitted Liens having priority under applicable Law) in all the Collateral for its own benefit and the benefit of the other Secured Parties.

Section 6.15 Collateral Administration.

(a) Administration of Accounts.

(i) Records and Schedules of Accounts. Keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to the Administrative Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to the Administrative Agent, on such periodic basis as the Administrative Agent may request. The Lead Borrower shall also provide to the Administrative Agent, on or before the 15th Business Day of each month, a detailed aged trial balance of all Loan Party Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as the Administrative Agent may reasonably request. If Accounts in an aggregate face amount of $5,000,000 or more cease to be Eligible Accounts, Eligible Self-Pay Accounts or Eligible 180-360 Days Accounts, as the case may be, the Lead Borrower shall notify the Administrative Agent of such occurrence promptly (and in any event within three Business Days) after any Loan Party has knowledge thereof.

(ii) Taxes. If an Account of any Loan Party includes a charge for any Taxes, the Administrative Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Loan Party and to charge the Borrowers therefor; provided, however, that neither the Administrative Agent nor the Lenders shall be liable for any Taxes that may be due from the Loan Parties or with respect to any Collateral.

(iii) Account Verification. Whether or not a Default or Event of Default or a Cash Dominion Event exists, the Administrative Agent shall have the right at any time, in the name of the Administrative Agent, any designee of the Administrative Agent or any Loan Party, to verify the validity, amount or any other matter relating to any Accounts of the Loan Party by mail, telephone or otherwise. The Loan Parties shall cooperate fully with the Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

(iv) Maintenance of Accounts. The Loan Parties shall maintain one or more Dominion Accounts, each pursuant to a lockbox or other arrangement acceptable to Administrative Agent, with such banks as may be selected by applicable Loan Parties and be acceptable to Administrative Agent. No later than the date specified in Section 6.18 hereof, the Loan Parties shall enter into Deposit Account Control Agreements with each bank at which a DDA (other than an Excluded Account or a Specified Government Receivables Deposit Account) is maintained by which such bank shall, upon the occurrence and during the continuation of a Cash Dominion Event or an Event of Default, immediately transfer to the Concentration Account all monies deposited to a Dominion Account constituting proceeds of Collateral. All funds deposited in each Dominion Account shall be subject to the Administrative Agent’s Lien. The Loan Parties shall obtain the agreement (in favor of and in form and content reasonably satisfactory to the Administrative Agent) by each bank at which a Dominion Account is maintained to waive any offset rights against the funds deposited into such Dominion Account, except offset rights in respect of charges incurred in the administration of such Dominion Account. The Administrative Agent and the Lenders shall not assume any responsibility to any Loan Party for such lockbox arrangement or, upon the occurrence and during the continuation of a Cash Dominion Event or Event of Default, any

Dominion Account, including any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

(v) Collection of Accounts; Proceeds of Collateral. All payment items received by any Loan Party in respect of its Accounts, together with the proceeds of any other Collateral, shall be held by such Loan Party as trustee of an express trust for the Administrative Agent’s benefit; such Loan Party shall immediately deposit same in kind in a Dominion Account or other DDA, as applicable, for application, as the case may be, to the applicable Finance Obligations in accordance with the terms of this Agreement and the Security Agreement. The Administrative Agent retains the right at all times that a Default or an Event of Default exists to notify Account Debtors of any Loan Party (other than Account Debtors with respect to Specified Government Accounts) that Accounts (other than Specified Government Accounts) have been assigned to the Administrative Agent and to collect Accounts (other than Specified Government Accounts) directly in its own name and to charge to the Borrowers the collection costs and expenses incurred by the Administrative Agent or Lenders, including reasonable attorneys’ fees. Upon the occurrence and during the continuation of a Cash Dominion Event or an Event of Default, all monies properly deposited in the Concentration Account shall be deemed to be voluntary prepayments of Senior Credit Obligations and applied in accordance with Section 2.05(b)(ii) and Section 2.12(b) to reduce outstanding Senior Credit Obligations.

(vi) Asset Sales Proceeds Accounts. Neither the Lead Borrower nor any of its Subsidiaries shall deposit any funds or credit any amounts into any “Asset Sales Proceeds Account” (as defined in the Intercreditor Agreement), other than proceeds of “Noteholder Collateral” (as defined in the Intercreditor Agreement).

(b) Administration of Inventory.

(i) Records and Reports of Inventory. Each Loan Party shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to the Administrative Agent inventory and reconciliation reports in form reasonably satisfactory to the Administrative Agent, on such periodic basis as the Administrative Agent may request. Each Loan Party shall conduct a physical inventory consistent with historical practices (and on a more frequent basis if requested by the Administrative Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to the Administrative Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as the Administrative Agent may request. The Administrative Agent may participate in and observe each physical count.

(ii) Returns of Inventory. No Loan Party shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless: (A) such return is in the ordinary course of business; (B) no Default, Event of Default or Overadvance exists or would result therefrom; and (C) the Administrative Agent is promptly notified if the aggregate value of all Inventory returned in any month exceeds $5,000,000.

(iii) Acquisition, Sale and Maintenance. The Loan Parties shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

Section 6.16 Corporate Separateness.

(a) Satisfy, and cause each of its Restricted Subsidiaries and Unrestricted Subsidiaries to satisfy, customary corporate and other formalities, including, as applicable, the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting, in each case, to the extent required by law and the maintenance of corporate offices and records.

(b) Ensure that (i) no payment is made by it or any of its Restricted Subsidiaries to a creditor of any Unrestricted Subsidiary in respect of any liability of any Unrestricted Subsidiary, (ii) no bank account of any Unrestricted Subsidiary shall be commingled with any bank account of the Borrowers, Holdings or any direct or indirect parent of the Borrowers or any of their Restricted Subsidiaries, and (iii) any financial statements distributed to any creditors of any Unrestricted Subsidiary shall clearly establish or indicate the corporate separateness of such Unrestricted Subsidiary from the Borrowers, Holdings or any direct or indirect parent of the Borrowers or any of their Restricted Subsidiaries.

Section 6.17 Consolidated Fixed Charge Coverage Ratio. If Excess Availability shall be less than the greater of (x) 12.50% of the lesser of the Aggregate Commitments and the Borrowing Base and (y) $25,000,000 (a “Financial Covenant Trigger Event”), maintain a Consolidated Fixed Charge Coverage Ratio of at least 1.0 to 1.0 as of the immediately preceding fiscal month end for which financial statements are available (but in any event as of the most recent fiscal month ending at least fifteen days prior to such Financial Covenant Trigger Event) and as of each subsequent fiscal month end thereafter; provided that (i) a breach of such covenant when so tested shall not be cured by a subsequent increase of Excess Availability above the applicable limit set forth above and (ii) such requirement to maintain a Consolidated Fixed Charge Coverage Ratio of at least 1.0 to 1.0 shall no longer apply if Excess Availability on each day during any period of 45 consecutive calendar days commencing after the date of such Financial Covenant Trigger Event shall equal or exceed the greater of (x) 12.50% of the lesser of the Aggregate Commitments and the Borrowing Base and (y) $25,000,000, after which time the requirement to comply with the Consolidated Fixed Charge Coverage Ratio shall not apply unless a subsequent Financial Covenant Trigger Event occurs; provided, further, that after any Financial Covenant Trigger Event, unless and until the Lead Borrower has demonstrated its compliance with the Consolidated Fixed Charge Coverage Ratio requirement set forth above by delivery to the Administrative Agent of the monthly financial statements for the fiscal month specified above and the related Compliance Certificate, (i) the Borrowers shall not be permitted to request any Loans or the issuance of any Letters of Credit and (ii) Holdings, the Borrowers and their respective Restricted Subsidiaries shall not be permitted to consummate (A) any transaction described under Section 7.02(d)(iv), 7.02(j), 7.02(o), 7.06(k) or 7.12(a)(v) or (B) without the consent of the Administrative Agent, any transaction described under Section 7.05(i). For purposes of determining satisfaction with the foregoing Consolidated Fixed Charge Coverage Ratio under this Section 6.17, any Specified Equity Contribution made during the period from the last day of the relevant period until the expiration of the 10th day after the date on which financial statements are required to be delivered hereunder with respect to the relevant period will, at the request of the Lead Borrower, be included in the calculation of Consolidated EBITDA for any period of calculation which includes the month in which such Specified Equity Contribution was received by the Loan Parties, provided that (A) in each four fiscal quarter period, there shall be a period of at least two consecutive fiscal quarters in respect of which no Specified Equity Contribution is made, (B) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause Holdings and the Borrowers to be in compliance with the Consolidated Fixed Charge Coverage Ratio specified above on a Pro Forma Basis, and in any event no greater than $40,000,000 for any one Specified Equity Contribution and (C) all Specified Equity Contributions

shall be disregarded for purposes of determining the amount or availability of any baskets with respect to the covenants contained herein.

Section 6.18 Maintenance of Cash Management System.

The Loan Parties will establish and maintain the cash management system described below:

(a) The applicable schedule to the Perfection Certificate sets forth all DDAs maintained by the Loan Parties, including all Dominion Accounts. Each Loan Party shall take all actions necessary to establish the Administrative Agent’s control of and Lien on each such DDA (other than an Excluded Account or a Specified Government Receivables Deposit Account). Each Loan Party shall be the sole account holder of each DDA (other than an Excluded Account) and shall not allow any other Person (other than the Administrative Agent) to have control over or a Lien on a DDA (other than an Excluded Account) or any property deposited therein (it being understood that the Administrative Agent shall not have a control over or a Lien on any Specified Government Receivables Deposit Account). The Lead Borrower shall not, and shall not cause or permit any of its Restricted Subsidiaries to, accumulate or maintain cash (other than (i) cash that is not proceeds of any Collateral and (ii) Uncontrolled Cash) in the Excluded Accounts as of any date of determination in excess of checks outstanding against such Accounts as of the date and amounts necessary to meet minimum balance, near-term funding requirements or near-term operating requirements.

(b) The Loan Parties shall deliver to the Administrative Agent Deposit Account Control Agreements for all of the DDAs of the Loan Parties (other than Excluded Accounts and Specified Government Receivables Deposit Accounts), duly executed by each applicable Loan Party and the applicable depositary bank and opinion of counsel (which may contain customary qualifications and exclusions) with respect thereto in form and substance reasonably satisfactory to the Collateral Agent.

(c) The Lead Borrower will, or will cause each of the applicable Loan Parties to, request in writing and otherwise take reasonable steps to provide that all Account Debtors in respect of Specified Government Accounts that constitute Collateral forward payment directly to an account of the applicable Loan Party designated as a Specified Government Receivables Deposit Account on the applicable schedule to the Perfection Certificate (each a “Specified Government Receivables Deposit Account”). Without limiting the requirements of Sections 6.13(c)(i), 6.13(c)(ii) and 6.18(b), (i) each Loan Party that owns or originates Specified Government Accounts, shall establish and maintain appropriate Specified Government Receivables Deposit Accounts, (ii) each Loan Party that owns or originates Eligible Accounts, Eligible Self-Pay Accounts and Eligible 180-360 Days Accounts generated by Third Party Payors shall deliver to the Collateral Agent for each DDA into which such Eligible Accounts, such Eligible Self-Pay Accounts and such Eligible 180-360 Days Accounts are being deposited (including each Specified Government Receivables Deposit Account) established or maintained by such Loan Party, an agreement in form and substance satisfactory to the Collateral Agent, duly executed by such Loan Party and the applicable depositary bank providing for sweeps described in the following clause (iii) and will not, except as required by Law, allow for such provisions to be amended or waived in a manner adverse to the Lenders without the prior written consent of the Collateral Agent, (iii) by 10:00 a.m. (New York time) on each Business Day , each Loan Party will cause the entire available balance in each DDA referred to in the foregoing clause (ii) (including each Specified Government Receivables Deposit Account) to be transferred by ACH or book entry transfer to the Concentration Account and (iv) the Loan Parties will not transfer any funds out of any DDA referred to in the foregoing clause (ii) (including each Specified Government Receivables Deposit Account) except to the Concentration Account.

(d) Upon the occurrence and during the continuation of a Cash Dominion Event, the Loan Parties shall cause any and all funds and financial assets constituting Collateral (other than Uncontrolled Cash) held in or credited to each DDA to be swept into the Concentration Account on a daily basis (or less frequently as agreed by the Administrative Agent). Uncontrolled Cash may be deposited into a segregated DDA which the Lead Borrower designates in writing to the Administrative Agent as being the “Uncontrolled Cash Account”.

ARTICLE VII

NEGATIVE COVENANTS

Until (i) the Revolving Credit Commitments have expired or been terminated, (ii) the principal of and interest on each Loan (including Swing Line Loans) and all fees and other Senior Credit Obligations (other than contingent indemnity obligations with respect to then unasserted claims and the Other Liabilities) shall have been paid in full, (iii) all Letters of Credit shall have expired or terminated (or been Cash Collateralized or backstopped in a manner reasonably satisfactory to the L/C Issuers) and (iv) all L/C Obligations have been reduced to zero (or Cash Collateralized or backstopped in a manner reasonably satisfactory to the L/C Issuers), neither Holdings nor any Borrower shall, nor shall any of them permit any of its Restricted Subsidiaries to, directly or indirectly:

Section 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of their property, assets or revenues, whether now owned or hereafter acquired, other than the following (each of the following, a “Permitted Lien”):

(a) Liens pursuant to any Loan Document;

(b) Liens securing (i) (A) the Term Debt Obligations (other than the Additional Senior Secured Term Debt) and (B) subject to the terms of the Intercreditor Agreement, Additional Senior Secured Term Debt permitted to be incurred under Sections 7.03(b)(ii) and 7.03(b)(iii) and (ii) without duplication, any Permitted Refinancing of any of the Term Debt Obligations referred to in the foregoing clauses (i)(A) and (i)(B);

(c) Liens existing on the Closing Date (other than consensual Liens on Inventory and Accounts that, in each case is subject to the Borrowing Base); provided that any Lien securing Indebtedness in excess of $1,000,000 individually or in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (c) that are not listed on Schedule 7.01(c)) shall only be permitted to the extent such Lien is listed on Schedule 7.01(c);

(d) Liens for taxes, assessments or governmental charges which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(e) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than 30 days or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Loan Parties, as applicable, to the extent required in accordance with GAAP;

(f) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrowers or any Restricted Subsidiary thereof;

(g) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(h) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting Real Property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of Holdings, the Borrowers or any Material Subsidiary, and any exceptions on the title policies issued in connection with the Mortgaged Property;

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(j) Liens securing Indebtedness permitted under Section 7.03(f); provided that (i) such Liens attach concurrently with or within 270 days after the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (iii) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(k) leases, licenses, subleases or sublicenses (in each case, including without limitation, with respect to Intellectual Property) granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrowers or any Material Subsidiary, taken as a whole, or (ii) secure any Indebtedness;

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(m) Liens (i) of a collecting bank arising under Section 4-210 of the UCC on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and which are within the general parameters customary in the banking industry;

(n) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(j) or (o) to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(o) Liens in favor of Holdings, the Borrowers or a Restricted Subsidiary securing Indebtedness permitted under Section 7.03(e);

(p) Liens existing on property (other than consensual Liens on Inventory and Accounts that, in each case, is subject to the Borrowing Base) at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 7.15), in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(f) or (h);

(q) any interest or title of a lessor under leases entered into by Holdings, the Borrowers or any of the Restricted Subsidiaries in the ordinary course of business;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Holdings, the Borrowers or any of the Restricted Subsidiaries in the ordinary course of business;

(s) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02 and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(t) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings, the Borrowers or any of their respective Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrowers and any of their respective Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings, the Borrowers or any Restricted Subsidiary thereof in the ordinary course of business;

(u) Liens solely on any cash earnest money deposits made by Holdings, the Borrowers or any of their respective Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(v) (i) Liens placed upon the Equity Interests of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness incurred pursuant to Section 7.03(h) in connection with such Permitted Acquisition and (ii) Liens placed upon the assets of such Restricted Subsidiary and any of its Subsidiaries to secure Indebtedness (or to secure a Guarantee of such Indebtedness) incurred pursuant to Section 7.03(h) in connection with such Permitted Acquisition;

(w) ground leases in respect of Real Property on which facilities owned or leased by Holdings, the Borrowers or any of their Subsidiaries are located;

(x) Liens arising from precautionary UCC financing statement filings;

(y) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(z) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any Real Property that does not materially interfere with the ordinary conduct of the business of Holdings, the Borrowers or any Material Subsidiary;

(aa) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(bb) Liens on assets and Equity Interests of Foreign Subsidiaries securing Indebtedness permitted pursuant to Section 7.03(i);

(cc) the modification, replacement, renewal or extension of any Lien permitted by clause (b), (c), (j), (p) or (v) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (y) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(dd) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement; and

(ee) other Liens (other than consensual Liens on Inventory and Accounts that, in each case, are subject to the Borrowing Base) securing Indebtedness and other obligations outstanding in an aggregate principal amount not to exceed $50,000,000 (none of which shall be secured by Liens on the Revolving Facility Collateral (as defined in the Intercreditor Agreement)).

Section 7.02 Investments. Make or hold any Investments, except the following permitted investments (each, a “Permitted Investment”):

(a) Investments by Holdings, the Borrowers or a Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors and employees of Holdings (or any direct or indirect parent thereof), any Intermediate Holding Company, the Borrowers or the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) to the extent permitted by Law, in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof or after a Qualifying IPO, any Intermediate Holding Company or the Borrowers) (provided that the amount of such loans and advances shall be contributed to a Loan Party in cash as common equity) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $15,000,000 at any time outstanding (net of any realized return representing a return of capital in respect of any such Investment);

(c) asset purchases (including purchases of inventory, supplies and materials), the licensing of Intellectual Property and the contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(d) Investments (i) by any Loan Party in any other Loan Party, (ii) by any Non-Loan Party in any other Non-Loan Party that is a Restricted Subsidiary, (iii) by any Non-Loan Party in any Loan Party, and (iv) by any Loan Party in any Non-Loan Party that is a Restricted Subsidiary in an aggregate amount not to exceed (x) $15,000,000 at any time outstanding (net of any realized return representing a return of capital in respect of any such Investment) or (y) if the Pro Forma Excess Availability Condition has been satisfied both immediately before and immediately after giving Pro Forma Effect thereto and no Default or Event of Default exists or would result therefrom, $40,000,000 at any time outstanding (net of any realized return representing a return of capital in respect of any such Investment) (satisfaction of such condition shall be evidenced by a certificate from the Chief Financial Officer or other financial officer of the Lead Borrower demonstrating such satisfaction calculated in reasonable detail);

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(f) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 7.01, 7.03, 7.04, 7.05 and 7.06, respectively;

(g) Investments (i) existing or contemplated on the Closing Date and set forth on Schedule 7.02(g) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Closing Date by Holdings, the Borrowers or any Restricted Subsidiary in the Borrowers or any other Restricted Subsidiary and any modification, renewal, reinvestment or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 7.02(g) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.02;

(h) Investments in Swap Contracts permitted under Section 7.03;

(i) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;

(j) the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Subsidiary of Holdings or the Borrowers (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(j) (each, a “Permitted Acquisition”):

(i) subject to clause (ii) below, a majority of all property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and each applicable Loan Party and any such newly created or acquired Subsidiary (and, to the extent required under the Collateral and Guarantee Requirement, the Subsidiaries of such created or acquired Subsidiary) shall be Guarantors and shall have complied with the requirements of Section 6.11, within the times specified therein (for the avoidance of doubt, this clause (i) shall not override any provisions of the Collateral and Guarantee Requirement);

(ii) the aggregate amount of consideration paid in respect of acquisitions of Equity Interests in Persons that do not become Loan Parties (giving effect to any Investments permitted under Section 7.02(r)) shall not exceed (A) in the case of Persons that are or become Domestic Subsidiaries, $30,000,000 (net of any return representing a return of capital in respect of any such Investment), and (B) in the case of Persons that are or become Foreign Subsidiaries, $150,000,000 (net of any return representing a return of capital in respect of any such Investment), reduced by the principal amount of any Indebtedness incurred by any of such Persons used to fund the related acquisition;

(iii) the acquired property, assets, business or Person is in the same or substantially the same line of business as Holdings and its Subsidiaries, taken as a whole (or a business that is reasonably related or ancillary thereto);

(iv) the board of directors (or similar governing body) of the Person to be so purchased or acquired shall not have indicated publicly its opposition to the consummation of such purchase or acquisition (which opposition has not been publicly withdrawn);

(v) (A) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing; (B) with respect to each such acquisition or series of acquisitions, after giving effect to such purchase or other acquisition immediately prior to and after giving Pro Forma Effect thereto the Pro Forma Excess Availability Condition shall have been satisfied; and (C) in the case of any acquisition the consideration for which is in excess of $50,000,000 satisfaction of such test shall be evidenced by a certificate from the Chief Financial Officer or other financial officer of the Lead Borrower demonstrating such satisfaction calculated in reasonable detail; and

(vi) the Lead Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five Business Days after the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (j) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(k) [Reserved];

(l) Investments in the ordinary course of business consisting of UCC Article III endorsements for collection or deposit and UCC Article IV customary trade arrangements with customers consistent with past practices;

(m) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(n) loans and advances to Holdings or the Borrowers (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings or the Borrowers (or such direct or indirect parent) in accordance with Section 7.06(f) or (g);

(o) other Investments, so long as both immediately before and immediately after giving Pro Forma Effect to such Investment, either (i) no Default has occurred and is continuing and the aggregate amount of all such Investments does not exceed $50,000,000 or (ii) (x) no Default has occurred and is continuing, (y) the Pro Forma Excess Availability Condition has been satisfied (satisfaction of such condition shall be evidenced by a certificate from the Chief Financial Officer or other financial officer of the Lead Borrower demonstrating such satisfaction calculated in reasonable detail) and (z) the Consolidated Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) for the most recently completed Test Period prior to the making of such Investment is at least 1.0 to 1.0 (satisfaction of such condition shall be evidenced by a certificate from the Chief Financial Officer or other financial officer of the Lead Borrower demonstrating such satisfaction calculated in reasonable detail); provided that the Lead Borrower and its Restricted Subsidiaries may make Investments up to an amount equal to the sum of $100,000,000, plus Net Cash Proceeds of Permitted Equity Issuances (other than Specified Equity Contributions) that are Not Otherwise Applied, in each case in the aggregate and net of any return representing return of capital in respect of any such Investment and valued at the time of the making thereof, without complying with clause (z) of this Section 7.02(o)(ii), so long as both immediately before and immediately after giving Pro Forma Effect to any such Investment the Pro Forma Excess Availability is at least 17.5% of the lesser of the Aggregate Commitments and the Borrowing Base at such time (satisfaction of such condition shall be evidenced by a certificate from the Chief Financial Officer or other financial officer of the Lead Borrower demonstrating such satisfaction calculated in reasonable detail); and; provided, further that if any Investment made under this clause (o) is for the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person, then the conditions of clause (j) above (other than clauses (v) and (vi) of the proviso thereto) shall be satisfied prior to any such Investment;

(p) advances of payroll payments to employees in the ordinary course of business;

(q) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of Holdings (or by the Borrowers or any Intermediate Holding Company or any direct or indirect parent of Holdings);

(r) Investments held by a Restricted Subsidiary acquired after the Closing Date or of a corporation merged into Holdings or the Borrowers or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(s) Guarantees by Holdings, the Borrowers or any Restricted Subsidiary of leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(t) Investments constituting the non-cash portion of consideration received in a Disposition permitted by Section 7.05;

provided that no Investment in an Unrestricted Subsidiary that would otherwise be permitted under this Section 7.02 shall be permitted hereunder (x) to the extent that any portion of such Investment is used to make any prepayments, redemptions, purchases, defeasances and other payments in respect of any Restricted Debt to the extent prohibited under Section 7.12, (y) if such Investment consists of a transfer of any Property (other than Real Property) of the type subject to the Borrowing Base, or (z) if after giving effect to such Investment, the Specified Conditions shall not have been satisfied.

Section 7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of Holdings, the Borrowers or any of their respective Subsidiaries under the Loan Documents;

(b) (i) the Term Debt Obligations (other than Additional Senior Secured Term Debt) in an aggregate principal amount not to exceed $1,025,000,000 and, without duplication, any Permitted Refinancings thereof, (ii) Additional Senior Secured Term Debt in an aggregate principal amount not to exceed $150,000,000 and any Permitted Refinancings thereof and (iii) Additional Senior Secured Term Debt in an aggregate principal amount not to exceed $150,000,000, the proceeds of which shall be used solely to finance Permitted Acquisitions, and any Permitted Refinancings thereof; provided that for purposes of clauses (i) and (ii) of this Section 7.03(b), both immediately prior and after giving effect to the incurrence of such Additional Senior Secured Term Debt, no Event of Default shall exist or result therefrom;

(c) (i) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(c) and any Permitted Refinancing thereof and (ii) intercompany Indebtedness outstanding on the Closing Date;

(d) Guarantees by Holdings, the Borrowers and the Restricted Subsidiaries in respect of Indebtedness of Holdings, the Borrowers or any Restricted Subsidiary otherwise permitted hereunder (except that a Restricted Subsidiary that is not a Loan Party may not, by virtue of this Section 7.03(d), Guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 7.03); provided that (i) no Guarantee by any Restricted Subsidiary of the Term Debt Obligations or any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Senior Credit Obligations substantially on the terms set forth in the Guaranty and (ii) if the Indebtedness being Guaranteed is subordinated to the Senior Credit Obligations, such Guarantee shall be subordinated to the Guarantee of the Senior Credit Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(e) Indebtedness of Holdings, the Borrowers or any Restricted Subsidiary owing to Holdings, the Borrowers or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be subject to subordination terms reasonably satisfactory to the Administrative Agent;

(f) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, construction, repair, replacement or improvement and (ii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (i); provided that the aggregate amount of such Indebtedness incurred pursuant to clause (i) of this paragraph (f) (and any Permitted Refinancing thereof) and outstanding at any one time shall not exceed (x) $30,000,000 or (y) if the Pro Forma Excess Availability Condition has been satisfied both immediately before and immediately after giving Pro Forma Effect to such Indebtedness and no Default or Event of Default shall have occurred or would result therefrom, $100,000,000 (satisfaction of such condition shall be evidenced by a certificate from the Chief Financial Officer or other financial officer of the Lead Borrower demonstrating such satisfaction calculated in reasonable detail);

(g) Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(h) Indebtedness of Holdings, the Borrowers or of any Restricted Subsidiary assumed in connection with any Permitted Acquisition, provided that (x) such Indebtedness (i) was not incurred in contemplation of such Permitted Acquisition, (ii) is secured only by the assets acquired in the applicable Permitted Acquisition (including any acquired Equity Interests), (iii) the only obligors with respect to any Indebtedness incurred pursuant to this clause (h) shall be those Persons who were obligors of such Indebtedness prior to such Permitted Acquisition, and (y) both immediately prior and after giving effect thereto (A) no Default shall exist or result therefrom and (B) the aggregate principal amount of such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof at any time outstanding pursuant to this clause (h) does not exceed (x) $50,000,000 or (y) if the Pro Forma Excess Availability Condition has been satisfied both immediately before and immediately after giving Pro Forma Effect thereto (satisfaction of such condition shall be evidenced by a certificate from the Chief Financial Officer or other financial officer of the Lead Borrower demonstrating such satisfaction calculated in reasonable detail), $100,000,000, at any one time; provided that the aggregate amount of Indebtedness outstanding at Persons that are not Loan Parties pursuant to this clause (h) and clause (i) below shall not exceed at any one time (x) $20,000,000 or (y) if the Pro Forma Excess Availability Condition has been satisfied both immediately before and immediately after giving Pro Forma Effect thereto and no Default or Event of Default exists or would result therefrom, $40,000,000 (satisfaction of such condition shall be evidenced by a certificate from the Chief Financial Officer or other financial officer of the Lead Borrower demonstrating such satisfaction calculated in reasonable detail);

(i) Indebtedness of Subsidiaries that are not Guarantors in an aggregate principal amount outstanding not to exceed at any time (x) $20,000,000 or (y) if no Default shall exist or result therefrom and the Pro Forma Excess Availability Condition has been satisfied both immediately before and immediately after giving Pro Forma Effect thereto (satisfaction of such condition shall be evidenced by a certificate from the Chief Financial Officer or other financial officer of the Lead Borrower demonstrating such satisfaction calculated in reasonable detail), $40,000,000; provided that up to an additional $50,000,000 of Indebtedness may be incurred in connection with an Investment permitted by Section 7.02(j)(ii)(B);

(j) Indebtedness representing deferred compensation to employees of Holdings or the Borrowers (or any direct or indirect parent of the Borrowers) and the Restricted Subsidiaries incurred in the ordinary course of business;

(k) Indebtedness to current or former officers, directors, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) permitted by Section 7.06;

(l) Indebtedness incurred by Holdings, the Borrowers or any of the Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition permitted hereunder, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(m) Indebtedness consisting of obligations of Holdings, the Borrowers or any of the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;

(n) obligations with respect to Cash Management Services and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(o) unsecured Indebtedness of Holdings, the Borrowers or any of the Restricted Subsidiaries that are Guarantors not otherwise permitted under this Section 7.03; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed $40,000,000 at any time unless both immediately prior and after giving Pro Forma Effect to such incurrence (A) the Consolidated Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) shall for the most recently completed Test Period for which financial statements have been delivered pursuant to Section 6.01(i) or Section 6.01(ii) prior to the time of such incurrence be at least 1.25 to 1.0, (B) the Pro Forma Excess Availability Condition shall have been satisfied and (C) no Default or Event of Default shall exist or result therefrom; and, provided, further, that Indebtedness incurred pursuant to this Section 7.03(o) shall not mature or provide for any Restricted Debt Payments in respect thereof at any time prior to the 91st day following the Maturity Date;

(p) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(q) Indebtedness incurred by Holdings, the Borrowers or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof;

(r) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Holdings, the Borrowers or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(s) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(t) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances;

(u) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (t) above; and

(v) Contingent Obligations incurred in the ordinary course of business.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (c) through (v) above, the Lead Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses.

The accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Equity Interests shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03.

Section 7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge with (i) any Borrower (including a merger, the purpose of which is to reorganize such Borrower into a new jurisdiction); provided that (x) such Borrower shall be the continuing or surviving Person, and (y) such merger does not result in such Borrower ceasing to be incorporated under the Laws of the United States, any state thereof or the District of Columbia or (ii) any one or more other Restricted Subsidiaries (other than any Borrower); provided that when any Restricted Subsidiary that is a Loan Party is merging with another Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b) (i) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) (A) any Subsidiary may liquidate or dissolve or (B) any Borrower or any Subsidiary may change its legal form if such Borrower or Subsidiary determines in good faith that such action is in the best interests of such Borrower and its Subsidiaries and is not materially disadvantageous to the interests of the Lenders;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(d) so long as no Default exists or would result therefrom, Holdings and each Borrower may merge with any other Person; provided that (i) Holdings or such Borrower, as the case may be, shall be the continuing or surviving entity or (ii) if the Person formed by or surviving any such merger or consolidation is not Holdings or such Borrower, as the case may be (any such Person, the “Successor Loan Party”), (A) the Successor Loan Party shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Loan Party shall expressly assume all the obligations of Holdings or such Borrower, as the case may be, under this Agreement and the other Loan Documents to which Holdings or such Borrower, as the case may be, is party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guaranty confirmed that its Guarantee shall apply to the Successor Loan Party’s obligations under this Agreement, (D) each Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to the Successor Loan Party’s obligations under this Agreement, (E) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Loan Party’s obligations under this Agreement, and (F) the Lead Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any other Loan Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Loan Party will succeed to, and be substituted for, the applicable Loan Party under this Agreement;

(e) so long as no Default exists or would result therefrom, any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11 to the extent applicable;

(f) [Reserved]; and

(g) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.

Section 7.05 Dispositions. Make any Disposition, except:

(a) Dispositions or abandonment of obsolete, worn out or surplus property, (including, without limitation, Intellectual Property), whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of Holdings, the Borrowers and the Restricted Subsidiaries;

(b) Dispositions or discounts of inventory and Dispositions of immaterial assets in the ordinary course of business (including allowing any registrations or any applications for registration of any immaterial IP Rights to lapse or become abandoned in the ordinary course of business);

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(d) Dispositions of property to Holdings, the Borrowers or a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under

Section 7.02; provided, further, that (A) if the property being disposed of is transferred to a Subsidiary that is not a Loan Party, the Administrative Agent may require, in the exercise of its reasonable business judgment, that the transferee execute an agreement granting the Administrative Agent access to such property for purposes of conducting a Liquidation, and (B) if the property being disposed of constitutes Eligible Accounts, Eligible Self-Pay Accounts, Eligible 180-360 Days Accounts or Eligible Inventory and is being transferred to a Subsidiary which is not a Loan Party, such disposition shall be made only if the Specified Conditions are satisfied after giving effect thereto;

(e) Dispositions permitted by Sections 7.02, 7.04 and 7.06 and Liens permitted by Section 7.01;

(f) Dispositions in the ordinary course of business of Cash Equivalents;

(g) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of Holdings, the Borrowers and the Restricted Subsidiaries, taken as a whole;

(h) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(i) Dispositions of property (other than Inventory and Accounts that are subject to the Borrowing Base) not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (i) shall not exceed $80,000,000 per calendar year (with unused amounts in any calendar year being carried over to the succeeding calendar years); provided that such amount may, at the option of the Lead Borrower, be increased by an amount up to $40,000,000 (which such amount shall reduce the annual amount for the subsequent calendar year), and (iii) with respect to any Disposition pursuant to this clause (i) for a purchase price in excess of $5,000,000, Holdings, the Borrowers or a Restricted Subsidiary shall receive not less than 75.00% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a), Section 7.01(b), Section 7.01(m) and clauses (i) and (ii) of Section 7.01(v)); provided, however, that for the purposes of this clause (iii), (A) Holdings, the Lead Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing from any liabilities (as shown on Holdings, such Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Holdings, such Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Senior Credit Obligations, that are assumed by the transferee with respect to the applicable Disposition, (B) any securities received by such Borrower or such Restricted Subsidiary from such transferee that are converted by such Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of 1.00% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;

(j) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(k) Dispositions of accounts receivable or notes receivable in the ordinary course of business in connection with the collection or compromise thereof or the conversion of accounts receivable to notes receivable;

(l) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

(m) the unwinding of any Swap Contract pursuant to its terms;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Section 7.05(e) and (m) and except for Dispositions from a Loan Party to another Loan Party or from a Non-Loan Party to another Non-Loan Party or from a Non-Loan Party to a Loan Party), shall be for no less than the fair market value of such property at the time of such Disposition and, in the case of Accounts and Inventory, solely for cash consideration. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than the Borrowers or any Restricted Subsidiary, such Collateral (but not the proceeds thereof) shall be sold free and clear of the Liens created by the Loan Documents, and, if requested of the Administrative Agent, upon the certification by the Lead Borrower that such Disposition is permitted by this Agreement, the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrowers and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrowers and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) Holdings and the Lead Borrower may purchase or redeem in whole or in part any of its Equity Interests for another class of Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests, provided that (i) any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby and (ii) Holdings, the Borrowers and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c) [Reserved];

(d) to the extent constituting Restricted Payments, Holdings, the Borrowers and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02, 7.04 or 7.08 other than Section 7.08(vi);

(e) repurchases of Equity Interests in Holdings, the Borrowers or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or withholding of shares of restricted stock upon vesting;

(f) Holdings, any Borrower or any Restricted Subsidiary may pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings (or of any such direct or indirect parent thereof) held by any future, present or former employee, director or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of Holdings, any Intermediate Holding Company, any Borrower (or any direct or indirect parent of the Borrowers) or any of their respective Subsidiaries pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director or consultant of Holdings (or any direct or indirect parent thereof), any Intermediate Holding Company, the Borrowers or any of their Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this clause (f) shall not exceed (x) $10,000,000 in any calendar year (which shall increase to $20,000,000 subsequent to the consummation of a Qualifying IPO) (with unused amounts in any calendar year being carried over to the immediately two succeeding calendar years); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i) to the extent contributed to the Lead Borrower, the Net Cash Proceeds from the sale of Equity Interests (other than Disqualified Equity Interests or Specified Equity Contributions) of Holdings or the Lead Borrower and, to the extent contributed to Holdings or the Lead Borrower, Equity Interests of any of the Borrowers’ direct or indirect parent companies, in each case to members of management, directors or consultants of Holdings, the Borrowers, any of their Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date to the extent such Net Cash Proceeds are not utilized in connection with other transactions pursuant to Sections 7.02, 7.06 or 7.12; plus

(ii) the Net Cash Proceeds of key man life insurance policies received by Holdings, the Borrowers or their Restricted Subsidiaries; less

(iii) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (i) and (ii) of this Section 7.06(f);

provided, further, that cancellation of Indebtedness owing to Holdings or any Borrower from members of management of Holdings or such Borrower, any of the Borrowers’ direct or indirect parent companies or any of the Borrowers’ Restricted Subsidiaries in connection with a repurchase of Equity Interests of any of the Borrowers’ direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement; provided, further, that the value of any Equity Interests repurchased, retired or acquired pursuant to this clause (f) shall be determined based on the imputed per share (or interest) price of any such Equity Interest as of the Closing Date; provided, further, that the aggregate amount of Restricted Payments made pursuant to this clause (f) shall not exceed (x) $60,000,000 in any calendar year (including any amounts carried over) unless both immediately prior to and after giving Pro Forma Effect to such Restricted Payment, the Pro Forma Excess Availability Condition shall have been satisfied.

(g) Holdings and the Borrowers may make Restricted Payments to any direct or indirect parent of Holdings and the Borrowers:

(i) the proceeds of which shall be used to pay its operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, attributable to the ownership or operations of Holdings, the Borrowers and their respective Subsidiaries (including any reasonable and customary indemnification claims made by directors or officers of any direct or indirect parent of Holdings and the Borrowers attributable to the ownership or operations of Holdings, the Borrowers and their respective Subsidiaries);

(ii) the proceeds of which will be used to pay consolidated or combined federal, state or local income taxes attributable to the income of Holdings, the Borrowers and their respective Subsidiaries in an amount not to exceed the income tax liabilities that would have been payable by Holdings, the Borrowers and their respective Subsidiaries on a stand-alone basis, reduced by any such income taxes paid or to be paid directly by Holdings, the Borrowers or their respective Subsidiaries; provided that, in determining the stand-alone income tax liability of Holdings, the Borrowers and their respective Subsidiaries, any interest expense of a direct or indirect parent of Holdings and the Borrowers substantially all of whose assets consist (directly or indirectly) of equity and debt of Holdings or the Borrowers, shall be treated as an interest expense of Holdings or the Borrowers, as the case may be;

(iii) the proceeds of which shall be used to pay franchise and excise taxes and other fees, taxes and expenses required to maintain its (or so long as its direct or indirect parents directly or indirectly own no other assets than the Equity Interest in Holdings, the Borrowers or any of their direct or indirect parents’) corporate existence;

(iv) to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings or the Borrowers, as the case may be, shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be held by it or contributed to a Restricted Subsidiary or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into a Restricted Subsidiary in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.11;

(v) the proceeds of which shall be used to pay customary costs, fees and expenses related to any unsuccessful equity or debt offering permitted by this Agreement; and

(vi) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of Holdings and the Borrowers to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings, the Borrowers and their respective Restricted Subsidiaries;

(h) Holdings, any Borrower or any Restricted Subsidiary may (i) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(i) the declaration and payment of dividends following the first public offering of any Borrower’s common stock or the common stock of any of such Borrower’s direct or indirect parents after the Closing Date of up to 6.00% per annum of the net proceeds received by or contributed to Holdings, any Intermediate Holding Company, the Lead Borrower or such Borrower from any such public offering to the extent such net proceeds are not utilized in connection with other transactions permitted pursuant to Section 7.02, 7.06 or 7.12;

(j) payments made or expected to be made by Holdings, the Borrowers or any of the Restricted Subsidiaries in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options; and

(k) in addition to the foregoing Restricted Payments, Holdings and the Borrowers may make additional Restricted Payments, so long as both immediately before and immediately after giving Pro Forma Effect thereto, (x) no Default has occurred and is continuing, (y) the Pro Forma Excess Availability Condition has been satisfied (satisfaction of such condition shall be evidenced by a certificate from the Chief Financial Officer or other financial officer of the Lead Borrower demonstrating such satisfaction calculated in reasonable detail) and (z) the Consolidated Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) for the most recently completed Test Period prior to the making of such Restricted Payment is at least 1.1 to 1.0 (satisfaction of such condition shall be evidenced by a certificate from the Chief Financial Officer or other financial officer of the Lead Borrower demonstrating such satisfaction calculated in reasonable detail); provided that Holdings and the Borrowers may make Restricted Payments up to an amount equal to the sum of $65,000,000, plus Net Cash Proceeds of Permitted Equity Issuances (other than Specified Equity Contributions) that are Not Otherwise Applied, without complying with clause (z) of this Section 7.06(k), so long as both immediately before and immediately after giving Pro Forma Effect to any such Restricted Payment the Pro Forma Excess Availability is at least 20.0% of the lesser of the Aggregate Commitments and the Borrowing Base at such time (satisfaction of such condition shall be evidenced by a certificate from the Chief Financial Officer or other financial officer of the Lead Borrower demonstrating such satisfaction calculated in reasonable detail).

Section 7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Holdings, the Borrowers and the Restricted Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto.

Section 7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Holdings or the Borrowers, whether or not in the ordinary course of business, other than (i) transactions between or among the Loan Parties or any entity that becomes a Loan Party as a result of such transaction or between or among Non-Loan Parties, including entities that become Restricted Subsidiaries as a result of such transaction, (ii) transactions on terms not materially less favorable to Holdings, such Borrower or such Restricted Subsidiary as would be obtainable by Holdings, such Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (iii) [reserved], (iv) the issuance of Equity Interests to any officer, director, employee or consultant of Holdings, the Borrowers or any of their respective Subsidiaries or any direct or indirect parent of Holdings or the Borrowers in connection with any transaction, (v) the payment of management, consulting, monitoring and advisory fees and customary transaction fees to the Sponsor and any Sponsor Termination Fees pursuant to the Sponsor Management Agreement as in effect on the Closing Date, or any amendment thereto so long as any such amendment is not more disadvantageous to the Lenders when taken as a whole, as compared to the Sponsor Management Agreement as in effect on the Closing Date (provided that any increase of the advisory fee pursuant to Section 4(d) of the Sponsor Management Agreement which is not disproportionate to the amount of the percentage increase in Consolidated

EBITDA (resulting from the transaction giving rise to such increase of the advisory fee) shall not be deemed to be disadvantageous to the Lenders), and related indemnities and reasonable expenses, (vi) equity issuances, repurchases, retirements or other acquisitions or retirements of Equity Interests by Holdings, the Borrowers or any of their respective Restricted Subsidiaries to any Permitted Holder or to any director, officer, employee or consultant of Holdings, any of its direct or indirect parent companies or any of its Restricted Subsidiaries, or as otherwise permitted under Section 7.06, (vii) loans and other transactions by Holdings, the Borrowers and the Subsidiaries to the extent permitted under this Article VII, (viii) employment and severance arrangements between Holdings, the Borrowers and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements, (ix) payments by Holdings, the Borrowers (and any direct or indirect parent thereof) and the Restricted Subsidiaries pursuant to the tax sharing agreements among Holdings, the Borrowers (and any such direct or indirect parent thereof) and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of Holdings, the Borrowers and the Restricted Subsidiaries, (x) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, current and former directors, officers, employees and consultants of Holdings, the Borrowers and the Restricted Subsidiaries or any direct or indirect parent of Holdings and the Borrowers in the ordinary course of business to the extent attributable to the ownership or operation of Holdings, the Borrowers and the Restricted Subsidiaries, (xi) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the interests of the Lenders in any material respect, (xii) dividends, redemptions, repurchases and other Restricted Payments permitted under Section 7.06, (xiii) customary payments by Holdings, the Borrowers and any Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of Holdings, the Lead Borrower or the entity making such payment in good faith and (xiv) the existence of, or the performance by any of Holdings, the Borrowers or any of their respective Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by Holdings, the Borrowers or any of their respective Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (xiv) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Lenders when taken as a whole.

Section 7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document or any Term Debt Document) that limits the ability of (i) any Restricted Subsidiary that is not a Loan Party to make Restricted Payments to any Loan Party or (ii) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to this Agreement and the Senior Credit Obligations or under the other Loan Documents; provided that the foregoing clauses (i) and (ii) shall not apply to Contractual Obligations which

(a) (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such Contractual Obligation,

(b) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary or at the time such Restricted Subsidiary merges with or into the Lead Borrower or any of its Restricted Subsidiaries or is assumed in connection with the acquisition of assets from such Person, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary; provided, further, that this clause (b) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 7.15,

(c) represent Indebtedness of a Restricted Subsidiary which is not a Loan Party which is permitted by Section 7.03,

(d) arise in connection with any Lien permitted by Section 7.01(u) or any Disposition permitted by Section 7.05,

(e) are customary provisions in joint venture agreements and other similar agreements or written arrangements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business,

(f) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing) and the proceeds and products thereof,

(g) are customary restrictions on leases, subleases, licenses, sublicenses, asset sale or similar agreements, including with respect to intellectual property and other similar agreements, otherwise permitted hereby so long as such restrictions relate to the assets subject thereto,

(h) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(f), 7.03(h), 7.03(o) or 7.03(u) to the extent that such restrictions apply only to the property or assets securing such Indebtedness or, in the case of Indebtedness incurred pursuant to Section 7.03(h) only, to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness,

(i) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary,

(j) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business,

(k) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business,

(l) arise in connection with cash or other deposits permitted under Section 7.01 and

(m) are obligations under (i) any Swap Contracts or (ii) other derivative instruments entered into for the purpose of hedging interest rate or currency risks in effect on the Closing Date.

Section 7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, (i) in violation of Section 5.13(a) or (ii) for purposes other than (A) to provide working capital for the Borrowers and their Subsidiaries or (B) for other general corporate purposes (including, without limitation, Permitted Acquisitions, permitted Restricted Payments, permitted Investments and permitted payments with respect to Indebtedness).

Section 7.11 Accounting Changes. Make any change in fiscal year; provided, however, that Holdings and any Borrower may, upon written notice to the Administrative Agent, change their fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Holdings and the Borrowers and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.12 Prepayments, Etc. of Indebtedness. (a) Make any Restricted Debt Payments (whether in cash, securities or other property) of or in respect of the Senior Secured Notes, any Junior Financing, any Indebtedness incurred pursuant to Section 7.03(o) or any Permitted Refinancing thereof (collectively, the “Restricted Debt”), except:

(i) Restricted Debt Payments in the form of Equity Interests other than Disqualified Equity Interests (so long as no Change of Control would result therefrom) of Holdings or any Intermediate Holding Company, the conversion of such Restricted Debt to Equity Interests (other than Disqualified Equity Interests) of Holdings or any Intermediate Holding Company (as long as no Change in Control would result therefrom);

(ii) payments of principal as and when due in respect of any Restricted Debt (subject to applicable subordination provisions relating thereto);

(iii) Restricted Debt Payments with the net proceeds of any Permitted Equity Issuances (other than Specified Equity Contributions) for the purpose of making such payment or prepayment;

(iv) Restricted Debt Payments from any Permitted Refinancing thereof; and

(v) other Restricted Debt Payments, so long as (i) no Event of Default then exists or would arise as a result of the making of such payment and (ii) both immediately prior to and after giving effect to the making of such payment, the Pro Forma Excess Availability Condition has been satisfied.

(b) Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation without the consent of the Administrative Agent.

Section 7.13 Permitted Activities of Holdings. Holdings shall not (i) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than Indebtedness and obligations under this Agreement and the other Loan Documents (other than such Indebtedness represented by Holdings’ guarantee of obligations under the Term Debt Documents and any Permitted Refinancing of the Senior Secured Notes, (ii) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents and Permitted Liens, or (iii) engage in any business or activity or own any assets other than those incidental to its ownership of the Equity Interests of the Lead Borrower.

Section 7.14 Concentration Account. After the occurrence and during the continuance of a Cash Dominion Event, use the funds on deposit in the Concentration Account for any purposes other than (i) the payment of operating expenses incurred by the Loan Parties in the ordinary course of business (including payments of interest when due on account of the Senior Secured Notes), and (ii) for such other ordinary course purposes as the Loan Parties deem appropriate.

Section 7.15 Designation of Subsidiaries. Designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary, unless such designation is made by the board of directors of Holdings; provided that no Subsidiary shall be designated an Unrestricted Subsidiary if (i) immediately before such designation a Default shall have occurred and be continuing or would occur after giving effect thereto, (ii) such Subsidiary is a Borrower or such Subsidiary owns any property subject to the Borrowing Base, (iii) immediately before or immediately after such designation the Pro Forma Excess Availability Condition has not been satisfied or (iv) such Subsidiary continues to be a guarantor in respect of the Senior Secured Notes, any Permitted Refinancing thereof or any Junior Financing. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrowers therein at the date of designation in an amount equal to the net book value of the Lead Borrower’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01 Events of Default. Any of the following events referred to in any of clauses (a) through (m) inclusive of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any reimbursement obligation in respect of any L/C Advance, (ii) within five Business Days after the same becomes due, any interest on any Loan or (iii) within 20 calendar days after the same become due, any other amount, including fees, payable hereunder or with respect to any other Loan Document.

(b) Specific Covenants. (i) Any Loan Party fails to perform or observe any term, covenant or agreement on its part to be performed or observed contained in any of Sections 6.03(i), 6.05(i) (with respect to the Lead Borrower only), 6.13(c), 6.17, 6.18(a), (b) or (c) (solely with respect to post-closing collateral perfection obligations of the Loan Parties), 6.18(d) or Article VII, (ii) any Loan Party fails to perform or observe any term, covenant or agreement on its part to be performed or observed contained in Section 6.01(vi) and such failure continues for two days, or (iii) any Loan Party fails to perform or observe any term, covenant or agreement on its part to be performed or observed contained in Section 6.10 and such failure continues for fifteen days.

(c) Other Defaults. Any Loan Party fails to perform or observe any covenant or agreement on its part to be performed or observed contained in (i) Article VI hereof not specified in Section 8.01(b)(i) above (other than Section 6.01(v)) and such failure continues for 30 days following the earlier of (x) written notice from the Administrative Agent or (y) the Loan Party’s obtaining actual knowledge thereof; or (ii) Section 6.01(v) hereof and such failure continues for fifteen days following the earlier of (x) written notice from the Administrative Agent or (y) the Loan Party’s obtaining actual knowledge thereof, provided that if the covenants or agreements on such Loan Party’s part to be performed or observed contained in Section 6.01(v) must be performed or observed weekly or more often, a failure to so perform or observe for five days following the earlier of (x) written notice from the Administrative Agent or (y) the Loan Party’s obtaining actual knowledge thereof, shall constitute an Event of Default; or (iii) any Loan Document (not specified in Section 8.01(a) or (b) above or in Section 8.01(c)(i) above) and such failure continues for 30 days after receipt by the Lead Borrower of written notice thereof by the Administrative Agent.

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan

Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made.

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Agreements, termination events or equivalent events pursuant to the terms of such Swap Agreements), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that such failure is unremedied and is not waived by the holders of such Indebtedness.

(f) Insolvency Proceedings, Etc. Any Loan Party or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days; or an order for relief is entered in any such proceeding.

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within 60 days after its issue or levy.

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days.

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which, when taken together with all other ERISA Events, has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a

Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (iii) a termination, withdrawal or noncompliance with applicable law or plan terms or termination, withdrawal or other event similar to an ERISA Event occurs with respect to a Foreign Plan that, when taken together with other such events, could reasonably be expected to result in a Material Adverse Effect.

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Senior Credit Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Senior Credit Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document.

(k) Change of Control. There occurs any Change of Control.

(l) Collateral Documents. (i) Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.11 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create a valid and perfected lien, with the priority required by the Collateral Documents (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file UCC continuation statements and except as to Collateral consisting of Real Property to the extent that such losses are covered by a Lender’s title insurance policy and such insurer has not denied or failed to acknowledge coverage, or (ii) any of the Equity Interests of the Borrowers ceasing to be pledged pursuant to the Security Agreement free of Liens other than Liens created by the Security Agreement, Liens permitted under Section 7.01(b) or any nonconsensual Liens arising solely by operation of Law.

(m) Junior Financing Documentation. (i) Any of the Senior Credit Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any Junior Financing Documentation or (ii) the subordination provisions set forth in any Junior Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Junior Financing, if applicable.

Section 8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(i) declare the Revolving Credit Commitment of each Lender to make Loans (including Swing Line Loans) and any obligation of the L/C Issuers to issue Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans (including Swing Line Loans), all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(iii) require that the Borrowers Cash Collateralize the amount of the L/C Obligations (in an amount equal to 101.50% of the then Stated Amount of outstanding Letters of Credit plus 100.00% of the then unreimbursed amounts due to the L/C Issuers); and

(iv) exercise on behalf of itself and the Secured Parties all rights and remedies available to it and the Secured Parties under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under Debtor Relief Laws, the obligation of each Lender to make Loans (including Swing Line Loans) and any obligation of the L/C Issuers to issue Letters of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans (including Swing Line Loans) and all interest and other amounts as aforesaid shall automatically become due and payable and the obligations of the Borrowers to Cash Collateralize the amount of the L/C Obligations as aforesaid shall automatically become effective, in each case, without further act of the Administrative Agent or any Lender.

Section 8.03 Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Restricted Subsidiary affected by any event or circumstances referred to in any such clause that is not a Material Subsidiary (it being agreed that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

Section 8.04 Application of Funds. After the occurrence and during the continuance of an Event of Default, at the election of the Administrative Agent or the Required Lenders (or after the Loans have become immediately due and payable and the L/C Obligations have been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Finance Obligations shall be applied by the Administrative Agent in the following order:

FIRST, to payment of that portion of the Senior Credit Obligations consisting of fees, indemnities, expenses and other amounts (other than principal and interest, but including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent in their respective capacities as such;

SECOND, to payment of that portion of the Senior Credit Obligations consisting of fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders (other than Defaulting Lenders) and the L/C Issuers (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

THIRD, to payment of that portion of the Senior Credit Obligations consisting of accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Senior Credit Obligations, ratably among the Lenders (other than Defaulting Lenders) in proportion to the respective amounts described in this clause Third payable to them;

FOURTH, to payment of that portion of the Senior Credit Obligations consisting of unpaid principal of the Swing Line Loans, Overadvances, Protective Advances and Unreimbursed Amounts ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

FIFTH, to payment of that portion of the Senior Credit Obligations consisting of unpaid principal of the Loans, ratably among the Secured Parties (other than Defaulting Lenders) in proportion to the respective amounts described in this clause Fifth held by them;

SIXTH, to the Administrative Agent, to be held by the Administrative Agent, for the ratable benefit of the L/C Issuers and the Lenders as cash collateral in an amount up to 101.50% of the then Stated Amount of Letters of Credit until paid in full;

SEVENTH, to pay outstanding Finance Obligations with respect to Cash Management Services furnished to any Loan Party by the Secured Parties and any amounts due and owing under Secured Hedge Agreements, including the Swap Termination Value under Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Seventh held by them;

EIGHTH, to the payment of all other Finance Obligations (including any other outstanding Other Liabilities) that are due and payable to the Administrative Agent and the other Secured Parties (including Defaulting Lenders) on such date, ratably based upon the respective aggregate amounts of all such Senior Credit Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

LAST, the balance, if any, after all of the Finance Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Finance Obligations, if any, in the order set forth above.

ARTICLE IX

AGENTS

Section 9.01 Appointment and Authority.

(a) Administrative Agent. Each of the Lenders and each L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuers hereby irrevocably appoint and authorize the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Finance Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default as such is given to the Administrative Agent by the Lead Borrower, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or a L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Lead Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Lead Borrower, to appoint a successor, which shall be (i) a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States and (ii) either a Lender or any other Person reasonably acceptable to the Lead Borrower. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Lead Borrower, the Lenders and the L/C Issuers that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and as the Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of Bank of America as a retiring L/C Issuer and as the Swing Line Lender, (ii) Bank of America, as a retiring L/C Issuer and as the Swing Line Lender, shall be discharged from all of its duties and obligations in such capacities hereunder or under the other Loan Documents and (iii) a successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by Bank of America outstanding at the time of such succession or make other arrangements satisfactory to Bank of America as a retiring L/C Issuer to effectively assume the obligations of Bank of America as issuer of such Letters of Credit.

Section 9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

Section 9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Lead Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Senior Credit Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Senior Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Finance Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuers irrevocably agree to (and authorize the Administrative Agent to act in accordance with) the following:

(i) any Lien on any property granted to or held by the Administrative Agent under any Loan Document shall be automatically released (A) upon termination of the Aggregate Commitments and payment in full of all Finance Obligations (other than (x) contingent indemnification obligations and (y) unmatured obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements reasonably satisfactory to the Administrative Agent and the L/C Issuers shall have been made), (B) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than the Borrowers or any of their Domestic Subsidiaries that are Restricted Subsidiaries (and upon written request from the Lead Borrower identifying the property to be transferred pursuant to this clause (B), the Administrative Agent shall provide to the Lead Borrower within ten Business Days a written acknowledgment that such property shall be automatically released pursuant to this clause (B)), (C) if approved, authorized or ratified in writing in accordance with Section 10.01 or (D) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (ii) below;

(ii) any Guarantor shall be automatically released from its obligations under the Guaranty if such Person (A) ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder or a Material Domestic Subsidiary or (B) becomes an Excluded Subsidiary; and

(iii) the Administrative Agent shall release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Finance Document to the holder of any Lien on such property that is permitted by Section 7.01(c), (j), (k) or (w).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will promptly, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

Section 9.11 Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Finance Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Finance Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X

MISCELLANEOUS

Section 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent or ratification of the Required Lenders or such other number or percentage of Lenders as may be specified herein) and the Lead Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent (it being understood that such acknowledgement is ministerial in nature and must be made to the extent such amendment, waiver or consent otherwise complies with the requirements of this Section 10.01), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that (x) the Administrative Agent and the Lead Borrower may, with the consent of the other, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, typographical error, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of any Agent, any Lender or any L/C Issuer and (y) no such amendment, waiver or consent shall:

(i) [reserved];

(ii) extend or increase the Revolving Credit Commitment of any Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Revolving Credit Commitments shall not constitute an extension or increase of any Revolving Credit Commitment of any Lender);

(iii) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(iv) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount (it being understood that any change effected pursuant to clause (ix) or (x) below shall not constitute such reduction); provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(v) change (A) Section 8.04 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender affected thereby or (B) the order of application of any reduction in the Revolving Credit Commitments or any prepayment of Loans from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that adversely affects the Lenders without the written consent of each Lender adversely affected thereby;

(vi) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender affected thereby;

(vii) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; provided that the Collateral Agent may, without consent from any other Lender, release any Collateral that is sold or transferred by a Loan Party in compliance with Sections 7.04 or 7.05 or released in compliance with Section 9.10(i), (ii) or (iii) (in which case such release shall be made by the Administrative Agent acting alone);

(viii) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release shall be made by the Administrative Agent acting alone);

(ix) increase the advance rates set forth in the definition of “Borrowing Base” without the written consent of each Lender; or

(x) change or otherwise modify the eligibility criteria, eligible asset classes, reserves, sublimits in respect of the Borrowing Base, or add new asset categories to the Borrowing Base, if such increase, change or modification causes availability under the Revolving Credit Facility provided for herein to be increased, in each case without the written consent of the Supermajority Lenders; provided that this clause (x) shall not limit the discretion of the Administrative Agent to change, establish or eliminate any reserves, to add assets acquired in a Permitted Acquisition to the Borrowing Base or to otherwise exercise its discretion or Credit Judgment in respect of any determination expressly provided hereunder to be made by the Administrative Agent in its discretion or Credit Judgment, all to the extent otherwise set forth herein;

and provided, further, that: (i) no amendment, waiver or consent shall, unless in writing and signed by each applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) no amendment, waiver or consent which would require the consent of a Lender but for the fact that it is a Defaulting Lender shall be enforced against it without its consent if such amendment, waiver or consent affects such Defaulting Lender in a disproportionate manner. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Lead Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Lead Borrower may replace such non-consenting Lender in accordance with Section 10.13.

Section 10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Lead Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received when sent; provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, “Agent Parties”) have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through electronic telecommunications or other information transmission systems, except for direct or “economic” (as such term is used in Title 18,

United States Code, Section 1030(g)) (as opposed to special, indirect, consequential or punitive) losses, claims, damages, liabilities or expenses to the extent that such losses, claims, damages, liabilities or expenses (x) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document in respect of Borrower Materials made available through electronic telecommunications or other information transmission systems, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to such direct or “economic” damages).

(d) Change of Address, Etc. Each of the Loan Parties, the Administrative Agent, each L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Lead Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrowers or any other Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Lead Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers in the absence of gross negligence or willful misconduct. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or L/C Issuer or by the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13) or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (y) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Holdings and the Lead Borrower jointly and severally agree to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that Holdings and the Lead Borrower shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to any special counsel and up to one local counsel in each applicable local jurisdiction) for all Persons indemnified under this subsection (a) unless, in the written opinion of outside counsel reasonably satisfactory to the Lead Borrower and the Administrative Agent, representation of all such indemnified persons would be inappropriate due to the existence of an actual or potential conflict of interest.

(b) Indemnification. Holdings and the Lead Borrower, jointly and severally, shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonably related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Lead Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Lead Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing brought by a third party or by any Borrower or any other Loan Party or any of such Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that Holdings and the Lead Borrower for any reason fail indefeasibly to pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it or them to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), each L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or an L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or an L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages. To the fullest extent permitted by applicable Law, no Borrower or Indemnitee shall assert, and each Borrower and Indemnitee hereby waives, any claim, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such

Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.04.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Senior Credit Obligations.

Section 10.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower or any other Loan Party is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (ii) each Lender and L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (ii) of the preceding sentence shall survive the payment in full of the Senior Credit Obligations and the termination of this Agreement.

Section 10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Lead Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f), or (iv) to an SPC in accordance with the provisions of Section 10.06(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, is intended to confer, shall be construed to confer, or shall confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section 10.06, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Lead Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Credit Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.06 and, in addition:

(A) the consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under clause (a), (f) or (g) of Section 8.01 has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender (other than a Defaulting Lender);

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Credit Commitment if such assignment is to a Defaulting Lender or to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender;

(C) the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment to a Defaulting Lender or that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment to a Defaulting Lender or in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute (except as otherwise contemplated in the penultimate sentence of Section 10.13) and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Lead Borrower or any of the Lead Borrower’s Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Notes, the Lead Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Lead Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and each Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (y) of the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section 10.06, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Limitation Upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Lead Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Lead Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(i). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Revolving Credit Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Lead Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guaranty or credit or liquidity enhancement to such SPC.

(h) Resignation as an L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b), Bank of America may, (i) upon 30 days’ notice to the Lead Borrower and the Lenders, resign as an L/C Issuer and/or (ii) upon 30 days’ notice to the Lead Borrower, resign as Swing Line Lender. In the event of any such resignation as an L/C Issuer or the Swing Line Lender, the Lead Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Lead Borrower to appoint any such successor shall affect the resignation of Bank of America as an L/C Issuer or the Swing Line Lender, as the case may be. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it which remain outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as the Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (ii) such successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the retiring L/C Issuer and remaining outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Section 10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below) and not to disclose such information, except that Information may be disclosed: (i) to its Affiliates and to it and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) in which case the Administrative Agent or such Lender or L/C Issuer, as applicable, shall notify the Lead Borrower prior to such disclosure, in any case, to the extent legally permissible; (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions at least as restrictive as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c) or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (vii) with the consent of the Lead Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Lead Borrower.

For purposes of this Section, “Information” means all information received from Holdings, the Lead Borrower or any of its Subsidiaries or Related Parties relating to Holdings or the Lead Borrower or any Subsidiary or Related Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender or L/C Issuer on a nonconfidential basis prior to disclosure by Holdings or the Lead Borrower or any Subsidiary other than by breach of this Section 10.07; provided that, in the case of information received from Holdings or the Lead Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, any Agent and any Lender may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the transactions contemplated by this Agreement in the form of a “tombstone” or otherwise describing the names of the Loan Parties, or any of them, and the amount, type and closing date of such transactions, all at their sole expense.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledge that (i) the Information may include material non-public information concerning Holdings, the Lead Borrower or one or more Subsidiaries, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Laws, including Federal and state securities Laws.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or an L/C Issuer, irrespective of whether or not such Lender or L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting

Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Senior Credit Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuers and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuers or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Lead Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the provisions of this Section 10.08, if at any time any Lender, the L/C Issuers or any of their respective Affiliates maintains one or more deposit accounts for any Borrower or any other Loan Party into which Specified Government Accounts are deposited, such Person shall waive the right of setoff set forth herein.

Section 10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Lead Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Senior Credit Obligations hereunder.

Section 10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Senior Credit Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender’s obligations to make, continue or convert to Eurodollar Rate Loans has been suspended pursuant to Section 3.02, if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Lead Borrower the right to replace a Lender as a party hereto (including but not limited to the last paragraph of Section 10.01), then the Lead Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Lead Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);

(iii) in the case of any assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Laws; and

(v) in the case of any replacement of Lenders under the circumstances described in last paragraph of Section 10.01, the applicable amendment, waiver, discharge or termination that the Lead Borrower has requested shall become effective upon giving effect to such replacement (and any related Assignment and Assumptions required to be effected in connection therewith in accordance with this Section 10.13).

In connection with the replacement of a Defaulting Lender pursuant to this Section 10.13, no signature of such Defaulting Lender to the Assignment and Assumption shall be required to properly effect the assignment of Loans held by such Defaulting Lender. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Lead Borrower to require such assignment and delegation cease to apply.

Section 10.14 Governing Law; Jurisdiction Etc.

(a) Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND OTHER THAN AS EXPRESSLY SET FORTH IN SUCH OTHER LOAN DOCUMENTS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500, IN THE CASE OF DOCUMENTARY LETTERS OF CREDIT OR TRADE LETTERS OF CREDIT, AND THE INTERNATIONAL STANDBY PRACTICES 1998 PUBLISHED BY THE INSTITUTE OF INTERNATIONAL BANKING LAW & PRACTICE, INC. (OR SUCH LATER VERSION THEREOF AS MAY BE IN EFFECT AT THE TIME OF ISSUANCE), IN THE CASE OF STANDBY LETTERS OF CREDIT AND, AS TO MATTERS NOT GOVERNED BY SUCH UNIFORM CUSTOMS AND/OR INTERNATIONAL STANDBY PRACTICES, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(b) Submission to Jurisdiction. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) Waiver of Venue. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.15 California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (i) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (ii) without limiting the generality of Section 10.04, the Lead Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

Section 10.16 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Lead Borrower and Holdings acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Bookrunners are arm’s-length commercial transactions between the Lead Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent and the Bookrunners, on the other hand, (B) each of the Lead Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Lead Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent each Bookrunner each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Lead Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Bookrunner in their capacities as Administrative Agent or Bookrunner has any obligation to the Borrowers, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Bookrunner and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, Holdings and their respective Affiliates, and neither the Administrative Agent nor any Bookrunner has any obligation to disclose any of such interests to the Borrowers, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Lead Borrower and Holdings hereby waives and releases any claims that it may have against the Administrative Agent and any Bookrunner with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.18 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.19 USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into Law October 26, 2001) (the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the USA PATRIOT Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the USA PATRIOT Act.

Section 10.20 Intercreditor Agreement. Each Lender hereunder: (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Revolving Facility Collateral Agent (as defined in the Intercreditor Agreement) to enter into the Intercreditor Agreement as Revolving Facility Collateral Agent and on behalf of such Lender. The foregoing provisions are intended as an inducement to the Term Debt Parties (as defined in the Intercreditor Agreement) to enter into the arrangements contemplated by the Term Debt Documents (as defined in the Intercreditor Agreement) and the Term Debt Parties are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

Section 10.21 Amendment and Restatement.

(a) This Agreement and the other Loan Documents amend and restate the Existing Credit Agreement and the “Loan Documents” (as defined in the Existing Credit Agreement). All rights, benefits, indebtedness, interests, liabilities and obligations of the parties to the Existing Credit Agreement and the agreements, documents and instruments executed and delivered in connection with the Existing Credit Agreement (collectively, the “Existing Loan Documents”) are hereby renewed, amended, restated and superseded in their entirety according to the terms and provisions set forth herein and in the other Loan Documents (except to the extent otherwise set forth in the Loan Documents). This Agreement does not constitute, nor shall it result in, a waiver of or release, discharge or forgiveness of any amount payable pursuant to the Existing Loan Documents or any indebtedness, liabilities or obligations of the Loan Parties thereunder, all of which are renewed and continued and are hereafter payable and to be performed in accordance with this Agreement and the other Existing Loan Documents (except to the extent otherwise set forth in the Loan Documents). Neither this Agreement nor any other Loan Document extinguishes any Loans, Letters of Credit or other indebtedness or liabilities outstanding in connection with the Existing Loan Documents, nor do they constitute a novation with respect thereto.

(b) All security interests, pledges, assignments and other Liens and Guaranties previously granted by any Loan Party pursuant to the Existing Loan Documents are hereby renewed and continued (except to the extent otherwise set forth in the Loan Documents), and all such security interests, pledges, assignments and other Liens and Guarantees shall remain in full force and effect as security for the Finance Obligations in the manner set forth in the Existing Loan Documents.

(c) Amounts in respect of interest, fees and other amounts payable to or for the account of the Administrative Agent, the L/C Issuers and the Lenders shall be calculated (i) in accordance with the provisions of the Existing Credit Agreement with respect to any period (or a portion of any period) ending prior to the Closing Date, and (ii) in accordance with the provisions of this Agreement with respect to any period (or a portion of any period) commencing on or after the Closing Date.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SKY ACQUISITION LLC,

By:	/s/ Chris A. Karkenny
Name: Chris A. Karkenny
Title: Executive Vice President and Chief
Financial Officer

APRIA HEALTHCARE GROUP INC., as Lead Borrower

By:	/s/ Robert S. Holcombe
Name: Robert S. Holcombe
Title: Executive Vice President, General
Counsel and Secretary

[Signature Page to the ABL Credit Agreement]

APRIA HEALTHCARE, INC.
APRIACARE MANAGEMENT SYSTEMS, INC. APRIADIRECT.COM, INC.
APRIA HEALTHCARE OF NEW YORK STATE, INC.
AHNY-IV LLC
AHNY-DME LLC
VALESCENT HEALTH LLC
CORAM, INC.
as Borrowers

By:	/s/ Robert S. Holcombe
Name: Robert S. Holcombe
Title: Executive Vice President

[Signature Page to the ABL Credit Agreement]

CORAM CLINICAL TRIALS, INC.

T2 MEDICAL, INC.

CORAM SPECIALTY INFUSION SERVICES, INC.

CORAM HEALTHCARE CORPORATION OF ALABAMA

CORAM HEALTHCARE CORPORATION OF FLORIDA

CORAM HEALTHCARE CORPORATION OF GREATER D.C.

CORAM HEALTHCARE CORPORATION OF GREATER NEW YORK

CORAM HEALTHCARE CORPORATION OF INDIANA

CORAM HEALTHCARE CORPORATION OF MICHIGAN

CORAM HEALTHCARE CORPORATION OF MISSISSIPPI

CORAM HEALTHCARE CORPORATION OF NEVADA

CORAM HEALTHCARE CORPORATION OF NORTHERN CALIFORNIA

CORAM HEALTHCARE CORPORATION OF SOUTH CAROLINA

CORAM HEALTHCARE CORPORATION OF SOUTHERN CALIFORNIA

CORAM HEALTHCARE CORPORATION OF SOUTHERN FLORIDA

CORAM HOMECARE OF MINNESOTA, INC.

CORAM ALTERNATE SITE SERVICES, INC.

CORAM HEALTHCARE CORPORATION OF MASSACHUSETTS

CORAM HEALTHCARE CORPORATION OF NEW YORK

CORAM HEALTHCARE CORPORATION OF NORTH TEXAS

CORAM HEALTHCARE CORPORATION OF UTAH

CORAMRX, LLC

CORAM HEALTHCARE OF WYOMING, L.L.C. HEALTHINFUSION, INC.

H.M.S.S., INC.

CORAM SERVICE CORPORATION

as Borrowers

By:	/s/ Michael S. Dell
Name: Michael S. Dell
Title: Vice President, General Counsel &
Secretary

[Signature Page to the ABL Credit Agreement]

BANK OF AMERICA, N.A., as L/C Issuer

By:	/s/ Adam Seiden
Name: Adam Seiden
Title: Vice President

BANK OF AMERICA, N.A., as Swing Line Lender

By:	/s/ Adam Seiden
Name: Adam Seiden
Title: Vice President

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Adam Seiden
Name: Adam Seiden
Title: Vice President

BANK OF AMERICA, N.A., as Collateral Agent

By:	/s/ Adam Seiden
Name: Adam Seiden
Title: Vice President

BANK OF AMERICA, N.A., as an initial Lender

By:	/s/ Adam Seiden
Name: Adam Seiden
Title: Vice President

[Signature Page to the ABL Credit Agreement]

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as an initial Lender

By:	/s/ Christopher Kelly Wall
Name: Christopher Kelly Wall
Title: Managing Director

[Signature Page to the ABL Credit Agreement]

BARCLAYS BANK PLC, as an initial Lender

By:	/s/ Craig Malloy
Name: Craig Malloy
Title: Director

[Signature Page to the ABL Credit Agreement]